  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1997
                                                    REGISTRATION NO. 333-18529
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                    ------
                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                             IAT MULTIMEDIA, INC.
               (Name of Registrant as Specified in Its Charter)

             Delaware                           7371                     13-3920210
   (State or Other Jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)     Identification No.)

                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300 Vogelsang-Turgi, Switzerland
                             (011)(41)(56) 223-5022
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                     ------
                                   Viktor Vogt
                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300 Vogelsang-Turgi, Switzerland
                             (011)(41)(56) 223-5022
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                     ------
                                   Copies to:
      Malcolm I. Ross, Esq.                   Sheldon E. Misher, Esq.
        Baker & McKenzie               Bachner, Tally, Polevoy & Misher LLP
        805 Third Avenue                        380 Madison Avenue
    New York, New York 10022                 New York, New York 10017
         (212) 751-5700                           (212) 687-7000

                                    ------

   Approximate Date of Commencement Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                    ------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


=============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION -- DATED FEBRUARY 25, 1997
PROSPECTUS


                             IAT MULTIMEDIA, INC.
                       3,100,000 shares of Common Stock

   IAT Multimedia, Inc., a Delaware corporation (the "Company"), hereby offers 3,100,000 shares of its Common Stock, par value $.01 per share (the "Common Stock").


   Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol IATA, and may apply for trading privileges for the Common Stock on the over the counter trading system of the Frankfurt and Berlin Stock Exchanges. It is anticipated that the initial public offering price will be $6.00 per share of Common Stock. See "Underwriting" for a discussion of factors considered in determining the initial public offering price.


   The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors," which begin on page 11, and "Dilution."

                                      ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                  Price to      Underwriting Discounts    Proceeds to
                   Public        and Commissions (1)      Company (2)
------------------------------------------------------------------------------
Per Share  ...       $                   $                     $
------------------------------------------------------------------------------
Total (3)    .     $                   $                     $
==============================================================================

(1) Does not include additional compensation to be received by Royce Investment Group, Inc., the representative of the Underwriters (the "Representative") and Continental Broker-Dealer Corp. (collectively, the "Underwriters") in the form of (i) a non-accountable expense allowance of
    $    , or $     per share of Common Stock ($     if the over-allotment
    option is exercised in full) and (ii) warrants to be issued to the Underwriters or their designees, to purchase up to 310,000 shares of
    Common Stock at $   per share (the "Underwriters' Warrants"). In
    addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $     payable by the Company,
    including the Underwriters' non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 465,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
    will be $    , $     and $    , respectively. See "Underwriting."

   The shares of Common Stock are being offered on a "firm commitment" basis by the Underwriters when, as and if delivered and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the Common Stock will be made against payment at the offices of Royce Investment Group, Inc., 199 Crossways Park Drive,
Woodbury, New York, 11797, on or about      , 1997.

ROYCE INVESTMENT GROUP, INC.                   CONTINENTAL BROKER-DEALER CORP.

                  The date of this Prospectus is      , 1997

[PHOTO - Researcher using tele-microscope and computer screen showing remote picture]

     Caption 1:

     IAT is developing, in conjunction with Olympus, systems for tele-microscopy and tele-endoscopy using Texas Instruments' TMS320C80 programable digital signal processor (the "C8x"). These systems allow instant collaboration between healthcare professionals, saving valuable time in patient diagnosis and treatment.


[PHOTO - IAT multimedia kiosk]

     Caption 2:

     A multimedia kiosk developed by IAT, Deutsche Telekom and IBM, incorporating Texas Instruments' C8x digital signal processor, provides consumers with customized product information as well as instant video conferencing with a trained teleconsultant. Information on the kiosk is updated remotely, with one authoring system providing content to many kiosks."

      Joint Development                        Joint Development with IBM and
      with Olympus                             Deutsche Telekom

                                      IAT
                    -----------------------------------------
                             THE ELECTRONIC MEETING

                       Customized Solution for MAN Roland


[PHOTO - showing tele-consultant, photo showing remote site and graphics showing satellite and ISDN links.]

     Caption 3:

     MAN Roland, a subsidiary of MAN, a Multinational German conglomerate uses an IAT customized solution to maintain and inspect high output printing presses. MFKS technology is also being used in tele-surveillance by Grundig, a Multinational German conglomerate as well as for document analysis by the Police Department of Zurich, Switzerland.

                                     ------

   Upon completion of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountant and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
                                    ------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The Company is organized under the laws of the State of Delaware. Investors in the Common Stock will be able to effect service of process in the United States upon the Company and may be able to effect service of process upon its directors. However, the Company is primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of the assets of the Company are located outside the United States. In addition, all of the Company's four directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against the Company's, the foreign directors' and officers' assets.


   The Company has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts, against Multimedia's subsidiaries and against shareholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Switzerland. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland.

   The Company has been advised by its counsel, Dr. Schackow & Partner, that there is doubt as to the enforceability in Germany in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States against Multimedia's subsidiaries and against shareholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany.
                                    ------

   Amounts and percentages appearing in this Prospectus may not total due to rounding.
                                    ------

   Prospective investors are cautioned that the statements in this Prospectus that are not historical facts may be "forward-looking statements" that are subject to risks and uncertainties. Such forward-looking statements, include statements regarding, among other items, the Company's growth strategy, future products, sales, ability to market products and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors including, but not limited to, the Company's ability to successfully complete the development of its third generation products, the ability to achieve market penetration, the need for additional financing, intense competition in various aspects of its business, the Company's ability to expand into the United States, its dependence on key personnel, and other factors described in the Risk Factors section and elsewhere herein.

                     [This Page Intentionally Left Blank.]

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) gives effect to a 0.94697 for one reverse stock split effected in December 1996 (the "Reverse Stock Split"), (ii) assumes an initial public offering price of $6.00 per share of Common Stock, (iii) assumes no exercise of the Underwriters' over-allotment option or the Underwriters' Warrants and
(iv) gives effect to the automatic conversion, upon the consummation of this Offering, of 1,875,000 shares of Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock") issued in Multimedia's private placement in October 1996 (the "Private Placement"), into an equal amount of shares of Common Stock. Unless the context otherwise requires, "Multimedia" refers to IAT Multimedia, Inc. and the "Company" or "IAT" refers to IAT Multimedia, Inc. and its subsidiaries. Investors should consider carefully the information set forth under "Risk Factors." The Company's functional currency is the Swiss Franc. Foreign currency amounts in the Company's Financial Statements (as hereinafter defined) and elsewhere in this Prospectus have been converted into U.S. dollars. See "Note 2 -- Consolidated Financial Statements of the Company." Certain terms used herein have the meanings assigned to them in the Glossary.


                                 THE COMPANY

   The Company develops, manufactures and markets customizable high quality visual communications systems for use in desktop computers which permit users to hold multi-point video conferences in two or more locations, as well as providing additional video, audio and data transfer features not available in traditional video conferencing systems. Unlike traditional video conferencing companies, the Company's focus is on high quality system solutions. The Company believes that the needs of its target customers cannot be addressed by currently available lower quality software-only products (including Internet products) or by high quality traditional video conferencing products. In addition to providing audio and video images of the other participants in the tele-conference, the Company's systems are also capable of simultaneously providing images and data in windows on the computer screen which can be viewed by all participants in the video conference and permit users at remote computer terminals to modify data and manipulate images through the operation of apparatus, such as microscopes and video cameras. These systems, which include both proprietary and third-party software and hardware, are inter-operable with products from certain vendors and comply with all relevant international standards, including H.320. The Company sells its systems and kits to end-users in a variety of industries and to OEMs and integrators. The Company has sold an aggregate of approximately 500 systems and kits, including pilot projects, since 1990.

   The Company's technology has been developed with several companies, which the Company, based on various agreements, considers to be its strategic partners ("Strategic Partners"), including Deutsche Telekom ("DT"), Texas Instruments ("Texas Instruments"), IBM Deutschland Informationssysteme GmbH ("IBM Germany") and Olympus Optical Co. (Europe) GmbH ("Olympus"). The Company believes that its technology can produce substantially higher quality image and video transmissions, including reduced noise and artifacts, truer color representation and higher frame rates, than software-only products and low cost hardwired systems, while using less of the computing power of the host desktop computer which permits other applications to continue to operate without interruption. In addition, the Company's new generation of systems currently being developed is based on a programmable digital signal processor which provides flexibility for adapting to new algorithms, standards or user requirements. The Company believes that the high image quality and other features provided by the Company's systems will meet the requirements of various professional users including tele-medicine (i.e., transferring microscope, x-ray, video or other diagnostic images for evaluation by a physician at a remote site) and tele-surveillance (i.e., remote viewing and control of surveillance cameras and remote access control). In excess of $18 million was invested in the Company by its stockholders and the Company has invested approximately $10 million in the research and development of its technology (including approximately $4 million in participations from the Company's Strategic Partners). This investment does not include additional amounts invested directly by the Company's Strategic Partners in the development of their components used in the Company's systems.

   The Company believes that the multimedia communications market will be divided between mass-market low quality software-only solutions and high quality system solutions which principally utilize hardwired processors. The Company believes that mass market solutions do not meet the needs of its potential customers because of the lower quality image and video transmissions and that hardwired processors are inflexible and difficult to adapt to new algorithms and standards. In addition, the Company believes that its use of programmable digital signal processors combined with its proprietary technology offers a competitive advantage over competitors using hardwired chips or software-only solutions. The Company is not aware of other companies which offer similar customized complete systems at comparable prices.

   The Company has developed two generations and is currently developing a third generation of its technology. The first generation was developed using a large number of computer boards and readily available components as the Company's initial entry in the visual communications field and to assess customer needs. The second generation, utilized in the Company's current systems, is characterized by a substantially reduced number of computer boards and improved capabilities. These systems use a combination of fully programmable digital signal processors and less-flexible hardwired processors. The second generation systems have inherently high prices per unit. For example, the Company's second generation MFKS Vision and Live multifunctional communications systems ("MFKS") have average wholesale prices of approximately $6,500 to $20,000 per system (depending on the composition of systems required by the user). Third generation systems, which the Company expects to begin shipping in 1997, utilize Texas Instruments' TMS320C80 programmable digital signal processor (the "C8x") and are designed for commercial production with target wholesale sales prices of approximately $1,500 to $8,000 per system for corresponding MFKS systems. The Company believes that its third generation of systems will be its first systems which have the potential for widespread commercialization and that increasing sales of these products will result in corresponding decreases in sales, and eventual phasing out, of its second generation products.

   The Company's existing products include the MFKS Vision and Live multi-functional communications system and the MIKS Interactive Kiosk ("MIKS"). MFKS is a high quality visual communications system which combines hardware and software for use in desktop computers and permits users to hold multi-point video conferences with simultaneous video, audio and data transfer. MIKS is an electronic kiosk system which allows consumers to access information stored in the electronic kiosk or in remote locations, including high quality video, while allowing instant contact to a video conference with a tele-consultant who has full access to the images and data seen by the consumer.

   The Company developed its MFKS systems jointly with DT. The Company offers MFKS 128 systems which include software, two computer boards and two optional computer boards and MFKS 384 systems which include six to nine computer boards. These systems permit tele-conferencing and simultaneous full screen video with a second smaller video window ("PIP"), audio and data communications on a desktop computer and, in the case of MFKS 384 systems, the ability to view two full-screen video windows simultaneously. The Company believes that the combination of the tele-conference and additional functions performed by its MFKS systems provide features required by professional users and not generally available in existing tele-conferencing systems. MFKS systems are currently used by DT for administrative tasks; by customers of DeTeSystems, an integrator and affiliate of DT, for a variety of tasks in different industries; by MAN Roland for tele-servicing of large, high-speed printing presses; by Grundig for tele-surveillance in an underground subway system; by the water quality control industry for visual water testing from remote sites; and by hospitals for pilot projects in tele-microscopy and tele-endoscopy.

   The Company is jointly developing base hardware and software with Texas Instruments and DT for its third generation MFKS system incorporating the C8x which will allow for easier upgrades than systems using hardwired chips. These new systems will provide all of the functions of the corresponding existing second generation systems at substantially lower target prices. The third generation MFKS 128 uses a single proprietary computer board while the third generation MFKS 384 system only requires three computer boards. The Company expects to release the third generation of MFKS systems in 1997 jointly with certain of its Strategic Partners. In addition to complete systems, the Company offers MFKS kits utilizing its existing second generation technology to OEMs and integrators and expects to begin offering kits utilizing its third generation technology in 1997. No assurance can be given that such systems or kits will be introduced on a timely basis, if at all, or that such systems will be accepted by the market.

   The Company is presently working with Olympus to integrate MFKS systems into tele-microscopes. These products are expected to allow physicians in different locations to engage in a video conference while concurrently reviewing microscopic slides, and in some models, to remotely operate the microscope. The Company does not believe that the images from current visual communications systems provide sufficient image quality to transmit pictures of microscopic slides which would permit their use for diagnosis. The Company believes that the high quality images produced by the MFKS system offer images with resolutions and life-like colors sufficient for medical diagnoses.

   In addition, the Company is jointly developing with the Technical University of Berlin proprietary wavelet data compression technology, which the Company believes will almost eliminate the time delay in viewing still images which are transmitted by visual communications systems and that this reduction will make the Company's MFKS systems more attractive. The Company believes that it will be able to offer wavelet compression in its MFKS systems beginning in 1997 and that one of the first applications for this technology will be in the tele-microscopes being jointly developed with Olympus.

   MIKS was jointly developed with DT and IBM Germany. MIKS consists of consumer electronic kiosks, tele-consultant stations, an authoring system, a proprietary database management system and related proprietary software. The Company believes MIKS systems can enable companies to more efficiently utilize their personnel and to rapidly collect market information on consumers using the electronic kiosks. The authoring system reduces the cost and time to develop menus and pages for electronic kiosk displays. The Company's proprietary database management system allows rapid and accurate updating of information stored in the electronic kiosks and collection of consumer data. The Company's second generation MIKS system requires two desktop computers per electronic kiosk and has an average retail price of approximately $45,000 per electronic kiosk. To date, the Company has only installed pilot MIKS systems. The Company, IBM and DT are jointly developing the third generation MIKS systems which will reduce the hardware demands to only one desktop computer with two proprietary computer boards per electronic kiosk. The Company has a target retail price for the third generation MIKS system is approximately $20,000 per electronic kiosk and expects to begin selling third generation MIKS systems in 1997. No assurance can be given that such systems will be introduced on a timely basis, if at all, or that such systems will be accepted by the market.

   The Company's systems are flexible and can be configured in a variety of ways to meet the requirements of specific customers. The Company, on a project by project basis, designs systems which provide solutions on a customized basis for the specific requirements of particular customers.

   The Company currently markets, its products, both through its own sales staff and through certain of its Strategic Partners, primarily in Europe. A substantial part of the potential market for the Company's products are in the United States due to the geographic spread, technological sophistication and number of potential users of the Company's products. Entering into the United States market is a fundamental part of the Company's strategy. The Company intends to expand its marketing efforts, both by expanding its sales and marketing staff in Europe as well as establishing an office and a sales and marketing staff in the United States during 1997. The Company continually evaluates potential strategic partners for additional applications and broader marketing of IAT's technology. The Company may make acquisitions or other investments or may enter into joint venture agreements for strategic reasons.

   The Company was incorporated in Delaware in September 1996 as a holding company for the existing business of IAT AG ("IAT AG") and IAT Deutschland GmbH Interaktive Medien Systeme ("IAT Germany") which were organized in 1989 and 1991, respectively. IAT AG is a wholly-owned subsidiary of IAT and IAT Germany is a 74.9% subsidiary of IAT AG. HIBEG, a wholly-owned subsidiary of the fed-eral state of Bremen, Germany which promotes business, is the holder of 25.1% of the outstanding share capital of IAT Germany. The Company's executive offices are located at Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300, Vogelsang-Turgi, Switzerland and its telephone number is (011)(41)(56) 223-5022. The Company intends to establish a Web site and IAT Germany maintains a Web site at http://www.iatgmbh.de.

                                 THE OFFERING

Securities Offered ............  3,100,000 shares of Common Stock.

Common Stock Outstanding
  Before the Offering .........  6,250,000 shares (1)(2)

Common Stock Outstanding
  After the Offering...........  9,350,000 shares (2)(3)


Use of Proceeds................  Net proceeds of the Offering are expected to be approximately $16.0 million, assuming a price per share of Common Stock of $6.00. The Company plans to use approximately $6.0 million for research and development, approximately $1.6 million for repayment of loans made by stockholders of the Company, and payment of a dividend on the Series A Preferred Stock and $400,000 for payment to General Capital pursuant to the provisions of the Marketing Agreement (as defined herein). The remaining approximately $8.0 million will be used for working capital and general corporate purposes including increases in sales staff and expansion in the United States and possible acquisitions, other investments or joint venture agreements. See "Risk Factors -- Benefits of the Offering to Insiders," "Use of Proceeds," "Business -- Strategy" and "Certain Transactions."


Dividends......................  The Company has never paid cash dividends on its Common Stock and does not anticipate or intend paying cash dividends in the foreseeable future on its Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

------
(1) Excludes (i) 1,875,000 shares of Common Stock issuable upon exercise of warrants issued to the holders of Series A Preferred Stock (the "Investor Warrants"), (ii) 473,485 shares of Common Stock issuable upon exercise of warrants issued to certain stockholders of the Company (the "Stockholder Warrants") and, (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted.

(2) Includes 500,000 shares of Common Stock which the existing stockholders have deposited into escrow (the "Escrow Shares"). The Escrow Shares will be subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to operations, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to the Company's officers, directors and employees. See "Risk Factors -- Charge to Earnings in the Event of Release of Escrow Shares" and "Principal Stockholders -- Escrow Shares."

(3) Excludes (i) up to 465,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option, (ii) 310,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, (iii) 1,875,000 shares of Common Stock issuable upon exercise of the Investor Warrants, (iv) 473,485 shares of Common Stock issuable upon exercise of the Stockholder Warrants and (v) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted.

Quotation.....................  The Company has applied for quotation of the
                                Common Stock on the Nasdaq National Market and the Company may apply for trading privileges for the Common Stock on the over the counter trading system of the Frankfurt and Berlin Stock Exchanges. There can be no assurance that the Company will be successful in obtaining such trading privileges and that if obtained, they will be maintained.

Proposed Nasdaq National
   Market Symbol.............   IATA

Proposed Frankfurt Stock
  Exchange Symbol ...........   IATA.F

Proposed Berlin Stock Exchange
 Symbol......................   IATA.BE

Risk Factors.................   This Offering involves a high degree of risk and
                                immediate substantial dilution. See "Risk
                                Factors" and "Dilution."

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION


   The following historical financial data have been derived from historical consolidated financial statements of the Company that have been audited by Rothstein, Kass & Company, independent auditors (the "Consolidated Financial Statements"). Multimedia was formed in September 1996 as a holding company for the existing operations of IAT AG and IAT Germany.


   The following summary consolidated financial information is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                      Year Ended December 31,
                                               -------------------------------------
                                                   1994         1995         1996
                                                ----------   ----------    ----------
                                               (In thousands, except per share data)
Statement of Operations Data:
Net sales  ..................................    $ 1,053      $ 1,510       $ 1,193
Cost of sales  ..............................        700          968           811
                                                ----------   ----------    ----------
Gross margin  ...............................        353          542           382
                                                ----------   ----------    ----------
Operating Expenses:
Research and development costs  .............      2,269        2,531         2,729
Less participations received  ...............     (2,207)        (868)         (398)
                                                ----------   ----------    ----------
Research and development costs, net  ........         62        1,663         2,331
Selling, general and administrative expenses       1,538        2,640         2,957
                                                ----------   ----------    ----------
Operating loss  .............................    $(1,247)     $(3,761)      $(4,906)
                                                ==========   ==========    ==========
Net loss  ...................................    $(1,335)     $(3,730)      $(5,108)
                                                ==========   ==========    ==========

Net loss per common share  ..................    $ (0.33)     $ (0.77)      $ (0.89)
Weighted average number of shares
  outstanding ...............................      4,000        4,837         5,750




                                                    December 31,
                                       ---------------------------------------
                                          1995                 1996
                                                     -------------------------
                                                                       As
                                         Actual       Actual     Adjusted (1)
                                        ---------    ---------     -----------
                                                   (In thousands)
Balance Sheet Data:
Current assets  ...................     $ 1,489       $ 1,204       $15,798
Working capital (deficiency)  .....      (1,106)       (2,728)       13,113
Total assets  .....................       2,056         2,216        16,934
Total liabilities  ................       2,944         4,896         3,649
Series A Preferred Stock  .........                     1,400            --
Stockholders equity
  (deficiency)(2) .................        (888)       (4,080)       13,285



------
(1) Gives effect to the net proceeds of $16,000,000 from the sale of 3,100,000 shares of Common Stock at an assumed price per share of $6.00, the payment of $400,000 pursuant to the Marketing Agreement, the automatic conversion of 1,875,000 shares of Series A Preferred Stock into 1,875,000 shares of Common Stock upon the consumation of this Offering, the receipt of an aggregate of approximately $500,000 of stockholder loans received subsequent to December 31, 1996, and the repayment of an aggregate of approximately $1,607,000 of stockholder loans, the payment of approximately $35,000 for dividends on Series A Preferred Stock and the payment of certain Offering expenses aggregating approximately $137,000 prior to December 31, 1996.

(2) Includes 500,000 Escrow Shares. See "Principal Stockholders -- Escrow Shares." Excludes (i) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted, (ii) 310,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, (iii) 1,875,000 shares of Common Stock issuable upon exercise of the Investor Warrants, (iv) 473,485 shares of Common Stock issuable upon exercise of the Stockholder Warrants and (v) 465,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

                                 RISK FACTORS

   The securities offered hereby are speculative in nature and an investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors are cautioned that the statements in this Prospectus that are not historical facts may be forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements, including statements regarding, among other items, the Company's growth strategy, future products, sales, ability to market products and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors including, but not limited to, the Company's ability to successfully complete the development of its third generation products, the ability to achieve market penetration, the need for additional financing, intense competition in various aspects of its business, the Company's ability to expand into the United States, its dependence on key personnel, and other factors described in the Risk Factors sections set forth below and elsewhere herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact take place or prove to be accurate. In addition to the other information contained in this Prospectus (including the Financial Statements and the notes thereto), prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered hereby.


   History of Operating Losses. The Company incurred net losses of approximately $1.3 million, $3.7 million and $5.1 million in the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1996, the Company had an accumulated deficit of approximately $12.3 million and a stockholder's deficiency of approximately $4.1 million. While the Company's products have been marketed for several years, the Company's products are still in the development stage and have generated limited sales to date which has resulted in operating losses. The Company is in the process of developing a third generation of its products which it expects to release during 1997. However, there can be no assurance that the products incorporating the Company's third generation technology will be completed, will be released in a timely manner, can be manufactured at the anticipated reduced costs, will be sold at the reduced purchase price or will achieve market acceptance and penetration. In the years ended December 31, 1994, 1995 and 1996, the Company made significant expenditures of approximately $62,000, $1.7 million and $2.3 million for product development and expects that it will be required to continue to invest heavily in product development and marketing programs in order to be competitive in a rapidly developing technology market and to capture market share in the segments of the multimedia market in which it seeks to compete. As a result, the Company may incur further losses in the future. There can be no assurance that the Company will achieve profitable operations in any future period, if at all.


   Multimedia's subsidiaries are subject to German and Swiss law, which require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of the company's obligees are covered by the assets of those companies. Such measures include, among others, increasing paid-in capital or obtaining declarations from the obligees which subordinate their claims. If those measures are not taken, the board of directors of the subsidiaries must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. Between May 1992 and April 1993, in accordance with Swiss law, IAT AG underwent a financial reorganization. IAT AG filed and was granted an application for a stay of payment with the applicable court in Switzerland and eventually reached a court-approved agreement with its unsecured creditors to accept forgiveness of 90% of their claims and to be paid the remaining 10%. In addition, IAT AG also altered its capital structure in June 1993. Since 1993 and in compliance with Swiss law, IAT AG took steps to safeguard the interests of its creditors and to raise capital to fund its operations by obtaining unsecured subordinated loans from stockholders of Multimedia (former stockholders of IAT AG) and by obtaining additional shareholder equity by increasing the share capital of IAT AG, which according to Swiss law is required to be fixed. For more specific information regarding the measures taken, see "Certain Transactions." The Company continues to undertake measures to obtain and maintain operating funds. In connection therewith, the Company expects to obtain an aggregate of approximately $500,000 in stockholder loans from Vertical Financial Holdings ("Vertical"), Walther Glas Gmbh ("Walther Glas") and Messrs. Vogt and Sippel in early February 1997 which the Company expects will be sufficient to fund its operations only until the end of February 1997 at which time the Company will have exhausted its operat-ing funds without the proceeds of this Offering. While IAT AG and IAT Germany have successfully undertaken these measures in the past, there can be no assurance that such measures will not have to be undertaken in the future or that the corporate existence of IAT AG and IAT Germany can be maintained. Failure to maintain such corporate existence would have a material adverse effect on the Company. See "Certain Transactions."


   Substantial Doubt as to Ability to Continue as a Going Concern. Potential investors should be aware that the report of the Company's independent certified public accountants relating to the Company's December 31, 1996 Consolidated Financial Statements contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern as a result of the Company's recurring losses and working capital and stockholder's deficits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 10 -- Consolidated Financial Statements of the Company."


   Dependence Upon Agreements. The Company's ability to develop, modify, market and distribute its products derives in large part from its agreements with Texas Instruments, DT, IBM Germany and Olympus. These agreements do not grant the Company exclusive licenses, and the Company's Strategic Partners may, at any time, develop products or technology which compete with those of the Company. In addition, the Company's Strategic Partners may, under certain circumstances grant licenses to other companies, including competitors of the Company, to develop, sell and sublicense versions of the products developed in conjunction with the Company. The Company intends to use the technology developed with its Strategic Partners to design high quality systems which provide solutions tailored to the requirements of particular customers of the Company. As a result, the Company may need to collaborate with its Strategic Partners to create solutions, which could require the Company to enter into new agreements with its Strategic Partners. There can be no assurance that the Company will be able to enter into such agreements in the future or that such agreements will contain terms acceptable or beneficial to the Company.


   The Company's agreements with its Strategic Partners generally have fixed terms and, unless extended, many of the agreements may terminate during this year. There can be no assurance that these agreements will be extended or renewed or if they are renewed that the terms will be acceptable or beneficial to the Company. In addition, the Company may determine that additional agreements with its existing Strategic Partners or future partners may be necessary. Failure to extend or renew these agreements or enter into new agreements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Agreements with Strategic Partners."


   Limited Proprietary Protection. The Company's success is heavily dependent upon its proprietary technology. The Company currently has no patents and relies primarily on copyright, trademark and trade secrets law, as well as third-party non-disclosure agreements, to protect its intellectual property. The Company intends to apply for patents on certain aspects of its technology. However, there can be no assurance that such patents will be granted or, if granted, that such patents will provide protection against infringement. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.

   Substantially all of the Company's revenues in the years ended December 31, 1995 and 1996 were generated from operations located in Germany and Switzerland, where the Company believes that regardless of differences in legal systems, it enjoys substantially equivalent protection for its proprietary protection rights as it would in the United States. However, the laws of some foreign countries where the Company may in the future sell its products, may not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

   Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. There can be no assurance that any such litigation would be successful. Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company has not been charged with infringement of any proprietary rights of others; however, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the Company's industry have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In addition, patents held by third parties in certain countries may require the Company to obtain a license or may prevent it from marketing certain solutions in such countries. The Company is aware of one patent in the United States held by a third-party which has claims related to tele-pathology including using remote control microscopes. While the Company does not believe that the U.S. patent will have a significant impact on the sales of the Company, there can be no assurance that infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may be required to seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."


   Further Development; Need for Additional Financing. The Company's business will continue to require additional expenditures for research and development, sales and marketing, the expansion into the United States and, to the extent losses continue, working capital. The Company intends to use a portion of the proceeds of this Offering for the repayment of certain stockholder loans, the payment of a dividend on the Series A Preferred Stock and the payment of a fee pursuant to the Marketing Agreement. The Company anticipates that the remaining proceeds of this Offering will be sufficient to fund its operations for the 18 month period following this Offering, although the Company's capital requirements are subject to numerous contingencies associated with the early-stage of the Company's third generation products. The Company's existing bank lines of credit in the aggregate amount of approximately $2.1 million are due on demand and there can be no assurance that the Company's lenders will continue to extend credit to the Company. In addition, in the event of delays or unanticipated expenses associated with the Company's third generation products, and after the 18 month period following this Offering, in the event sales do not increase sunstantially and cash flow generated from future operations is not sufficient to fund ongoing operations, the Company will require additional financing. The Company has no commitments to obtain additional financing and there can be no assurance that such financing will be available on terms that are satisfactory to the Company, or at all. Failure to obtain such additional financing on terms that are satisfactory to the Company, or at all, could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


   Developing Market. The multimedia communications market has only recently begun to develop, continues to be defined, is evolving rapidly and is characterized by a large number of market entrants. Moreover, the Company intends to market its technology and its products to the professional market which is not currently utilizing visual communications systems. The Company believes that this market requires high quality systems which provide solutions tailored to its requirements and contain higher quality image and video transmissions, including reduced noise and artifacts, true color representation and higher frame rates, than traditional video conferencing communications systems. Such market includes customers using tele-medicine and tele- surveillance. The Company's success in this market will be dependent in part upon its ability, and in certain cases, the ability of its Strategic Partners, to convince potential customers that the Company's products satisfy their needs and to purchase those products. In addition, the Company has only released pilots of its MIKS Interactive Kiosk systems to customers, such as supermarkets, airports and train stations, for evaluation, and has not had any commercial sales of such product to date. There can be no assurance that potential customers in this market will accept the Company's technology and products, that the Company will be successful in creating solutions tailored to the requirements of these potential customers or that a market for the Company's products will become established. In addition, the Company's future success will depend in large part on the continued expansion of the multimedia communications market in general, the expansion of the professional market specifically, the identification of customers with technological requirements which can be met by the Company's systems in particular and the acceptance of the Company's systems. As is typical in a rapidly evolving industry, demand for and acceptance of products are subject to a high level of uncertainty. Certain factors, including the incompatibility of the Company's current visual communications systems with certain vendors' video conferencing products, the level of technical skill required by the operator of the Company's systems and the willingness on the consumer's part to await the next generation of more advanced equipment may limit demand for and acceptance of the Company's products. In addition, sales of systems introduced into the multi-media communications market requires intense effort over long periods of time.

   Furthermore, new customers typically acquire a pilot system to evaluate before purchasing systems. In many cases, customers need to purchase a number of systems to meet their requirements and such purchases require the approval of the customer's senior management or board of directors prior to the purchase, which could lead to delays in the purchase or, in some cases, eliminate decisions to purchase the Company's products. See "-- Dependence on New Products and Rapidly Developing Technologies."

   Dependence on New Products and Rapidly Developing Technologies. While the Company's products have been marketed for several years, the Company's products have generated limited sales to date. While the prices of the Company's products vary with the composition of systems required by the user, the Company's second generation MFKS systems had average wholesale prices of approximately $6,500 to $20,000 (depending on the composition of systems required by the user). Because of the costs of manufacturing the second generation and the resulting sales price, the Company does not believe that it could achieve market penetration in the market for which its products are intended. The Company expects to release the third generation of MFKS systems in 1997 at target wholesale prices of approximately $1,500 per system ($1,000 to OEMs in quantity) for the single board MFKS 128 system and approximately $6,500 per system ($3,500-$4,500 to OEMs depending on the composition of systems required by the user) for the MFKS 384 system. To date, the Company has only installed pilots of its second generation MIKS Interactive Kiosk systems which sell for a retail price of approximately $45,000 per electronic kiosk. The Company intends to introduce its third generation of MIKS Interactive Kiosks during 1997 at a retail price of approximately $20,000. In addition, the Company intends to use the technology developed with its Strategic Partners and its basic MFKS Vision and Live and MIKS Interactive Kiosk systems to design solutions tailored to the requirements of particular customers of the Company. The Company expects that the introduction of its third generation products and increasing sales of these products will result in corresponding decreases in sales, and eventual phasing out, of its second generation products. There can be no assurance that the third generation of MFKS Vision and Live or MIKS Interactive Kiosk will be completed, will be released in a timely manner, can be manufactured at the anticipated reduced costs, will be sold at the reduced purchase price or will achieve market acceptance and penetration. Furthermore, if the market for these products is established, competitors of the Company may develop and manufacture products similar to the Company's products and may be able to manufacture competitive products which provide higher quality than the Company's systems or can be manufactured at lower cost. See "-- Developing Market."

   In addition, the Company's systems are subject to rapid technological change and product obsolescence. The Company has primarily focused on developing its technology and products and believes that its future success will depend in part upon its ability to develop and enhance its existing products and develop new products and to meet such anticipated technological changes. To the extent products developed by the Company are based upon anticipated changes, sales for such products may be adversely affected if other technology becomes accepted in the industry. If the Company does not successfully introduce new products or enhanced versions of its current products in a timely manner, any competitive position the Company has or may develop could be lost and the Company's sales would be reduced. There can be no assurance that the Company will be able to develop and introduce enhanced or new products which satisfy a broad range of customer needs and achieve market acceptance. See "Business -- Systems."

   Supply. Certain critical components and parts used in the Company's systems, including the C8x, are procured from a single source. The Company believes that the C8x will substantially decrease the cost of the hardware the Company uses in its third generation systems and is necessary to permit the Company's systems to be sold at prices which create the potential for market penetration. The C8x is only manufactured by Texas Instruments and the Company does not have any other source for obtaining a programmable digital signal processor which would provide the Company with the same functions at a similar price. The Company obtains other parts and certain components only from a single supplier of such parts or components, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. The Company does not have supply contracts with any of its vendors and purchases are made with purchase orders. The failure of a supplier, including Texas Instruments, to deliver on schedule, or at all, would delay or interrupt the Company's delivery of systems and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

   Competition. The visual communications business is highly competitive. The Company estimates that more than 100 companies world-wide offer products which compete in its market segments and expects that whether or not the Company is successful in capturing market share, the competition will intensify in the future. The Company believes that the majority of its competitors focus on low-cost products or closed device solutions such as videophones. The Company believes that the principal competitive factors in the visual communications industry are price, video and audio quality, the ability to connect auxiliary devices such as video diskplayers, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the adoption and evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new systems and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that the trend in the visual communications market towards polarization, with certain providers focusing on capturing the mass consumer market with lower quality and less costly software-only products or products based on hardwired chips while other providers, including the Company, are seeking to provide hardware and software systems for more specialized and dedicated markets, will continue to manifest itself. The Company intends to market its technology and its products to professional customers many of whom are not currently utilizing visual communications systems. If the market for these products is established, competitors of the Company may begin to manufacture products similar to the Company's products. In addition, while the Company believes that it has created proprietary technology and advantages in manufacturing its products and that a competitor would require significant investment and the efforts of a highly-skilled team, there are no barriers restricting competitors from entering into the market in which the Company's intends to sell its products. While the Company believes the mass market solutions do not meet the needs of its customers, the availability of these products may have an adverse effect on the pricing of the Company's products.

   Many of the Company's current and potential competitors, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

   To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances and adaptions necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including the Company's Strategic Partners, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

   Risks Associated with Expanded Operations in the United States. As part of its business strategy, the Company intends to seek opportunities to expand the sale of its products into markets in the United States. The Company believes that expansion into the United States markets is critical to the Company's ability to continue to grow and to market its systems. Failure to successfully expand into the United States market would have a material adverse effect on the Company's business, financial condition and results of operations. In marketing its systems in the United States, the Company will likely face new competitors. There can be no assurance that the Company will be successful in marketing or distributing systems in this market or that its revenue generated in the United States will be adequate to offset the expense of establishing and maintaining operations. In addition, in connection with its expansion, the Company will be required to make substantial expenditures for, among other things, office space, sales and marketing personnel and distributors in the United States. Competition for such personnel is intense and the Company will compete for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be able to hire and retain qualified employees in the United States. See "Business -- Strategy."


   Foreign Markets. Substantially all of the Company's revenues in the years ended December 31, 1994, 1995 and 1996 were generated from operations located in Germany and Switzerland. While these countries have well developed economic markets, the annual growth has averaged 2.8% in 1994 and 1.9% in 1995 for Germany and 2.1% in 1994 and 0.8% in 1995 for Switzerland, respectively. Historically, all of the Company's revenues have been denominated in Swiss Francs and Deutsche Marks and the Company anticipates that it will continue to generate most of its revenues in these currencies in the foreseeable future. Any fluctuations in the value of the Swiss Franc or Deutsche Mark against the U.S. dollar that the Company is unable to offset through price adjustments could have a material adverse effect on the Company's financial condition and results of operations. Conducting an international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, software piracy, political instability, seasonal reductions in business activity in Europe during the summer months, and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition and results of operations. In addition, the Company intends to have operations in the United States and in other countries. There can be no assurance that transfers of funds to and from those countries to Germany and Switzerland will not be taxable events for the Company. The Company's results of operations, the market price of the Common Stock offered hereby may be affected by changes in German and Swiss policy, taxation and economic developments. See "Exchange Rates."


   Enforcement of Civil Liabilities. Multimedia is organized under the laws of the State of Delaware. Investors in the Common Stock will be able to effect service of process in the United States upon the Company. However, the Company is primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of the assets of the Company are located outside the United States. In addition, all of the Company's four directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to enforce to effect service of process upon Multimedia's directors and officers or to judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against the Company's, the foreign directors' and officers' assets.

   The Company has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts, against Multimedia's subsidiaries and against stockholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Switzerland. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland.

   The Company has been advised by its counsel, Dr. Schackow & Partner, that there is doubt as to the enforceability in Germany in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States against Multimedia's subsidiaries and against stockholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany.

   The market price of the Common Stock offered hereby may be affected by the impossibility for investors to enforce judgements of U.S. courts.

   Dependence on Key Personnel. The Company's success depends upon the contributions of its current executive officers including Dr. Viktor Vogt, the Co-Chairman and Chief Executive Officer of the Company with whom the Company intends to enter into an employment agreement. In addition, the Company employs a number of highly specialized computer engineers who are an integral part of the Company's operations. There can be no assurance that these individuals will continue to devote sufficient time to the Company's business. The loss of services of, or a material reduction in the amount of time devoted to the Company by, certain of such individuals could adversely affect the business of the Company. The Company intends to obtain key-man insurance for its benefit in the amount of $2 million on Dr. Vogt. See "Management" and "Certain Transactions."


   Dependence on Major Customer. Approximately 87%, 68% and 77% of the Company's revenues for the years ended December 31, 1994, 1995 and 1996, respectively have been received from DT and its affiliates. The Company currently anticipates that DT and its affiliates will remain large customers of the Company but there can be no assurance that sales to DT and its affiliates will continue at their historic levels. The Company's volume of sales to DT and its affiliates has dropped in the third and fourth quarters of 1996 from the corresponding periods in the prior year as these customers awaited the release of the Company's third generation systems and expects such sales to continue to drop until such release. The loss of sales or a significant reduction in sales to DT and its affiliates could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."


   Risks Associated with Creating and Accessing New Distribution Channels.
 In addition to marketing its products independently or jointly with certain of its Strategic Partners, the Company's strategy for marketing its products is to license its products to OEMs and integrators who have access to a wide range of competing products. The Company expects that its future success will depend in large part upon these OEMs and integrators. The performance of those OEMs and integrators will be outside the control of the Company, and the Company is unable to predict the extent to which these organizations will be successful in marketing and selling their products. The Company's failure to establish relationships with OEMs and integrators could have a material adverse effect on the Company's business, financial condition and results of operations.

   Risk of System Defects; Product Liability Exposure. Systems developed by the Company jointly with its Strategic Partners may contain significant undetected errors when first installed on the premises of a customer or as new versions are installed. Although the Company tests its systems before installation, there can be no assurance that errors in the system will not be found after customers begin to use the system. Any error in the Company's products may result in decreased revenue or increased expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the errors. Sale of the Company's products involves the inherent risk of product liability claims against the Company. The Company currently does not maintain product liability insurance and believes that it cannot obtain such insurance except at substantial cost. While no product liability claims have been made against the Company in the past, there can be no assurance that such claims will not arise in the future. Any substantial uninsured liability would have a material adverse effect on the Company's operations, financial conditions and results of operations.

   Potential Fluctuations in Quarterly Results. The Company has experienced fluctuations in its quarterly results of operations and anticipates that such fluctuations will continue and could increase. The Company's quarterly results of operations may vary significantly depending on a number of factors, some of which are outside of the Company's control. These factors include the timing of the introduction or acceptance of new products or new generations offered by the Company or its competitors, changes in the mix of products provided by the Company, changes in pricing strategies by the Company and its competitors, changes in the markets served by the Company, changes in the Company's operating expenses, capital expenditures and other costs relating to the expansion of operations, changes in its personnel and general economic conditions. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings or result in foreign exchange losses. The Company does not currently engage in hedging transactions to offset the risk in currency fluctuations but may engage in such transactions in the future. There can be no assurance that such hedging techniques will be successful. The Company's revenue in the fourth quarter of each calendar year has historically been higher due to the introduction of new products and new generations of existing products in the second and third quarters of past years, the extended time period required for the approval by management of a customer for the purchase of the Company's products and perceived desire by its customers to apply allocated budgets for the Company's products prior to the end of the calendar year and the increase in business activity after the summer months. Quarterly fluctuations depend, in part, on the timing of introduction of new products by the Company and its competitors. The Company's sales for the fourth quarter of 1996 were not as high proportionately as in past years or as compared to the first three quarters of 1996 as the Company's customers await the release of the Company's third generation systems. Fluctuations in results of operations may result in volatility in the price of the Common Stock offered hereby.

   A significant portion of the Company's expenses are fixed and difficult to reduce in the event that revenue does not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause customers to defer or cancel purchases of the Company's products. Any such deferral or cancellations could have a material adverse effect on the Company's business, financial conditions and results of operations. Accordingly, revenue shortfalls can cause significant variations in results of operations from quarter to quarter and could have a material adverse effect on the Company's business, financial condition and results of operations.

   As a result of the foregoing factors, it is possible that in some future quarters the Company's results of operations will be below prior results or the expectations of public market analysts and investors. In such event, the price of the Common Stock offered hereby would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   Benefits of the Offering to Insiders. The Company intends to use a portion of the net proceeds of the Offering (i) to repay stockholder loans and dividends on the Series A Preferred Stock aggregating approximately $1.6 million made to the Company by Vertical, Walther Glas and Messrs. Vogt and Sippel, (ii) to pay a $400,000 marketing fee payable to General Capital, an affiliate of Vertical, a stockholder of the Company, pursuant to the Marketing Agreement, as amended, between Multimedia and General Capital (the "Marketing Agreement"), (iii) to pay the salaries of its executive officers and (iv) to make monthly payments of $12,000 to Vertical as compensation for the services of the Co-Chairman of the Company nominated by Vertical, pursuant to the provisions of the Stock Purchase Agreement among Multimedia, IAT AG, IAT Germany and Vertical (the "Stock Purchase Agreement"). See "Use of Proceeds," "Management" and "Certain Transactions."


   Control by Existing Stockholders; Potential Anti-takeover Provisions. Upon completion of this Offering the Company's existing stockholders will control approximately 66.85% of the outstanding Common Stock of the Company. As a result, such stockholders will be able to elect all of the Company's directors and otherwise control the Company's operations.

   Furthermore, the Company and Vertical, one of the Company's stockholders, have entered into the Investor Rights Agreement (as defined herein), which provides that so long as Vertical holds at least 10% of the Common Stock to be issued upon conversion of the Series A Preferred Stock, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to the Company's Board of Directors. So long as Vertical holds at least 5% of such securities, it has the right, but not the obligation to nominate one such person. The existence of such rights solidifies control over the Company by its existing stockholders. Pursuant to the Investor Rights Agreement, Vertical has nominated, and the stockholders of the Company have elected, Jacob Agam as a director of the Company and may elect the second director in the future. Pursuant to the Stock Purchase Agreement, Vertical nominated and Mr. Agam was elected as the Co-Chairman of the Company. Mr. Agam is a director of Vertical.

   The Company is also subject to a Delaware statute regulating business combinations, which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. See "Certain Transactions," "Principal Stockholders" and "Description of Securities."

   Possible Adverse Effects of Authorization of Preferred Stock. Multimedia's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 500,000 shares of preferred stock, par value $.01 per share ("Blank Check Preferred Stock"), on terms which may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Blank Check Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of the Blank Check Preferred Stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, capital stock of the Company, which may adversely affect the market price of the Common Stock. The Company has no present plans to issue shares of Blank Check Preferred Stock. See "-- Control by Existing Stockholders; Potential Anti-takeover Provisions" and "Description of Capital Stock -- Preferred Stock."


   Immediate and Substantial Dilution; Recent Sales of Securities to Insiders. Investors participating in this Offering will incur immediate and substantial dilution in net tangible book value of approximately $4.50 per share, assuming an initial public offering price of $6.00 per share of Common Stock. During 1996, IAT AG and Multimedia have issued shares to their respective stockholders to finance working capital needs. IAT AG issued 2,000 shares of its capital stock to its existing stockholders (which were exchanged for 875,000 shares of Multimedia) at a purchase price equivalent to approximately $1.76 per share of Common Stock of Multimedia. In October 1996, Multimedia completed the Private Placement of the Series A Preferred Stock pursuant to which it sold 1,875,000 shares of Series A Preferred Stock and the Investor Warrants for an aggregate gross purchase price of $1.5 million, or $.80 per share of Series A Preferred Stock (which will automatically convert upon completion of this Offering into 1,875,000 shares of Common Stock). In addition, in connection with the Private Placement, the Company issued the Stockholder Warrants to purchase 473,485 shares of Common Stock. The Investor Warrants and the Stockholder Warrants are exercisable into an aggregate of 2,348,485 shares of Common Stock at an exercise price of 130% of the initial public offering price of the Common Stock. See "Dilution." and "Certain Transactions -- Private Placement and Related Transactions."


   Charge to Earnings in the Event of Release of Escrow Shares. Following completion of this Offering, the Company will have outstanding 500,000 Escrow Shares which will be released from escrow if the Company attains certain earnings levels over the next one to three years or if the Common Stock trades at certain levels for any 30 consecutive trading days, commencing 24 months after the consummation of this Offering. For more specific information regarding these earnings levels and trading levels, see "Principal Stockholders -- Escrow Shares." The Escrow Shares will not be deemed to be outstanding for the purpose of calculating earnings per share until either of such conditions is probable of being met. The position of the Commission with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a non-cash compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to operations, which will not be deductible for income tax purposes, equal to the then fair value of such shares, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. By way of example, if at the time of the release of the Escrow Shares the market price of the Common Stock was $14.00, the Company would be required to recognize compensation expense of approximately $2.6 million. The recognition of such compensation expense may depress the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders -- Escrow Shares." Notwithstanding the foregoing discussion, there can be no assurance that the Company's earnings or its stock price will attain the targets that would enable the Escrow Shares to be released from escrow.

   Dividend Policy. The Company has never declared or paid a cash dividend on its Common Stock. The Company intends to retain its earnings, if any, for use in its business and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

   No Public Market for Securities. Prior to this Offering, there has not been any market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering.

   Arbitrary Determination of Offering Price. The initial public offering price of the Common Stock has been determined by negotiation between the Company and the Underwriters and is not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market.

   Possible Volatility of Market Price. In recent years, the stock markets in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in response to such occurrences as quarterly variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by companies in the visual communications market, general conditions of such industry and other events or facts. This pattern of extreme volatility in the stock market, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock may adversely affect the market price of the Common Stock. See "Underwriting."

   Possible Delisting of Securities from the Nasdaq National Market. While the Company's Common Stock meets the current Nasdaq National Market listing requirements and is expected to be initially included on the Nasdaq National Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq National Market generally requires that (i) the Company maintain at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill), (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders.

   On November 6, 1996, the Nasdaq National Market proposed changes to the listing and maintenance requirements which will be submitted to the Commission for final approval. If the current proposal is approved without modification, the Company's qualification for continued listing on the Nasdaq National Market would require that (i) the Company maintain at least $4,000,000 in "net tangible assets," (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 750,000 shares in the public float, valued at least $5,000,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders.

   If the Company is unable to satisfy the Nasdaq National Market's maintenance requirements, the Common Stock may be delisted from the Nasdaq National Market. In such event, trading, if any, in the Common Stock would thereafter be conducted on the Nasdaq SmallCap Market, subject to meeting the requirements for listing on the Nasdaq SmallCap Market, or in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and the news media's coverage of the Company and lower prices for the Common Stock than might otherwise be attained.

   Risks of Low-Priced Stock. If the Company's Common Stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market (see "-- Possible Delisting of Securities from the Nasdaq National Market"), it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Common Stock and may adversely affect the ability of purchasers in this Offering to sell any of the shares of Common Stock acquired hereby in the secondary market.

   Commission regulations define a "penny stock" to be, among others, any non-exchange listed equity security that has a Market Price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

   The foregoing required penny stock restrictions will not apply to the Common Stock if such securities are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Common Stock will qualify for exemption from these restrictions. In any event, even if the Common Stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.


   Shares Eligible for Future Sale; Effect of Outstanding Options and Warrants. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act could have an adverse effect on the price of the Common Stock. All of the 6,250,000 shares of Common Stock held by existing stockholders are eligible for sale under Rule 144 beginning in October 1997. Of the 6,250,000 shares of Common Stock outstanding, 500,000 are Escrow Shares. Currently, 5,607,757 of the 6,250,000 shares of Common Stock outstanding are held by affiliates and will be subject to volume limitations after October 1997. In addition, the existing stockholders have entered into lock-up agreements (the "Lock-Up Agreements") with the Underwriters wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market after the date of this Prospectus) or to exercise registration rights for a period of 24 months from the date of this Prospectus without the prior written consent of the Representative; provided, however, that the stockholders of the Company (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the Underwriters restricting the transferability of such shares for the remainder of such 24 month period; and provided further that participants in the Private Placement may not sell or otherwise dispose of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock in such private sales without such consent prior to October 24, 1998. The Representative has indicated that it will not consent to any sale or other disposition of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock prior to October 24, 1998, except in the event of a tender offer. The Underwriters have demand and piggy-back registration rights covering the securities underlying the Unit Purchase Options and Vertical, Walther Glas, and Messrs. Vogt and Sippel have demand and piggy-back registration rights with respect to their respective securities. Sales of Common Stock or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Shares Eligible for Future Sale."


   Upon completion of this Offering, the Company will have outstanding (i) the Investor Warrants to purchase 1,875,000 shares of Common Stock, (ii) the Stockholder Warrants to purchase 473,485 shares of Common Stock and (iii) the Underwriters' Warrants to purchase an aggregate of 310,000 shares of Common Stock. In addition, the Company has reserved for issuance 500,000 shares of Common Stock in connection with the 1996 Stock Option Plan, none of which have been granted. The existence of these securities could have an adverse effect on the price of the Company's outstanding securities. If the Underwriters' Warrants are exercised, the value of the Common Stock held by public investors will be diluted, if the value of such stock immediately prior to the exercise of such Underwriters' Warrants exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. The Underwriters' Warrants afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the company could issue additional Common Stock during the term thereof. In addition, holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See "Description of Securities" and "Underwriting."

                               USE OF PROCEEDS

   The net proceeds of this Offering to the Company, after deducting underwriting discounts and commissions and other estimated expenses of this Offering payable by the Company, are expected to be approximately $16.0 million (approximately $18.0 million if the Underwriter's over-allotment option is exercised in full), assuming an initial public offering price of $6.00 per share of Common Stock. The Company intends to use the net proceeds as follows:

                                                                                Approximate
                                                                               Amount of Net     Percentage of
                                                                                 Proceeds        Net Proceeds
                                                                              ---------------   ---------------
Research and development  .................................................     $ 6,000,000           37.5%
Repayment of certain shareholder loans (1) and payment of
  dividend on Series A Preferred Stock (2) ................................       1,600,000           10.0%
Payment under Marketing Agreement (3)  ....................................         400,000            2.5%
Working capital and general corporate purposes including increases in sales staff, expansion in the United States and possible acquisitions,
  other investments or joint venture agreements ...........................       8,000,000           50.0%
                                                                              ---------------   ---------------
    Total  ................................................................     $16,000,000          100.0%
                                                                              ===============   ===============


------
(1) Consists of (i) loans in the aggregate amount of approximately $1.1 million made to IAT AG by Walther Glas, a stockholder of Multimedia, during 1996 for working capital, bearing interest at 10% annually and maturing at the earlier of the consummation of this Offering or June 30, 1997, and (ii) loans in the aggregate amount of approximately $500,000 by Vertical, Walther Glas and Messrs. Vogt and Sippel, during February 1997 for working capital, bearing interest at 8% annually and maturing at the earlier of the consummation of this Offering or June 30, 1997, unless extended by mutual agreement by the parties. In connection with these loans, the Company granted Walther Glas and Messrs. Vogt and Sippel certain registration rights. See "Certain Transactions."

(2) The 1,875,000 shares of Series A Preferred Stock issued on October 24, 1996 of which 890,152 were issued to Vertical, will automatically convert into Common Stock upon consummation of this Offering. The Series A Preferred Stock has an annual dividend of $.056 per share (equal to a 7% dividend per annum on the purchase price of such shares). The dividend payable on the Series A Preferred Stock is approximately $35,000 at February 15, 1997.


(3) The Company will pay a $400,000 fee pursuant to the Marketing Agreement to General Capital, an affiliate of Vertical, a stockholder of the Company. See "Certain Transactions."

   The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on the current status of its business. Future events, including changes in competitive conditions and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of this Offering necessary or desirable. The Company anticipates that the remaining proceeds of this Offering will be sufficient to fund its operations for the 18 month period following this Offering, although the Company's capital requirements are subject to numerous contingencies associated with the early-stage of the Company's third generation products. Pending application, the net proceeds will be invested in short-term, interest-bearing investments. Any proceeds received upon exercise of the Underwriters' over-allotment option or the Underwriters' Warrant will be added to working capital. See "Certain Transactions."

   The Company continually evaluates potential strategic partners for additional applications and broader marketing of its technology. The Company may make acquisitions, other investments or may enter into joint venture agreements for strategic reasons.

   A substantial part of the potential market for the Company's products are in the United States due to the geographic spread, technological sophistication and number of potential users of the Company's products. Entering into the United States market is a fundamental part of the Company's strategy. The Company intends to expand its marketing efforts, both by expanding its sales and marketing staff in Europe as well as establishing an office and a sales and marketing staff in the United States during 1997.

                               DIVIDEND POLICY

   The Company has never paid cash dividends on its Common Stock and does not anticipate or intend paying cash dividends in the foreseeable future on its Common Stock.

                                EXCHANGE RATE


   The following table sets forth, for the periods indicated, the noon exchange rate as certified for custom purposes by the Federal Reserve Bank of New York for the Deutsche Mark ("DM") and the Swiss Franc ("SF"), respectively, per U.S. dollar. On February 21, 1997, such rate was DM 1.6886=$1.00 and SF 1.4725=$1.00, respectively.


                                                                 As of and for the
                                                               Year Ended December 31
                                         -----------------------------------------------------------------
                                                 1994                   1995                  1996
                                         --------------------   --------------------  --------------------
                                             DM         SF         DM         SF          DM         SF
                                          --------   --------    --------   --------   --------   --------
Exchange rate at end of period  .......    1.5495     1.3100     1.4345     1.1540      1.5411     1.3427
Average exchange rate during period (a)    1.6216     1.3367     1.4371     1.1820      1.5044     1.2358
Highest exchange rate during period  ..    1.7658     1.4861     1.5591     1.3141      1.5665     1.3505
Lowest exchange rate during period  ...    1.4921     1.2441     1.3543     1.1670      1.4313     1.1507

------
(a) The average of the exchange rates on the last day of each month during the applicable period.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company as of December 31, 1996, on an actual basis, and on an as adjusted basis to give effect to the sale of the Common Stock offered hereby at an assumed price per share of Common Stock of $6.00 (assuming no exercise of the Underwriters' over-allotment option), and the application of net proceeds.


                                                                                    December 31, 1996
                                                                            --------------------------------
                                                                                                    As
                                                                                 Actual       Adjusted (1)
                                                                             --------------   --------------

Loans payable - stockholders  ............................................    $  2,071,111     $    963,704
Series A Preferred stock, par value $.01 per share; 1,875,000 shares
  issued and outstanding actual and no shares outstanding as adjusted ....       1,400,000               --
Stockholders' equity: (2)
     Preferred stock, $.01 par value authorized 500,000 shares, none
        issued ...........................................................              --               --
     Common stock, par value $.01 per share; 20,000,000 shares
        authorized, 4,375,000 shares issued and outstanding, and 9,350,000
        shares as adjusted ...............................................          43,750           93,500
Capital in excess of par value  ..........................................       8,002,884       25,318,134
Accumulated deficit  .....................................................     (12,293,447)     (12,293,447)
Cumulative translation adjustments  ......................................         166,530          166,530
                                                                             --------------   --------------
     Total stockholders' equity  .........................................      (4,080,283)      13,284,717
                                                                             --------------   --------------
Total capitalization  ....................................................    $   (609,172)    $ 14,248,421
                                                                             ==============   ==============



------
(1) Gives effect to the net proceeds of $16,000,000 from the sale of 3,100,000 shares of Common Stock at an assumed price per share of $6.00, the automatic conversion of 1,875,000 shares of Series A Preferred Stock into 1,875,000 shares of Common Stock upon the consummation of this Offering, the receipt of an aggregate of approximately $500,000 of stockholder loans received subsequent to December 31, 1996, the repayment of an aggregate of approximately $1,607,000 of stockholder loans, the payment of approximately $35,000 for dividends on Series A Preferred Stock and the payment of certain Offering expenses aggregating approximately $137,000 prior to December 31, 1996.

(2) Includes 500,000 Escrow Shares. See "Principal Stockholders -- Escrow Shares." Excludes (i) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted, (ii) 310,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, (iii) 1,875,000 shares of Common Stock issuable upon exercise of the Investor Warrants, (iv) 473,485 shares of Common Stock issuable upon exercise of the Stockholder Warrants and (v) 465,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

                                   DILUTION


   At December 31, 1996, the pro forma net tangible book value of the Company was $(2,956,808) or $(.51) per share of Common Stock, after giving effect to the automatic conversion of the Series A Preferred Stock into 1,875,000 shares of Common Stock upon the consummation of this Offering. The pro forma net tangible book value per share represents the amount of the Company's total assets, less the amount of its liabilities, divided by the number of shares of Common Stock outstanding (exclusive of the Escrow Shares). After giving effect to (i) the sale of the Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option) at an assumed offering price of $6.00 per share, (ii) after deducting the underwriting discounts and estimated expenses of the Offering, (iii) the payment of $400,000 pursuant to the Marketing Agreement,
(iv) the issuance of 1,875,000 shares of Common Stock issuable upon the automatic conversion of all the outstanding shares of Series A Preferred Stock upon the consummation of this Offering, (v) the payment of approximately $35,000 of dividends on the Series A Preferred Stock, and (vi) the payment of certain Offering expenses aggregating approximately $137,000 prior to December 31, 1996 the net pro forma tangible book value of the Company as of December 31, 1996 would have been $13,284,717 or $1.50 per share. This represents an immediate increase in net tangible book value of $2.01 per share to existing stockholders and an immediate dilution in net tangible book value of $4.50 per share to new investors in this Offering. The following table illustrates this dilution on a per share basis:



Public offering price per share  ................................                 $6.00
Pro forma net tangible book value per share at December 31,
  1996 ..........................................................     $ (0.51)
Increase in net tangible book value attributable to new
  investors .....................................................        2.01
                                                                    ----------
Pro forma net tangible book value after the Offering  ...........                  1.50
                                                                                 --------
Dilution to new investors  ......................................                 $4.50
                                                                                 ========



   The following tables sets forth on an unaudited pro forma basis at December 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, at an assumed initial public offering price of $6.00 per share.


                                          Shares Purchased                        Total Consideration
                         ---------------------------------------------------  --------------------------
                          Non-Escrow     Escrow        Total                                                Average Price
                            Shares       Shares        Number      Percent        Amount        Percent       Per Share
 ---------------------   ------------   ---------    -----------   ---------   -------------   ---------    ---------------
Existing stockholders .   5,750,000      500,000     6,250,000       66.8%      $ 9,546,634       33.9%          1.53
New investors  .......    3,100,000           --     3,100,000       33.2%       18,600,000       66.1%          6.00
                         ------------   ---------    -----------   ---------   -------------   ---------
     Total  ..........    8,850,000      500,000     9,350,000      100.0%      $28,146,634      100.0%
                         ============   =========    ===========   =========   =============   =========


   The foregoing tables do not give effect to Common Stock issuable upon exercise of outstanding warrants. See "Capitalization."

                     SELECTED CONSOLIDATED FINANCIAL DATA


   The following historical financial data, except for the information provided for the year ended December 31, 1992, have been derived from the Consolidated Financial Statements. The historical financial data for the year ended December 31, 1992, are unaudited, but in the opinion of the Company's management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of the information included herein. Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany.


   The following selected consolidated financial data is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                               Year Ended December 31,
                                           ----------------------------------------------------------------
                                              1992          1993         1994         1995          1996
                                           -----------   ----------    ----------   ----------   ----------
                                           (unaudited)
                                                        (In thousands, except per share data)

Statement of Operations Data:
Net sales  .............................     $ 1,216      $ 1,963       $ 1,053      $ 1,510      $ 1,193
Cost of sales  .........................         903        1,171           700          968          811
                                             ----------  ----------    ----------   ----------   ----------
Gross margin  ..........................         313          792           353          542          382
                                             ----------  ----------    ----------   ----------   ----------
Operating Expenses:
Research and development costs  ........         434        1,828         2,269        2,531        2,729
Less participations received  ..........          --         (962)       (2,207)        (868)        (398)
                                             ----------  ----------    ----------   ----------   ----------
Research and development expenses, net .         434          866            62        1,663        2,331
Selling, general and administrative
  expenses .............................       2,009        1,193         1,538        2,640        2,957
                                             ----------  ----------    ----------   ----------   ----------
Operating loss  ........................     $(2,130)     $(1,267)      $(1,247)     $(3,761)     $(4,906)
                                             ==========  ==========    ==========   ==========   ==========
Extraordinary item  ....................     $ 4,838((1)) $    --       $    --      $    --      $    --
                                             ==========  ==========    ==========   ==========   ==========
Net Income (loss)  .....................     $ 2,639      $(1,324)      $(1,335)     $(3,730)     $(5,108)
                                             ==========  ==========    ==========   ==========   ==========
Net Income (loss) per common share  ....     $  0.74      $ (0.36)      $ (0.33)     $ (0.77)     $ (0.89)
Weighted average number of shares
  outstanding. .........................       3,563        3,647         4,000        4,837        5,750


------
(1) Represents gain on restructuring.


                                         1992         1993       1994        1995              1996
                                       --------     --------    --------   ---------   -------------------------
                                                                                                        As
                                        Actual       Actual     Actual      Actual      Actual     Adjusted (1)
                                       --------     --------    --------   ---------   ---------   -------------
                                      (unaudited)
                                                            (In thousands)
Balance Sheet Data:
Current assets  ...................     $   527      $1,671     $1,308     $ 1,489      $ 1,204       $15,798
Working capital (deficiency)  .....      (1,125)        274       (865)     (1,106)      (2,728)       13,113
Total assets  .....................         974       2,065      1,771       2,056        2,216        16,934
Current liabilities  ..............       1,652       1,397      2,173       2,595        3,932         2,685
Loans payable - stockholders  .....          --          --        336         349          964           964
Total liabilities  ................       1,764       1,488      2,509       2,944        4,896         3,649
Series A Preferred Stock  .........                                                       1,400            --
Stockholders equity
  (deficiency) (2) ................        (790)        577       (738)       (888)      (4,080)       13,285



------

(1) Gives effect to the net proceeds of $16,000,000 from the sale of 3,100,000 shares of Common Stock at an assumed price per share of $6.00, the payment of $400,000 pursuant to the Marketing Agreement, the automatic conversion of 1,875,000 shares of Series A Preferred Stock into 1,875,000 shares of Common Stock upon the consummation of this Offering, the receipt of an aggregate of approximately $500,000 of stockholder loans received subsequent to December 31, 1996, the repayment of an aggregate of approximately $1,607,000 of stockholder loans, the payment of approximately $35,000 for dividends on Series A Preferred Stock and the payment of certain Offering expenses aggregating approximately $137,000 prior to December 31, 1996.

(2) Includes 500,000 Escrow Shares. See "Principal Stockholders -- Escrow Shares" Excludes (i) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, none of which have been granted, (ii) 310,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, (iii) 1,875,000 shares of Common Stock issuable upon exercise of the Investor Warrants, (iv) 473,485 shares of Common Stock issuable upon exercise of the Stockholder Warrants and (v) 465,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the consolidated financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes to Financial Statements included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."
Overview

   The Company develops, manufactures and markets customizable high quality visual communications systems for use in desktop computers which permit users to hold multi-point video conferences in two or more locations, as well as providing additional video, audio and data transfer features not available in traditional video conferencing systems. Unlike traditional video conferencing companies, the Company's focus is on high quality system solutions. The Company believes that the needs of its target customers cannot be addressed by currently available lower quality software-only products (including Internet products) or by high quality traditional video conferencing products. In addition to providing audio and video images of the other participants in the tele-conference, the Company's systems are also capable of simultaneously providing images and data in windows on the computer screen which can be viewed by all participants in the video conference and permit users at remote computer terminals to modify data and manipulate images through the operation of apparatus, such as microscopes and video cameras. These systems, which include both proprietary and third-party software and hardware, are inter-operable with products from certain vendors and comply with all relevant international standards, including H.320. The Company sells its systems and kits to end-users in a variety of industries and to OEMs and integrators. The Company has sold an aggregate of approximately 500 systems and kits, including pilot projects, since 1990.

   The Company's technology has been developed with its Strategic Partners, including DT, Texas Instruments, IBM Germany and Olympus. The Company believes that its technology can produce substantially higher quality image and video transmissions, including reduced noise and artifacts, truer color representation and higher frame rates, than software-only products and low cost hardwired systems, while using less of the computing power of the host desktop computer which permits other applications to continue to operate without interruption. In addition, the Company's new generation of systems currently being developed is based on a programmable digital signal processor which provides flexibility for adapting to new algorithms, standards or user requirements. The Company believes that the high image quality and other features provided by the Company's systems will meet the requirements of various professional users including tele-medicine (i.e., transferring microscope, x-ray, video or other diagnostic images for evaluation by a physician at a remote site) and tele- surveillance (i.e., remote viewing and control of surveillance cameras and remote access control via switched networks). In excess of $18 million was invested in the Company by its stockholders and the Company has invested approximately $10 million in the research and development of this technology (including approximately $4 million in participations from the Company's Strategic Partners). This investment in the Company's technology does not include additional amounts invested directly by the Company's Strategic Partners in the development of their components used in the Company's systems.

   The Company has developed two generations and is currently developing a third generation of its technology. The first generation was developed using a large number of computer boards and readily available components as the Company's initial entry in the visual communications field and to assess customer needs. The second generation, utilized in the Company's current systems, is characterized by a substantially reduced number of computer boards and improved capabilities. These systems use a combination of fully programmable digital signal processors and less-flexible hardwired processors. The second generation systems have inherently high prices per unit. For example, the Company's second generation MFKS Vision and Live systems have average wholesale prices of approximately $6,500 to $20,000 per system (depending on the composition of systems required by the user). Third generation systems, which the Company expects to begin shipping in 1997, utilize Texas Instruments' C8x programmable digital signal processor and are designed for commercial production with target wholesale sales prices of approximately $1,500 to $8,000 per system for corresponding MFKS systems.

The Company believes that its third generation of systems will be its first systems which have the potential for widespread commercialization and that increasing sales of these products will result in corresponding decreases in sales, and eventual phasing out of its second generation products.

   The Company currently markets its products, both through its own sales staff and through certain of its Strategic Partners, primarily in Europe. A substantial part of the potential market for the Company's products are in the United States due to the geographic spread, technological sophistication and number of potential users of the Company's products. Entering into the United States market is a fundamental part of the Company's strategy. The Company intends to expand its marketing efforts, both by expanding its sales and marketing staff in Europe as well as establishing an office and a sales and marketing staff in the United States during 1997. The Company continually evaluates potential strategic partners for additional applications and broader marketing of IAT's technology. The Company may make acquisitions and other investments or may enter into joint venture agreements for strategic reasons. The Company's results of operations will be dependent upon the Company's ability to market its products in the United States, to launch its third generation of products on a timely basis and to achieve market acceptance and penetration.


   The Company's revenues have quarterly fluctuations in which the fourth quarter has historically reflected the highest quarterly revenues, as a result of the perceived desire by its customers to deplete allocated budgets for the Company's products prior to the end of the calendar year. There can be no assurance that this trend will continue. Quarterly fluctuations depend in part on the timing of introduction of new products by the Company and its competitors. The Company's sales for the fourth quarter of 1996 were not as high proportionately as in past years or as compared to the first three quarters of 1996 as the Company's customers await the release of the Company's third generation systems.

   Approximately 87%, 68% and 77% of the Company's revenues for the years ended December 31, 1994, 1995 and 1996, respectively have been received from DT and its affiliates. The Company's volume of sales to DT and its affiliates has dropped in the third and fourth quarter of 1996 from the corresponding periods in the prior year as these customers awaited the release of the Company's third generation systems and expects such sales to continue to drop until such release. The loss of sales or a significant reduction in sales to DT and its affiliates could have an adverse effect on the financial condition, results of operations and cash flows of the Company.


   The Company's sales are made to customers principally in Switzerland and Germany with revenues created in Deutsche Marks and Swiss Francs. The Company's functional currency is the Swiss Franc. The Company does not currently engage in hedging transactions to offset the risk of currency fluctuations but may engage in such transactions in the future.

RESULTS OF OPERATIONS


Year ended December 31, 1996 and 1995

   The average exchange rate for the U.S. Dollar increased substantially as compared to the Swiss Franc by approximately 5.1% resulting in a decrease in all revenue and expense accounts in 1996 by this same percentage. The average Swiss Franc to U.S. Dollar exchange rate was SF 1.24 = $1.00 in 1996 as compared to SF 1.18 = $1.00 in 1995.

   Revenues. The Company's revenues from the sale of multimedia systems products for the year ended December 31, 1996 decreased by approximately 21.0% to $1,193,000 from $1,510,000 for the year ended December 31, 1995. Although there was approximately a 60% increase in the number of systems sold in the year ended December 31, 1996, this increase was more than offset by a decrease in the price per systems, resulting in decreased revenues.

   Cost of sales. Cost of sales for the year ended December 31, 1996 decreased to $811,000 from $968,000 for the year ended December 31, 1995. The cost of sales as a percentage of sales increased to 68.0% for the year ended December 31, 1996 from 64.1% for the year ended December 31, 1995. Although the Company realized savings from purchasing economies for the additional units produced, the savings were more than offset due to a lower gross margin concept for the Company's products resulting in a higher cost of sales percentage in 1996.

   Research and development costs. Research and development costs incurred increased by approximately 7.8% to $2,729,000 for the year ended December 31, 1996 from $2,531,000 for the year ended December 31, 1995. The Company increased the number of employees involved in research and development to complete their third generation of products resulting in increased payroll costs during 1996. The Company receives participations which are reimbursements from DT for research and development projects in which the Company and DT can both benefit and at the conclusion of these projects, the Company as well as DT retain legal rights in the products developed during such projects ("Research Participations"). DT typically pays 50% of the budgeted cost of such research. Research Participations decreased to $398,000 for the year ended December 31, 1996 compared to $868,000 for the year ended December 31, 1995. The decrease in Research Participations received was primarily a result of the completion of certain development projects for DT.

   Selling expenses. Selling expenses increased by approximately 15.5% to $1,462,000 for the year ended December 31, 1996 from $1,266,000 for the year ended December 31, 1995. This is primarily a result of an increase in the number of personnel in sales and marketing in an effort to create the demand for the Company's product as well as help expand the product base of applications for the Company's products.

   General and administrative expenses. General and administrative expenses increased by approximately 8.8% to $1,495,000 for the year ended December 31, 1996 from $1,374,000 for the year ended December 31, 1995.

   Interest. Interest expense increased by approximately 65.1% to $213,000 for the year ended December 31, 1996, from $129,000 for the year ended December 31, 1995, principally due to the increase in stockholder and bank loans.

   Net Loss. Net loss for the year ended December 31, 1996 increased by approximately 36.9% to $5,108,000 from $3,730,000 for the year ended December 31, 1995. The loss primarily increased as a result of the Company's decrease in the unit sales price, the increase in sales and marketing expenses relative to the introduction of third generation of its products which is expected in 1997, and a decrease in Research Participations.


YEARS ENDED DECEMBER 31, 1995 AND 1994

   The average exchange rate for the U.S. Dollar declined substantially as compared to the Swiss Franc by approximately 13.2% resulting in an increase in all revenue and expense accounts in 1995 by this same percentage. The average Swiss Franc to U.S. Dollar exchange rate was SF 1.18 = $1.00 in 1995 as opposed to SF 1.36 = $1.00 in 1994.

   Revenues. The Company's revenues for the year ended December 31, 1995 increased by approximately 43.4% to $1,510,000 from $1,053,000 for the year ended December 31, 1994, an increase of $457,000. Approximately $139,000 of the increase was a result of the weakening of the U.S. Dollar against the Swiss Franc. The remaining increase of approximately $318,000 was primarily a result of an increase in the unit sales resulting from the introduction of the second generation of products.

   Cost of sales. Cost of sales for the year ended December 31, 1995 increased to $968,000 from $700,000 for the year ended December 31, 1994. The cost of sales as a percentage of sales decreased to 64.1% for the year ended December 31, 1995 from 66.4% for the year ended December 31, 1994 as a result of purchase price savings due to larger quantities purchased in 1995. Additionally the Company's fixed costs for plant and indirect labor and other costs decreased as a percentage of sales.

   Research and development. Research and development costs increased by approximately 11.5% to $2,531,000 for the year ended December 31, 1995 from $2,269,000 for the year ended December 31, 1994. The increase was caused principally by the weakening in the U.S. Dollar versus the Swiss Franc. The number of personnel engaged in research activities during the two periods remained constant. Research Participations received decreased to $868,000 during the year ended December 31, 1995 from $2,207,000 received for the year ended December 31, 1994 due to the lower number of joint projects in progress during 1995 and the completion of certain large projects in 1994 with DT.

   Selling expenses. Selling expenses increased by approximately 71.3% to $1,266,000 for the year ended December 31, 1995 from $739,000 for the year ended December 31, 1994, an increase of $527,000. Approximately $100,000 of this increase is due to the weakening of the U.S. Dollar compared to the Swiss Franc. The remainder of the increase was due to an increase in personnel costs, trade shows, advertising and other selling expenses.

   General and administrative expenses. General and administrative expenses increased by approximately 72.0% to $1,374,000 for the year ended December 31, 1995 from $799,000 for the year ended December 31, 1994, an increase of $575,000. Approximately $106,000 of this increase is a result of the weakening of the U.S. Dollar compared to the Swiss Franc. Personnel costs were increased by approximately $220,000 with the remaining increase resulting from an increase in professional fees, rents and other fixed costs in addition to an increase in the capital stock tax paid in Switzerland.

   Interest. Interest expense increased by approximately 3.2% to $129,000 for the year ended December 31, 1995 from $125,000 for the year ended December 31, 1994, principally due to the increase in bank loans.


   Net Loss. Net loss for the year ended December 31, 1995 increased by approximately 179.4% to $3,730,000 from $1,335,000 for the year ended December 31, 1994. The loss increased principally due to the decrease in Research Participations received in 1995, and the increase in the selling, general and administrative expenses previously discussed.


LIQUIDITY AND CAPITAL RESOURCES


   The Company had a working capital deficiency of $2,728,000 and $1,107,000 and a stockholders' deficiency of $4,080,000 and $888,000 at December 31, 1996 and December 31, 1995, respectively. The significant increase in the working capital deficiency, and the stockholders' deficiency resulted from the excess of the loss incurred of $5,108,000 during the year ended December 31, 1996 over the capital of $2,940,000 contributed by the stockholders and $615,000 additional non-current stockholder loans. Net cash used in operations was $4,607,000 and $3,231,000 for the year ended December 31, 1996 and the year ended December 31, 1995 respectively. The Company generated cash of $216,000 from the collection of trade receivables during the year ended December 31, 1996, used $34,000 for increased inventories and $100,000 for payments made pursuant to the Marketing Agreement. The Company's audited financial statements for the year ended December 31, 1996 contain an emphasis paragraph concerning the Company's ability to continue as a going concern.

   Since inception, the Company's expenses have significantly exceeded its net sales, resulting in an accumulated deficit of $12,293,000 and $7,185,000 at December 31, 1996 and December 31, 1995, respectively. The Company has funded its operations since inception primarily through the private placement of equity securities, loans from stockholders and Research Participations. Through December 31, 1996 the Company had raised approximately $15.4 million from private placements, including approximately $6 million of loans and capital previously restructured, $2.1 million in stockholder loans and approximately $4.4 million in Research Participation agreements. Additionally, the Company generated capital through debt forgiveness from vendors of approximately $1.4 million in 1992.

   IAT AG has a line of credit and two loans with a Swiss bank for approximately $1,400,000 in the aggregate, bearing interest at 6.5% per annum and of which approximately $1,210,000 was outstanding as of December 31, 1996. IAT Germany has a line of credit with a German bank for approximately
$675,000 and of which approximately $602,000 was outstanding as of December 31, 1996. This loan bears interest at 10.5% annually. In November 1996, IAT Germany has received a conditional grant from the Senate Administration for the Economy and Business of the State of Berlin, Germany whereby IAT Germany will be reimbursed approximately $130,000 for development costs to be incurred. In compliance with the conditions of this grant, IAT Germany intends to locate facilities with respect to its wavelet research in Berlin and to fund a portion of this research with the proceeds of this grant.

   During the year ended December 31, 1996, the Company received loans from stockholders aggregating approximately $1,931,000. In October 1996, the Company received $1.4 million in connection with the Private Placement of the Series A Preferred Stock. In February 1997, the Company received stockholder loans in the aggregate amount of approximately $500,000 by Vertical, Walther Glas and Messrs. Vogt and Sippel for working capital, bearing interest at 8% annually and maturing at the earlier of the consummation of this Offering or June 30, 1997 unless extended by mutual agreement by the parties. Research Participations have declined, and are expected to continue at a reduced rate since the Company has developed the base technology for its third generation. Research and development expenses however, are expected to continue at the same rate in order to develop additional products and customized software which are expected to generate additional revenues for the Company.


   The Company's expenditures are currently exceeding its revenues by approximately $450,000 per month, principally as a result of the continued research and development related to new products and operating losses, therefore, the $1.4 million received upon the consummation of the Private Placement and the additional stockholder loans expected to be received are expected to be sufficient only to cover the Company's operations through February 1997 at which time the Company will have exhausted its operating funds without the proceeds of this Offering. The Company intends to finance its research and development, expansion of marketing activities and working capital with the net proceeds of this Offering. Management believes that the proceeds of this Offering should be sufficient to fund the Company's operations and its working capital requirements for the 18 month period following this Offering, although the Company's requirements are subject to numerous contingencies associated with the early-stage of the Company's third generation products. The Company's ability to become profitable is dependent on the completion of the development of its third generation of products, a timely release of the products and market penetration. The Company may need to raise equity or debt financing. There can be no assurance that the Company will be able to raise such financing on acceptable terms, if at all. In addition, there can be no assurance that such financing will not be dilutive to the existing stockholders. Failure to raise capital when needed could have a material adverse effect on the financial condition and results of operations of the Company.


ESCROW SHARES

   The Company contemplates that the release of Escrow Shares, should it occur, will result in a substantial non-cash compensation charge to operations, based on the then fair market value of such shares. Such charge could substantially increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which shares are or become probable of being released from escrow. Although the amount of compensation expense recognized by the Company will not effect the Company's total stockholders equity, it may depress the market price of the Company's securities. See "Principal Stockholders--Escrow Shares."

                                   BUSINESS

GENERAL

   The Company develops, manufactures and markets customizable high quality visual communications systems for use in desktop computers which permit users to hold multi-point video conferences in two or more locations, as well as providing additional video, audio and data transfer features not available in traditional video conferencing systems. Unlike traditional video conferencing companies, the Company's focus is on high quality system solutions. The Company believes that the needs of its target customers cannot be addressed by currently available lower quality software-only products (including Internet products) or by high quality traditional video conferencing products. In addition to providing audio and video images of the other participants in the tele-conference, the Company's systems are also capable of simultaneously providing images and data in windows on the computer screen which can be viewed by all participants in the video conference and permit users at remote computer terminals to modify data and manipulate images through the operation of apparatus, such as microscopes and video cameras. These systems, which include both proprietary and third-party software and hardware, are inter-operable with products from certain vendors and comply with all relevant international standards, including H.320. The Company sells its systems and kits to end-users in a variety of industries and to OEMs and integrators. The Company has sold an aggregate of approximately 500 systems and kits, including pilot projects, since 1990.

   The Company's technology has been developed with its Strategic Partners, including DT, Texas Instruments, IBM Germany and Olympus. The Company believes that its technology can produce substantially higher quality image and video transmissions, including reduced noise and artifacts, truer color representation and higher frame rates, than software-only products and lower cost hardwired systems, while using less of the computing power of the host desktop computer which permits other applications to continue to operate without interruption. In addition, the Company's new generation of systems currently being developed is based on a programmable digital signal processor which provides flexibility for adapting to new algorithms, standards or user requirements. The Company believes that the high image quality and other features provided by the Company's systems will meet the requirements of various professional users including tele-medicine (i.e., transferring microscope, x-ray, video or other diagnostic images for evaluation by a physician at a remote site) and tele-surveillance (i.e., remote viewing and control of surveillance cameras and remote access control via switched networks). In excess of $18 million was invested in the Company by its stockholders and the Company has invested approximately $10 million in the research and development of its technology (including approximately $4 million in participations from the Company's Strategic Partners). This investment in the Company's technology does not include additional amounts invested directly by the Company's Strategic Partners in the development of their components used in the Company's systems.

   The Company believes that the multimedia communications market will be divided between mass-market low quality software-only solutions and high quality system solutions which principally utilize hardwired processors. The Company believes that mass market solutions do not meet the needs of its potential customers because of the lower quality image and video transmissions and that hardwired processors are inflexible and difficult to adapt to new algorithms and standards. In addition, the Company believes that its use of programmable digital signal processors combined with its proprietary technology offers a competitive advantage over competitors using hardwired chips or software-only solutions. The Company is not aware of other companies which offer similar customized complete systems at comparable prices.

   The Company has developed two generations and is currently developing a third generation of its technology. The first generation was developed using a large number of computer boards and readily available components as the Company's initial entry in the visual communications field and to assess customer needs. The second generation, utilized in the Company's current systems, is characterized by a substantially reduced number of computer boards and improved capabilities. These systems use a combination of fully programmable digital signal processors and less-flexible hardwired processors. The second generation systems have inherently high prices per unit. For example, the Company's second generation MFKS systems have average wholesale prices of approximately $6,500 to $20,000 per system (depending on the composition of systems required by the user). The Company's third generation systems, utilize Texas Instruments' C8x programmable digital signal processor and are designed for commercial production with target wholesale sales prices of approximately $1,500 to $6,500 per system for corresponding MFKS systems. The Company believes that its third generation of systems will be its first systems which have the potential for widespread commercialization and that increasing sales of these products will result in corresponding decreases in sales, and eventual phasing out of its second generation products.

   The Company's existing products include the MFKS Vision and Live multi-functional communications system and the MIKS Interactive Kiosk. MFKS is a high quality visual communications system which combines hardware and software for use in desktop computers and permits users to hold multi-point video conferences with simultaneous video, audio and data transfer. MIKS is an electronic kiosk system which allows consumers to access information stored in the electronic kiosk or in remote locations, including high quality video, while allowing instant contact to a video conference with a tele-consultant who has full access to the images and data seen by the consumer.

   The Company's systems are flexible and can be configured in a variety of ways to meet the requirements of specific customers. The Company, on a project by project basis, designs systems which provide solutions on a customized basis for the specific requirements of particular customers.

INDUSTRY

   The driving force behind the growth of the video conferencing market was the desire to achieve the effectiveness of face-to-face meetings with the cost and convenience of the telephone. Video conferencing systems can improve worker productivity and reduce costs by eliminating or reducing travel, improving the timely exchange of information between dispersed work groups and leveraging the use of scarce personnel resources located at a distance from the person needing their expertise. Initial video conferencing products were relatively expensive and typically required dedicated, high speed transmission facilities, trained operators and special rooms, with customized lighting and acoustics, resulting in low demand. In recent years, however, the rapid growth and decreasing cost of world-wide switched digital telephone services, technological improvements in both audio and video quality and the availability of lower cost, easy to use turnkey communications systems have led to greater use of video conferencing. Historically, the multimedia communications market has been dominated by systems using hardwired processors. Today, desktop video conferencing systems using hardwired processors priced as low as $1,000 per unit have emerged. The Company believes, however, that such low cost systems provide lower quality video and still images and that, to reduce costs, many of such systems rely heavily on the host computer's CPU reducing the systems ability to simultaneously run other applications. Hardwired processors are inflexible and difficult to adapt to changes in technology, standards or customer needs.

   In recent years international industry standards intended to facilitate interoperability among different vendors video conferencing systems without additional special equipment or arrangements have appeared including the current standard, H.320. While the implementation of emerging industry standards and other technological improvements have helped to increase sales of hardware-based video conferencing systems in recent years, the relatively high price and limited interoperability of these systems have impeded the widespread adoption of video conferencing as a mass communication medium. In an effort to expand the availability of video conferencing as a communications tool, a number of developers commenced efforts to develop software-based video conferencing technology that did not require expensive proprietary hardware. However, these systems often require intensive use of the desktop computer's CPU which limits the ability of the computer to simultaneously run other applications. For example, implementation of the full H.320 video conferencing standard using a software-only solution utilizing a Pentium CPU requires approximately 6 times the processing power of a common 150 MHz Pentium. In most of these systems, tradeoffs have been made to limit the demands on the CPU by keeping the picture size small and accepting lower picture clarity and frame rate. The Company expects that the mass market will be characterized by software bundled with operating systems offered by companies such as Microsoft which will be enhanced by shipments of desktop computers incorporating Intel's Pentium MMX software interface which offer improved video processing.

   The Company believes that mass market solutions do not meet the needs of certain professional customers who demand better image clarity than is currently available using software-only products, such as doctors who will use visual communication systems to review microscope slides or other diagnostic images. Depending on the application, these customers may demand full-frame video, reduced noise and artifacts, truer color representation and/or higher frame rates. In addition, many of these customers need solutions which allow for data sharing and full remote operation of applications. Software-only solutions require such a large portion of the CPU's processing capacity for video conferencing that they have difficulty in integrating these additional functions on their customers existing desktop computers.

   In addition, many customers, especially OEMs and integrators, are concerned that their investment in visual communications technology will become obsolete. Systems using programmable digital signal processors, such as the C8x, may be attractive to OEMs and integrators because these systems are relatively easy to reprogram to handle new algorithms and standards as technology improves or to be customized to meet specialized customer needs. Hardwired chips have limited lives as upgrades or other changes require that a new chip be engineered and fabricated. Digital signal processors also substantially reduce the burden on the CPU of the host computer allowing other applications to run uninterrupted.

STRATEGY

   The Company intends to continue to jointly develop with its Strategic Partners innovative hardware and software alternatives to lower quality software-only products. The Company is in the process of completing development of its third generation of products and intends to continue to develop newer generations of its products as technology or the needs of its customers change. In addition, the Company seeks to identify new applications for its technology.

   The Company's strategy of joint development with its Strategic Partners allows the Company to increase the effectiveness of its research and development by taking advantage of the knowledge and resources of its Strategic Partners (including skilled personnel, existing hardware and software libraries and participations) by eliminating unnecessary duplicative work and minimizing the Company's research and development expenditures.

   The Company intends to target its technology and its products at the professional market, including customers using tele-medicine and tele-surveillance. The Company believes that these markets require high quality systems which provide solutions tailored to their requirements and contain higher quality image and video transmissions and other features than traditional video conferencing communications systems. The Company's systems are being designed to provide such high quality features and the Company intends to actively promote its products to this market.

   The Company currently markets its products, both through its own sales staff and through certain of its Strategic Partners, primarily in Europe. A substantial part of the potential market for the Company's products are in the United States due to the geographic spread, technological sophistication and number of potential users of the Company's products. Entering in the United States market is a fundamental part of the Company's strategy. The Company intends to expand its marketing efforts, both by expanding its sales and marketing staff in Europe as well as establishing an office and a sales and marketing staff in the United States during 1997. The Company continually evaluates potential strategic partners for additional applications and broader marketing of IAT's technolgy. The Company may make acquisitions or other investments or may enter into joint venture agreements for strategic reasons.

   The Company's strategy will continue to follow a solution oriented approach. In many cases, potential customers of the Company's products will not need a standard system but will require a system designed specifically to meet their specific needs. The Company intends to continue developing, on a project by project basis, and in collaboration with its Strategic Partners, systems which provide solutions on a customized basis for the specific requirements of particular customers. See "Risk Factors -- Dependence Upon Agreements," "-- Further Development; Need for Additional Financing,"
"-- Developing Market," "-- Dependence on New Products and Rapidly Developing Technologies" and "-- Risk Associated with Expanded Operations in the United States."

SYSTEMS

   The Company's systems include both proprietary and third-party software and hardware, and are inter-operable with products from certain vendors and fully comply with all relevant international standards, includ-ing H.320. The software includes compression algorithms and routines to control video-conferencing, data transfer, transmission of still and moving video images, remote control of other applications and customizable features to meet the specific needs of customers. The hardware, consisting of a board or boards for insertion into a host desktop computer includes a codec (a combination of a coder and decoder for compressing the number of bytes representing audio or video information and recovering the original bytes from the compressed bytes after they have been transmitted), a video inlay or overlay, a video switch and audio mixer. Compression algorithms and codecs reduce the number of bytes necessary to represent a specific piece of information in order to reduce the cost and time of transmitting data. However, the process of compression and decompression results in the loss of some of the original data and can introduce artifacts into the resulting image. The Company believes that its proprietary combination of software and hardware offer high image quality, including reduced noise and artifacts, truer color representation and high frame rates while still allowing simultaneous transmission of other data and audio signals.

   The Company's systems are flexible and can be configured in a variety of ways to meet the requirements of specific customers. The Company, on a project by project basis, designs systems which provide solutions on a customized basis for the specific requirements of particular customers. The Company sells its systems and kits to end-users in a variety of industries and to OEMs and integrators. The Company's existing systems include the MFKS Vision and Live multifunctional communications system and the MIKS Interactive Kiosk.

   The following graph sets forth the relationship between the Company's technology and its products:


                   [Graphic indicating how the Company's base
                 technology is combined with the MFKS specific
                  hardware and software for MFKS based systems
                and is combined with MIKS specific hardware and
                          software for MIKS systems.]

   MKFS Vision and Live. The MFKS Vision and Live multifunctional communications system, allows simultaneous video, audio and data communications using the Company's software and hardware computer boards in IBM compatible standard desktop computers. The following shows the major elements of the MFKS Vision and Live system:




                         [Schematic depicting elements
                            of MFKS Vision and Live]







   IAT offers MFKS 128 and MFKS 384 systems which communicate at speeds of up to 128 kbps or up to 384 kbps, respectively, to match the communications needs of its customers. IAT developed its MFKS systems jointly with DT. The second generation of MFKS 128 consists of software, two computer boards (a codec and an ISDN (or other network) connection) and two optional computer boards and permits tele-conferencing and simultaneous full screen video with a PIP and audio and data communications on a desktop computer. IAT's MFKS 384 systems consist of software and six to nine computer boards. MFKS 384 systems offer all of the features of MFKS 128 systems plus the ability to view two full-screen video windows simultaneously. The Company believes that its MFKS systems offer substantially higher image quality, including reduced noise and artifacts, truer color representation and higher frame rates, than software-only products. MFKS systems fully implement all current relevant international communications standards. While second generation MFKS systems used a combination of hardwired chips and programmable digital signal processors, IAT's third generation MFKS systems will exclusively use fully programmable C8x digital signal processors, communicate using widely available switched networks and are designed to work with ISDN or faster lines. Use of fully programmable digital signal processors allows easier upgrades and customization than systems using hardwired processors. The Company believes that the combination of the tele-conference and additional functions performed by its MFKS systems provide features not generally available in existing tele-conferencing systems and will meet the requirements of the professional users the Company intends to target. The following charts set forth the features and development of the Company's MFKS 128 and MFKS 384 systems:

                                    MFKS 128

----------------------------------------------------------------------------------------------------------------------------------
                                           First Generation                          Second Generation
----------------------------------------------------------------------------------------------------------------------------------
Available                                    1991-1992                                   1995-1996
----------------------------------------------------------------------------------------------------------------------------------
Hardware Requirements                  Mandatory                                       Mandatory

                                       [GRAPHIC OMITTED]                               [GRAPHIC OMITTED]

                                       codec     codec     ISDN                        codec     ISDN
                                                            SO                                     SO

                                       [GRAPHIC OMITTED]                               Optional

                                         1st        communi-                           [GRAPHIC OMITTED]
                                       overlay      cations

                                       Optional

                                       [GRAPHIC OMITTED]                               video          audio
                                                                                       switch         mix

                                         2nd        video     audio
                                       overlay      switch    mix

                                     Minimum: 5 boards                        Minimum: 2 boards
                                     Fully equipped with options: 8 boards    Fully equipped with options: 4 boards
----------------------------------------------------------------------------------------------------------------------------------
Operating System                     Windows 3.X                              Windows 3.X
                                                                              Windows 95 (32 bit)
----------------------------------------------------------------------------------------------------------------------------------
Design and Architecture              Complete systems built exclusively into  Complete systems built into PC's
                                     PC's                                     Kits
                                     No kits                                  No OEM's
                                     No OEM's

----------------------------------------------------------------------------------------------------------------------------------
Software                             Video conferencing, including            Video conferencing with full-frame picture and PIP
                                     -                                        with features as in first generation PLUS:
                                     Control boards                           Data conferencing (T.120 standard)
                                     -                                        - application sharing
                                     Video conference using ISDN              - file transfer
                                     2 B-channels (1 ISDN line)(128 kbs)      - still video
                                     - remote control laser disk              Specialized application software
                                     - source switching video/audio
                                     - application sharing version 1
----------------------------------------------------------------------------------------------------------------------------------
Application                          Traditional video conferencing           Same as First Generation PLUS
                                     Pilot projects                           - Scientific works in information technology
                                     Office communications                    - Tele-Support
                                                                              - Tele-Microscopy pilots
                                                                              - Tele-Commuting
----------------------------------------------------------------------------------------------------------------------------------
Approximate Average Wholesale Price  $20,000                                  $6,500
----------------------------------------------------------------------------------------------------------------------------------


                                    MFKS 128
----------------------------------------------------------------------------------------
                                                  Third Generation
----------------------------------------------------------------------------------------
Available                                             1997
----------------------------------------------------------------------------------------
Hardware Requirements

                                                   [GRAPHIC OMITTED]




                                                       Codec+
                                                    Video Inlay+
                                                    Video Switch+
                                                      Audio Mix+
                                                     Still Video
                                                (Digital video/audio,
                                                    in development)




                                          single board based on C8x technology
----------------------------------------------------------------------------------------


Operating System                          Windows 95 (16 bit)
----------------------------------------------------------------------------------------
Design and Architecture                   Complete systems built into PC's
                                          Kits
                                          OEM's & integrators can purchase:
                                          - Evaluation kits
                                          - Production license
----------------------------------------------------------------------------------------
Software                                  Video conferencing and data conferencing as in
                                          second generation PLUS
                                          Better still video (wavelets/JPEG)
                                          Digital video/audio (MPEG)
                                          Specialized application software




----------------------------------------------------------------------------------------
Application                               All types of telecommunications including
                                          - Tele-Medicine
                                          - Tele-Surveillance


----------------------------------------------------------------------------------------
Approximate Average Wholesale Price       $1,500 ($1,000 for OEM's in quantity)
----------------------------------------------------------------------------------------

                                    MFKS 384

--------------------------------------------------------------------------------------------------------------------------------
                                                    Second Generation                              Third Generation
--------------------------------------------------------------------------------------------------------------------------------
Available                                             1995-1996                                          1997
--------------------------------------------------------------------------------------------------------------------------------
Hardware Requirements                                 Mandatory                                        Mandatory

                                        [GRAPHIC OMITTED]                         [GRAPHIC OMITTED]

                                          codec      codec         1st overlay    High-End         ISDN             High-End
                                                                                  Multimedia       3xSO             VGA board
                                                                                  Including
                                        [GRAPHIC OMITTED]                         Codec+
                                                                                  Video Inlay+
                                        Communi-     Inverse       ISDN           Hi Fi Audio+
                                        cations      Multiplexer   3xSO           Basic video
                                                                                  Switch+
                                                                                  Basic audio mix
                                        Optional                                  (Digital video/
                                                                                  audio in
                                        [GRAPHIC OMITTED]                         development)

                                          2nd         video        audio
                                        overlay       switch        mix

                                        [GRAPHIC OMITTED]

                                            bus                                   3 boards high-end set based on C8x technology
                                         extension
                                            box

                                        Minimum: 6 boards
                                        Fully equipped with options: 9 boards
--------------------------------------------------------------------------------------------------------------------------------
Design and Architecture                 Complete systems in desktop PC            Complete systems in desktop PC
                                        No kits                                   Kits
                                        No OEM's                                  OEM's
--------------------------------------------------------------------------------------------------------------------------------
Operating System                        Windows 3.X                               Windows 95 (32 bit)
                                        Windows 95 (16 bit)
--------------------------------------------------------------------------------------------------------------------------------
Software                                Same as Second-Generation MFKS 128        Same as Third-Generation MFKS 128
                                        PLUS                                      PLUS
                                        - can control 6 ISDN B-channels           - can control 6 ISDN B-channels
                                        (3 ISDN lines) 384 kbps                   (3 ISDN lines) 384 kbps
                                        - multiplexing                            - multiplexing
                                        - 2 Full Screen Video Windows             - 2 Full Screen Video Windows
--------------------------------------------------------------------------------------------------------------------------------
Applications                            Tele-Service                              All types of telecommunications including
                                        Tele-Consulting                           - Tele-Service
                                        Tele-Medicine pilots                      - Tele-Medicine; including tele-endoscopy and
                                                                                    tele-microscopy
                                                                                  - Tele-Security
--------------------------------------------------------------------------------------------------------------------------------
Approximate Average Wholesale Price     $20,000                                   $8,000
--------------------------------------------------------------------------------------------------------------------------------

   MFKS systems can be customized to meet customer needs. The basic MFKS Vision & Live system can connect up to seven video sources including, microscopes, endoscopes, video cameras, document cameras, and laser disc players. It can display, send and receive images in two windows and grab (memorize single frames) in both the send and receive windows. In addition, the MFKS system allows for remote control of the remote computer and attached devices. MFKS systems can be configured with up to five ISDN or other high-speed connections (e.g. Ethernet LAN or T.1 telephone lines) to match customers' desired video imaging speed and resolution requirements. All MFKS systems have the ability to make multipoint and point to point connections.

   The Company believes that the combination of the tele-conference and additional functions performed by its MFKS systems provide features required by professional users and not generally available in existing tele-conferencing systems. MFKS systems are currently used by DT for administrative tasks; by customers of DeTeSystems, an integrator and affiliate of DT, for a variety of tasks in different industries; by MAN Roland for tele-servicing of large, high-speed printing presses; by Grundig for tele-surveillance in an underground subway system; by the water quality control industry for visual water testing from remote sites; and by hospitals for pilot projects in tele-microscopy and tele-endoscopy.

   The Company is jointly developing with Texas Instruments and DT its third generation MFKS system incorporating Texas Instrument's C8x programmable digital signal processor which will allow for easier upgrades than systems using hardwired chips. These new systems will provide all of the functions of the corresponding existing second generation systems at a substantially lower target prices. The third generation MFKS 128 uses a single proprietary computer board while the third generation MFKS 384 system shrinks the required hardware from six computer boards down to three. The Company expects to release the third generation of MFKS systems in 1997 at target wholesale prices of approximately $1,500 per system ($1,000 to OEMs in quantity) for the single board MFKS 128 system and approximately $6,500 per system ($3,500-$4,500 to OEMs depending on the composition of systems required by the user) for the MFKS 384 system. The Company believes that the third generation of MFKS is the first system that it has manufactured which has the potential for market penetration. No assurance can be given that such systems will be introduced on a timely basis, if at all, or that such systems will be accepted by the market. See "Risk Factors -- Dependence on New Products and Rapidly Developing Technology."

   The Company is presently working with Olympus to integrate MFKS systems into tele-microscopes. These products are expected to allow doctors in different locations to engage in a video conference while concurrently reviewing microscopic slides, and in some models, to remotely operate the microscope. The Company does not believe that the images from currently available visual communications systems provide sufficient image quality to transmit pictures of microscopic slides which would permit their use for diagnosis. The Company believes that the high quality images produced by the MFKS system offer images with resolutions and life-like colors sufficient for medical diagnoses.

   Wavelet Compression. The Company is jointly developing with Professor Seiler of the Technical University of Berlin proprietary wavelet data compression technology which offers up to 300 to 1 compression with scalable data loss. The Company believes that the wavelet compression that it is developing will almost eliminate the time delay in viewing still images which are transmitted by visual communications systems and that this reduction will make the Company's MFKS systems more attractive. The Company believes that it will be able to offer wavelet compression in its MFKS systems beginning in 1997 and that one of the first applications for this technology will be in the tele-microscopes being jointly developed with Olympus.

   MIKS Interactive Kiosk. The MIKS Interactive Kiosk was jointly developed with DT and IBM Germany. As shown below, the MIKS Interactive Kiosk consists of consumer electronic kiosks, tele-consultant stations, an authoring system and related proprietary software.



                        [Schematic depicting elements of
                               interavtive kiosk]



   Electronic Kiosks can present consumers with access to information stored in the electronic kiosk or in remote locations, including high quality video while allowing instant contact to a video conference with a tele-consultant who has full access to the images and data seen by the consumer. Routine inquiries can be handled by the stored information allowing each tele-consultant to service a number of electronic kiosks. The Company believes the MIKS Interactive Kiosk system can enable companies to more efficiently utilize their personnel and to rapidly collect market information on consumers using the electronic kiosks.

   The MIKS Interactive Kiosk system also includes a proprietary database management system and an authoring system for electronic kiosks. An authoring system is, in effect, a sophisticated word processor which can also handle the development of menus and integration of audio and video data for the electronic kiosks. The Company's authoring system substantially reduces the cost and time to develop menus and pages for electronic kiosk displays. IAT may offer this authoring system to end-users and designers for use with other companies' electronic kiosk systems. The Company's proprietary database management system allows rapid and accurate updating of information stored in the electronic kiosks and collection of consumer data. The Company's existing second generation MIKS system requires two desktop computers per electronic kiosk and has an average retail price of approximately $45,000 per electronic kiosk. The Company has only installed pilot MIKS systems.

   IAT and certain of its Strategic Partners are jointly developing the third generation MIKS Interactive Kiosk system which will reduce the hardware demands to only one desktop computer with two proprietary computer boards per electronic kiosk. The Company's target retail price for the third generation MIKS system is approximately $20,000 per electronic kiosk. IAT expects to begin selling third generation MIKS systems in 1997, but no assurance can be given that such systems will be introduced on a timely basis, if at all, or that such systems will be accepted by the market. See "Risk Factors -- Dependence on New Products and Rapidly Developing Technology."

   The following chart sets forth features and development of the MIKS Interactive Kiosk:

----------------------------------------------------------------------------------------------------------------------------------
                             First Generation             Second Generation                          Third Generation
----------------------------------------------------------------------------------------------------------------------------------

Available                         1993                       1994-1995                                    1997

----------------------------------------------------------------------------------------------------------------------------------
Hardware Requirements                             Pilot Systems                                Commercial Systems
for Electronic Kiosks        Prototype  Only      - 2 desktop computers                        - 1 desktop
                                                                                                 computer with 2 boards
----------------------------------------------------------------------------------------------------------------------------------
Software                                          - OS/2 operating system for MIKS software    - Authoring Tool
                                                  - Windows 3.x for communications software    - Data base updating software
                                                                                               - Communication software
                                                                                               - Multimedia software
----------------------------------------------------------------------------------------------------------------------------------
Applications                 o Test model         o  Fair Information Systems                  o Same as Second-Generation PLUS
                                                  o  Citizen Information Systems               o Tele-Ordering of shipping service
                                                  o  Tele-Shopping                             o Tele-Banking
----------------------------------------------------------------------------------------------------------------------------------

Average Retail Price
per Electronic Kiosk               --                          $45,000                                   $20,000

----------------------------------------------------------------------------------------------------------------------------------

      OEM. In addition to complete systems, the Company offers OEMs and integrators MFKS kits utilizing its existing second generation technology and expects to begin offering kits utilizing its third generation technology in 1997. OEMs and integrators install the Company's hardware and software in their own systems. In addition to the MFKS kits described in the following table, the Company also offers MIKS kits.

-----------------------------------------------------------------------------------------------------------------------------------
                          Vision & Live Basic                 Vision & Live Universal                 Vision & Live Special
-----------------------------------------------------------------------------------------------------------------------------------
Description             Low-Cost PC-Board based               Mid-range ISA PC-Board                   High-end ISA PC-Board
                        on MFKS 128                           based on MFKS 384                        based on MFKS 384
-----------------------------------------------------------------------------------------------------------------------------------
Features                H.320 videoconferencing or JPEG still video                                    H.320 videoconferencing
o Communications        encoding/decoding or optional MPEG1 decoding and                               with simultaneous JPEG still
                        optional wavelet high-quality and optional still video                         video encoding/decoding or
                                                                                                       optional MPEG1 decoding
-----------------------------------------------------------------------------------------------------------------------------------
o ISDN                  2 ISDN B-Channels                      o Up to 6 ISDN B-Channels (3 ISDN lines) 384 kbps
                        (1 ISDN line) 128 kbps                 o Other network interfaces available
-----------------------------------------------------------------------------------------------------------------------------------
o Video                 Full-Screen Video Window with PIP                                              2 Full-Screen Video Windows
-----------------------------------------------------------------------------------------------------------------------------------
o Others                                                                                               o Hi Fi Audio
                                                                                                       o Includes all drivers
-----------------------------------------------------------------------------------------------------------------------------------
Applications            o Low-end solution for                 o Tele-Surveillance                     o Desktop Multimedia
                          desktop video conferencing           o Tele-Security                         o POI/POS
                                                               o Tele-Medicine                         o Medicine
-----------------------------------------------------------------------------------------------------------------------------------

Availability            2nd Half of 1997                       1996 (1st Half of 1997 for licenses)    1st Half of 1997
-----------------------------------------------------------------------------------------------------------------------------------
Wholesale Price         Less than $1,000                       $3,500 plus license of                  $ 4,500
(in quantity)                                                  $20,000 - $150,000

-----------------------------------------------------------------------------------------------------------------------------------

   The Company expects that a majority of its sales will come from OEMs and integrators. The Company's sales will therefore be dependent on the sales efforts of third parties which it cannot control. There can be no assurance that such systems will be introduced on a timely basis, if at all, or that such systems will be accepted by the market.

STRATEGIC PARTNERS

   The Company's Strategic Partners have played an important role in the development of the Company's technology and products and in some cases, have been substantial customers of the Company's products. See "Risk Factors -- Dependence on Agreements" and "Business -- Customers."

   The Company and its Strategic Partners have conducted the research and development of the Company's products pursuant to various contracts. Once development of the Company's products is complete, it intends to enter into marketing agreements with the relevant Strategic Partners. Cooperation with its strategic partners enables the Company to take advantage of its partners' knowledge, technology and resources.


   Deutsche Telekom. DT is the Company's oldest Strategic Partner with a relationship extending back to 1992. The Company and DT jointly developed and contributed $3.1 million and $2.5 million, respectively, to the first and second generations of the MFKS Vision and Live systems. The Company and DT each have the right to market the MFKS Vision and Live Systems and other uses of the technology developed in connection with this product. Approximately 87%, 68% and 77% of the Company's revenues for the years ended December 31, 1994, 1995 and 1996, respectively have been received from DT and its affiliates. The Company continues to work with DT to develop parts of the third generation of MFKS Vision and Live.


   IBM Germany and Deutsche Telekom. The Company and DT made a strategic alliance with IBM Germany to develop the MIKS Interactive Kiosk by expanding the MFKS technology. Since the beginning of the development of the MIKS Interactive Kiosk, the parties have each contributed one-third to the total of research and development costs of $4.0 million. Currently, the partners cooperate informally to supply components for new MIKS systems which can be sold by any partner. The partners are negotiating a marketing agreement to formalize this arrangement.

   Texas Instruments. The Company is jointly developing base hardware and software with Texas Instruments for its third generation MFKS Vision and Live system incorporating the C8x chip. The Company believes that the C8x chip offers the best price to value ratio for the demanding high quality multimedia systems it builds for its customers in all of its markets. The Company expects that it will continue to work with Texas Instruments to expand the range of the Company's products utilizing the C8x. The Company expects that it will launch the single board version of MFKS Vision and Live during 1997. Both parties have the right to sell and license the board. TI and IAT are in negotiations to define the role of each partner in marketing and supporting products based on the C8x and supporting customers working on C8x products (OEMs). See "Risk Factors -- Suppliers."

   Olympus. In 1995, the Company began to collaborate with Olympus to combine its MFKS Vision and Live technology with Olympus' expertise in microscopes to produce systems for tele-microscopy and tele-endoscopy. Each of the Company and Olympus have contributed to the development of these specialized systems. Olympus will use its position in the microscopy business to market the MFKS based tele-microscopy system jointly with the Company. To further enhance the capabilities of the products developed with Olympus, the Company is jointly developing wavelet compression technology with Dr. Seiler of the Technical University of Berlin. See "Business -- Systems -- MFKS Vision and Live -- Wavelet Compression."

RESEARCH AND DEVELOPMENT

   The Company believes that research and development is vital to the success of its business and intends to continue, and to devote substantial resources to, its research and development efforts to improve its products and adapt to the changing environment and the demands of its customers.

   The Company's strategy of joint development with its Strategic Partners allows the Company to increase the effectiveness of its research and development by taking advantage of the knowledge and resources of its Strategic Partners (including skilled personnel, existing hardware and software libraries and Research Participations) by eliminating unnecessary duplicative work and minimizing the Company's research and development expenditures. The Company's technology has been developed with Strategic Partners, including DT, Texas Instruments, IBM Germany and Olympus. In excess of $18 million was invested in the Company by its stockholders and the Company has invested approximately $10 million in the research, development of its technology (including approximately $4 million in participations from the Company's Strategic Partners). This investment in the Company's technology does not include additional amounts invested directly by the Company's Strategic Partners in the development of their components used in the Company's systems.

   To date, the Company has generally focused first on developing systems which can be utilized by customers in the field to assess the needs of such customers. IAT and its Strategic Partners have then refined these systems and tried to reduce costs while continuing to upgrade the systems to take into account changes in standards and technology. In addition, a key function with development of a proprietary library of processing algorithms which can be adapted to a variety of platforms. IAT is jointly developing with Texas Instruments and DT its third generation of technology with the functionality of the second generation systems plus additional features at a substantially lower price. The Company views its third generation products as the first products that it has produced that have the potential for market penetration. Once IAT's third generation products are introduced, the Company's research emphasis will shift from basic research and initial product development to improvements in the Company's systems to meet the needs of specific customers or groups of customers and to take into account advances in technology or standards. However, IAT expects to continue to conducts research and development jointly with its Strategic Partners who contribute to the costs of research and development. "Risk Factors -- Dependence on New Products and Rapidly Developing Technologies."

   The Company is currently working with Olympus to integrate MFKS systems into tele-microscopes and is jointly developing wavelet compression technology with Professor Seiler of the Technical University of Berlin. See "--Systems -- MFKS Vision and Live -- Wavelet Compression."

   The Company is working to develop versions of MFKS systems and MIKS Interactive Kiosks available as pure software products to take advantage of Intel's Pentium MMX software interface. In addition, the Company is conducting research on applying its technology to digital television area as well as providing intranet capabilities for its systems. There can be no assurance that the Company will be able to develop its business in these areas, if at all.

MARKETING

   The Company targets professional users who need the highest available communications quality for demanding applications such as tele-medicine and tele-surveillance. The Company believes that the needs of its target customers cannot be addressed by currently available lower quality software-only products (including Internet products) or by high quality traditional video conferencing products. Depending on the application, these customers may demand full frame video, reduced noise and artifacts, truer color representation and/or higher frame rates. In addition, many of these customers need solutions which allow for data sharing and full remote operation of applications. The Company believes that its proprietary know-how for combining hardware and software solutions in complete systems is unique. The Company believes that its technology can produce substantially higher quality image and video transmissions than other systems, while using less of the computing power of the general purpose CPU of the host desktop computer which permits other applications to continue to operate without interruption.

   In addition, IAT targets OEMs and integrators and offers these customers products with a range of compatibilities and prices. See "-- OEM." The Company's use of programmable digital signal processors and proprietary software offers full implementation of relevant standards and allows these companies to preserve their investment in visual communications technology. Systems using programmable digital signal processors, such as the C8x used in the Company's third-generation systems, are attractive to OEMs and integrators because these systems are relatively easy to reprogram to handle new algorithms and standards as technology improves or to be customized to meet specialized customer needs. Hardwired chips are not as flexible as programmable digital signal processors as upgrades or other changes require that a new chip be engineered and fabricated.


   To date, the Company has invested approximately $4 million in the marketing of its products. Currently, the Company markets its products, both through its own sales staff and through certain of its Strategic Partners, primarily in Europe. IAT's sales and marketing force of 11 persons is located primarily in Germany. A substantial part of the potential market for the Company's products are in the United States due to the geographic spread, technological sophistication and number of potential users of the Company's products. Entering into the United States market is a fundamental part of the Company's strategy. The Company intends to expand its marketing efforts, both by expanding its sales and marketing staff in Europe as well as establishing an office and a sales and marketing staff in the United States during 1997. The Company continually evaluates potential strategic partners for additional applications and broader marketing of IAT's technology. The Company may make acquisitions or other investments or may enter into joint venture agreements for strategic reasons. Once development of the Company's products is complete, it may enter into marketing agreements with the relevant Strategic Partners. IAT contacts customers via its sales force, web site, articles, advertising, and through certain of its Strategic Partners. In several cases the Company has supplied MIKS Interactive Kiosks to fairs and exhibitions to gain customer exposure.

   Currently, purchase decision cycles for the Company's products are relatively long because the technology is new and costs are relatively high. New customers typically acquire a pilot system or systems to evaluate before purchasing a number of systems. While the Company sells these pilot units in most cases, it may lend evaluation units to certain accounts. In many cases, the customer requires the approval of its senior management or the board of directors before purchasing a number of the Company's systems. The Company is not aware of other companies which offer similar customized complete systems at comparable prices. The Company believes that the market for high end systems will expand and purchase decision cycles will shorten once the price of introductory systems decrease. Currently, the target wholesale price of a third generation MFKS system is approximately $1,500 per unit and the Company has targeted a $1,000 per unit price for a third-generation OEM kit unless competition from other products would induce the Company to reduce its target prices.

CUSTOMERS

   The Company believes that there are numerous potential uses by professional users for its MFKS systems. MFKS systems are currently used by DT for administrative tasks; by customers of DeTeSystems, an integrator and affiliate of DT, for a variety of tasks in different industries; by MAN Roland for tele-servicing of large, high-speed printing presses; by Grundig for tele-surveillance in an underground subway system; by the water quality control industry for visual water testing from remote sites; and by hospitals for pilot projects in tele-microscopy and tele-endoscopy. The following table sets forth certain of the Company's customers and their respective industries:

DT and DeTeSystem  ........   Telecom and Integrator
MAN Roland  ...............   Printing Presses
Olympus  ..................   Medical, Scientific and Industrial Devices
Grundig  ..................   Tele-surveillance
Kantonspolizei Zurich  ....   Document analysis


   Approximately 87%, 68% and 77% of the Company's revenues for the years ended December 31, 1994, 1995 and 1996, respectively have been received from DT and its affiliates. The loss of sales or a significant reduction in sales to DT could have a material adverse effect on the Company's business, financial condition and result of operations. There can be no assurance that any of the customers listed above will continue to purchase products from the Company in the future.


INTELLECTUAL PROPERTY

   The Company's success is heavily dependent upon its proprietary technology. The Company currently has no patents and relies primarily on copyright, trademark and trade secrets law, as well as employee and third-party non-disclosure agreements, to protect its intellectual property. The Company intends to apply for patents on certain aspects of its technology. However, there can be no assurance that such patents will be granted or, if granted, that such patents will provide protection against infringement. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.

   Substantially all of the Company's revenues in the years ended December 31, 1995 and 1996 were generated from operations located in Germany and Switzerland, where the Company believes that regardless of differences in legal systems, it enjoys substantially equivalent protection for its proprietary rights as it would in the United States. However, the laws of some foreign countries where the Company may in the future sell its products may not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

   Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. There can be no assurance that any such litigation would be successful. Any such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company has not been charged with infringement of any proprietary rights of others; however, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the Company's industry have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In addition, patents held by third parties in certain countries may require the Company to obtain a license or may prevent it from marketing certain solutions in such countries. The Company is aware of one patent in the United States held by a third-party which has claims related to tele-pathology including using remote control microscopes. While the Company does not believe that the U.S. patent will have a significant impact on the sales of the Company, there can be no assurance that infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

   The Company believes its MFKS Vision and Live and MIKS Kiosk trademarks are important to the development of its business and will attempt to register them as trademarks in the United States, Germany and elsewhere. The Company intends to vigorously protect its trademarks.

COMPETITION

   The visual communications business is highly competitive. The Company estimates that more than 100 companies world-wide offer products which compete in its market segments and expects that whether or not the Company is successful in capturing market share, the competition will intensify in the future. The Company believes that the majority of its competitors focus on low-cost products or closed device solutions such as video phones. The Company believes that the principal competitive factors in the visual communications industry are price, video and audio quality, the ability to connect auxiliary devices such as video disk players, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the adoption and evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new hardware and software systems and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that the trend in the visual communications market towards polarization, with certain providers focusing on capturing the mass consumer market with lower quality and less costly software-only products or products based on hardwired chips while other providers including the Company, are seeking to provide hardware and software systems for more specialized and dedicated markets, will continue to manifest itself. The Company intends to market its technology and its products to professional customers, many of whom are not currently utilizing visual communications systems. If the market for these products is established, competitors of the Company may begin to manufacture products similar to the Company's products. In addition, while the Company believes it has created proprietary technology and advantages in manufacturing its products and that a competitor would require significant investment and the efforts of a highly skilled team, there are no barriers restricting competitors from entering into the market in which the Company's intends to sell its products. While the Company believes the mass market solutions do not meet the needs of its customers, the availability of these products may have an adverse effect on the pricing of the Company's products.

   Many of the Company's current and potential competitors, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

   To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including the Company's Strategic Partners, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations.

SUPPLIERS AND PRODUCTION

   The Company does not have supply contacts with any of its vendors and purchases are made with purchase orders. Certain critical components and parts used in the Company's systems, including the C8x, are procured from a single source. The Company believes that the C8x will substantially decrease the cost of the hardware the Company uses in its third generation products and is necessary to permit the Company's systems to be sold at prices which create the potential for market penetration. The C8x is only manufactured by Texas Instruments and the Company does not have any other source for obtaining a programmable digital signal processor which would provide the Company with the same functions at a similar price. The Company obtains other parts and certain components only from a single supplier of such parts or components, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. There can be no assurance that the Company will be able to continue to obtain these parts from these sources or that it can obtain alternatives from other terms on terms acceptable to the Company. Any interruption in the supply of such parts could have a short-term material adverse effect on the business and results of operations of the Company.

   The Company relies on third-party manufacturers located in Germany, Switzerland and Finland to produce its products. To insure the quality of the Company's systems, all of the Company's manufacturers have the demanding ISO 9000 quality certification. The Company contracts with such suppliers to manufacture batches of products and does not have long-term contracts with these companies. These manufacturers supply services to a variety of other companies some of whom may be competitors of the Company. IAT's current manufacturers specialize in relatively small batches of products. If the Company's sales increase, it anticipates entering into agreements with other manufacturers who specialize in larger batches. The Company has identified one such manufacturer and is in the process of testing its facilities and manufacturing processes. The Company believes that it can reach an agreement with this or other manufacturers in time to fulfill the Company's potential demands. However, there can be no assurance that the Company will be able to reach an agreement with this or other manufacturers on terms acceptable to the Company, or at all, continue to obtain the services of its existing manufacturers on terms acceptable to the Company or that it can obtain alternatives from other terms on terms acceptable to the Company. Any interruption in the supply of such parts could have a short-term material adverse effect on the business and results of operations of the Company. However, over the space of one to two quarters the Company believes that it could identify and qualify alternate parts, with the except of C8x chips. Over a longer-term the Company believes it could re-engineer its products to use alternate parts.

AGREEMENTS WITH STRATEGIC PARTNERS

   Texas Instruments. The Company's relationship with Texas Instruments is evidenced by, among others, the MVP Cross License Agreement (the "MVP Cross License Agreement") between IAT AG and Application Specific Product Group of Texas Instruments France in 1994. The MVP Cross License Agreement expires in 2004 and can be extended for one year periods by written agreement. Pursuant to the MVP Cross License Agreement, the Company was granted a worldwide, non-transferable, non-assignable, non-exclusive, fully paid license to use, modify, compile or otherwise develop as applicable certain software programs relating to encoding and decoding pursuant to H.320, JPEG, H.261, G.728 and
G.722 standards and to make, have made, use, sell or otherwise dispose of hardware and software products incorporating object code versions of such software programs. Texas Instruments was granted a worldwide, non-transferable, non-assignable, non-exclusive, fully paid license to use, modify, compile or otherwise develop as applicable certain software programs relating to encoding and decoding pursuant to H.221, H.242, H.230 standards and to make, have made, use, sell or otherwise dispose of hardware and software products incorporating object code versions of such software programs. The Company has the obligation to keep the source code of these programs confidential but may sublicense these programs provided that it enters into a sublicense agreement on substantially the same terms as the MVP Cross License Agreement. Either party to the MVP Cross License Agreement may terminate this agreement upon written notice upon the occurrence of certain events of default including the other party having a substantial change in ownership such as to create a material conflict of interest.

   On June 12, 1996, IAT AG and Texas Instruments entered into the Joint Development and Cross License Agreement (the "Texas Instruments Agreement") to reflect the changes in technology and to determine the parties rights and obligations in light thereof. Pursuant to the Texas Instruments Agreement, which expires on April 1, 1999, Texas Instruments and IAT AG agreed to develop or acquire and deliver software and hardware products to each other and to provide engineering support to each other. Subject to completing its obligations, IAT AG is to receive a non-transferable, non-assignable, non-exclusive license under Texas Instruments' copyrights and associated trade secrets, solely to use, modify, compile or otherwise develop as applicable software programs to provide quality Windows 95 video conferencing implementation for personal computers and to make, have made, use and sublicense use of object code versions of such software programs solely for operation on the C8x. The license is fully paid except for T.123 Databeam software which is royalty bearing and for which Texas Instruments negotiates the royalty payable by IAT on a case by case basis and on a most favored nations status. IAT AG may sublicense the programs it develops jointly with Texas Instruments pursuant to the Texas Instruments Agreement but has the obligation to keep the source code confidential. If Texas Instruments licenses the use of its H.320 software library to a third party, it will pay IAT AG the greater of 50% of the license fee or $20,000, provided, however, that if Texas Instruments grants licenses to existing users of IAT AG's systems, no royalty will be due to IAT AG. If Texas Instruments licenses to third parties the use of the reference design produced by IAT AG, Texas Instruments will pay IAT AG the greater of 35% of the license fee or $7,000. If Texas Instruments sells evaluator kits defined as bundled hardware and software as produced by IAT, Texas Instruments has to pay to IAT 10% of the kit fee provided, however, that Texas Instruments has the right to provide the kit without the fee or without separately identifying fees and in such event no fees are due to IAT AG. The Texas Instruments Agreement may be terminated by either party upon the same terms and conditions as stated in the MVP Cross License Agreement described above.

   Deutsche Telekom. In December 1992, IAT Germany and DT entered into the Contract of the Communication Computer Development Community (the "Development Agreement") to jointly develop software for MFKS on commercially available boards. IAT Germany and DT were responsible for equal parts of the development cost of these components which were used in first and second generations of the MFKS system. The agreement provided that upon full development of the components, the parties would enter into a licensing agreement setting forth the rights to the jointly developed intellectual property.

   In March 1994, IAT AG and DT entered into a Licensing and General Distribution Agreement (the "DT Licensing Agreement") which provides for a framework within which both parties will endeavor to jointly launch and exploit products developed pursuant to the Development Agreement. The DT Licensing Agreement has an unspecified duration and may be terminated upon breach by either party. Each party has the right to grant sublicenses upon receipt of consent to the other party. If one party decides not to participate in the joint exploitation of products, the other party shall be given the possibility to exploit the product on its own. The DT Licensing Agreement was intended to provide a framework within which to develop products, and royalty payments are to be determined by the parties in the future.

   In October 1995, IAT AG and DT entered into the General Cooperation Agreement Concerning Joint Further Development of IAT/Deutsche Telekom Software Codec on the Basis of the Texas Instruments Parallel Processor TMS320C8x (the "DT Cooperation Agreement"). It provides that the prototype of the codec developed pursuant to the Development Agreement will be further refined and integrated with the C8x. Each partner to the DT Cooperation Agreement bears the cost of the research and development. To date, each partner has contributed $1.0 million to the cost of research and development. The DT Cooperation Agreement further provides that IAT AG transfers to DT all of its rights and obligations under the MVP Cross License Agreement. Each party has the right to terminate the DT Cooperation Agreement in whole or in part upon written notice if the other party does not pursue the goals described in the DT Cooperation Agreement, the cost projections provided for in the DT Cooperation Agreement are exceeded and the completion deadlines are not met. This agreement has been extended several times. Since the product development goals of the DT Cooperation Agreement are expected to be met in the near future, the DT Cooperation Agreement will expire on March 31, 1997. The parties have agreed that each party retains all rights to use of the products developed pursuant to the DT Cooperation Agreement upon expiration of such agreement. The parties can transfer a portion of such rights or, with the prior written consent of the other party, all of such rights.

   IBM Deutschland Informationssysteme GmbH and Deutsche Telekom. In December 1994, IAT AG, DT and IBM Germany entered into the Cooperation Contract Covering the Development of Version 3 of the Multimedia Information and Communication System MIKS (the "MIKS Agreement"). The MIKS Agreement supersedes agreements between IAT AG, DT and IBM Germany with respect to versions 1 and 2 of the MIKS Interactive Kiosk and expires on December 30, 1996. The Company believes the goals of the MIKS Agreement have been achieved and does not intend to extend the agreement. The MIKS Agreement provides that IAT AG, DT and IBM Germany will jointly develop the MIKS Interactive Kiosk as a dual-board solution with each partner bearing one-third of the expenses of this development. Pursuant to the MIKS Agreement, each party has the right to use the jointly developed components and parts for their own use, to sell to third parties for their internal usage and to allow third parties to utilize components and parts for marketing as resellers. The MIKS Agreement provides for the collection of royalties in the amount of 3,000 Deutsche Marks for each component and nine (9%) percent of the sales per part used outside the MIKS Interactive Kiosk. Each party is to receive one- third of the royalties until the development costs have been recovered. The Company believes it is possible that it may enter into a new agreement with DT and IBM Germany with respect to MIKS but no assurance can be given that such an agreement will be entered into on terms favorable to the Company, if at all.

   Olympus Optical Co. (Europe) GmbH. In March 1996, IAT Germany entered into a Cooperation Agreement with Olympus pursuant to which IAT Germany agreed to provide Olympus with IAT Germany's resale price list and to allow Olympus to resell IAT Germany's products to its customers. In addition, IAT Germany may procure Olympus microscopes, including any and all accessories, at a resale discount of 20% of the retail cost. IAT Germany and Olympus agree to provide initial training for their respective employees in the use of their products and to consider a long-term partnership.

EMPLOYEES

   As of December 31, 1996, the Company had a total of 54 full-time employees of which 38 and 16 are located in Germany and in Switzerland respectively. Of these employees, 33 are employed in engineering and product development, 11 in sales and marketing, and 10 in managerial and administrative functions. The Company's employees are not party to any collective bargaining agreements or labor unions. The Company has not experienced any work stoppages and believes that its relations with its employees are good.

PROPERTY


   The Company does not own but leases approximately 6,500 square feet of office space and approximately 350 square feet of storage space in Turgi, Switzerland, approximately 12,000 square feet of office and work space in Bremen, Germany and approximately 430 square feet of office space in Berlin, Germany. Acquisition of real property located in Switzerland by the Company or any of its subsidiaries is severely restricted under Swiss law. However, IAT does not intend to acquire real property in Switzerland and believes that none of its facilities are material to its operations and believes that it could find alternate space with minimal interruption to its operations.


LITIGATION

   The Company's subsidiaries are parties to certain legal proceedings. The Company believes that none of these proceedings is likely to have a material adverse effect on the Company's financial position.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth the names, ages and positions of the executive officers and directors of Multimedia:

 Name                 Age                          Position
 -----------------   -----   ----------------------------------------------------
Viktor Vogt  .....    49    Co-Chairman of the Board, Chief Executive Officer and
                              President
Jacob Agam  ......    41    Co-Chairman of the Board
Klaus Grissemann      53    Chief Financial Officer and Director
Volker Walther  ..    35    Director
Franz Muller  ....    45    Chief Technical Officer
Wilhelm Gudauski      46    Managing Director, IAT Germany


   Dr. Viktor Vogt has served as the Co-Chairman of the Board, Chief Executive Officer and President of Multimedia since its organization in October 1996. Dr. Vogt is a co-founder and has served as Chief Executive Officer and director of IAT AG and Managing Director of IAT Germany since their formations in 1989 and 1990, respectively. He has also served as Chairman of the Board of IAT AG since October 1996. Prior to 1988, Dr. Vogt was Professor for mathematics and computer-science at the University of Erlangen-Nurnberg, Germany. He was a pioneer scientist at the Academy for Economics and Administration in Nurnberg in the implementation of computer science in education and published several works in the fields of multimedia, authoring and computer aided instruction (CAI) systems. Dr. Vogt received his degree in Mathematics and Physics (Dr. rer. nat.) from Friedrich-Alexander University in Erlangen in 1980.

   Jacob Agam has served as the Co-Chairman of the Board of Multimedia since its organization in October 1996. Mr. Agam is a founder and Chairman of the Board of Orida Capital Ltd. ("Orida"), a merchant banking and venture capital firm, since its inception in 1993, and a director of Vertical, a principal shareholder of the Company, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than IAT. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and his LLM in Securities and Corporate Finance from the University of Pennsylvania in 1986.

   Klaus Grissemann has served as Chief Financial Officer of Multimedia since the organization of Multimedia in October 1996 and was elected to serve as a director in December 1996. Mr. Grissemann joined IAT AG in 1989 as Chief Financial Officer and was elected as a Director of IAT AG in 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule (Business School) in Zurich.

   Volker Walther was elected to serve as a director of Multimedia in December 1996. In 1996, Mr. Walther became Chief Executive Officer and majority shareholder of Walther Glas, a glass manufacturing company in Germany which produces car lights, household glassware and gift items, where he was general manager from 1993 to 1996 and buying manager from 1991 to 1993. Mr. Walther holds a degree in Economics from Ludwig Maximilian-University in Munich.

   Wilhelm Gudauski joined IAT Germany in January 1994 as General Manager. From 1988 until 1994, Mr. Gudauski has served as Managing Director for Schlutersche Verlagsanstalt and Druckerei Hannover/Germany, publishing houses, as head of on-line media. Mr. Gudauski holds a master degree in philosophy, classical studies and political science from the Carl von Ossietzky University in Oldenburg.

   Franz Muller joined IAT AG in 1991 to head its Research and Development department and has been its Chief Technical Officer since 1994. From 1977 until 1991, Mr. Muller was employed by Siemens Germany where he was head of research and development for mainframe computer systems from 1987 until 1991. Mr. Muller holds a degree as graduate communications engineer from Technical University, Osnabruck.

   The Board of Directors of Multimedia has determined that, within 90 days of this Offering, it will elect two directors who are not affiliated with or employed by the Company and who in the opinion of the Board of Directors do not have a relationship which would interfere with the exercise of independent judgement in carrying out the responsibilities of a director (the "Independent Directors").

   Directors serve until the next annual meeting or until their successors are elected and qualified subject to the provisions of the Investor Rights Agreement (as defined herein) which provides that so long as Vertical holds at least 10% of the Common Stock to be issued upon conversion of the Series A Preferred Stock, Vertical has the right, but not the obligation, to nominate two persons as members of the management state for election to Multimedia's Board of Directors. So long as Vertical holds at least 5% of such securities, it has the right, but not the obligation to nominate one such person. Mr. Agam, the Co-Chairman of the Board, is the person designated by Vertical and elected to the Board of Directors. Vertical plans to nominate a second director and the Board of Directors has determined that it will elect such person to the Board of Directors. The existence of such rights solidified the control over the Company by its existing stockholders. See "Certain Transactions -- Private Placement and Related Transactions." Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with the Company.

   Board Committees

   The Board of Directors has appointed Mr. Agam, Dr. Vogt and Mr. Grissemann to the Underwriting Committee. Pursuant to the provisions of the Stock Purchase Agreement, the Underwriting Committee shall consist of four members with two members appointed by each of Vertical and Multimedia. Pending the nomination of a second director by Vertical, Vertical has waived its right to name a second member to the Underwriting Committee. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on behalf of Multimedia to select an underwriter and to negotiate all of the terms and conditions of any such underwriting including, without limitation, this Offering. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors of Multimedia provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

   Multimedia intends to establish an Audit Committee, a Compensation Committee and a Stock Option Committee. Upon the election of the Independent Directors it is expected that the Independent Directors will be members of the Compensation Committee with Mr. Agam and the sole members of the Audit Committee and the Stock Option Committee.

   Executive Compensation

   The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Dr. Vogt, the Co-Chairman and Chief Executive Officer of Multimedia and the three most highly compensated executive officers other than Dr. Vogt whose annual salary and bonus exceeds $100,000 (the "Named Executive Officers"), during the fiscal year ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                     Long-Term Compensation
                                                                       --------------------------------------------------
                                        Annual Compensation((1))                Awards                   Payouts
                                  -----------------------------------  -------------------------- -----------------------
                                                                        Restricted
                                                         Other Annual      Stock      Options/     LTIP      All Other
         Name and                   Salary      Bonus    Compensation    Award(s)       SARs     Payouts    Compensation
    Principal Position     Year       ($)        ($)          ($)           ($)         (#)        ($)          ($)
 ------------------------ ------  ------------ --------  -------------- ------------ ----------  --------- --------------
Viktor Vogt  ............  1996     133,845(2)     --      16,812 (3)      --           --         --           --
 Co-Chairman and                                           10,329 (4)
 Chief Executive Officer
                           1995     133,845(2)    7,692    15,458 (3)      --           --         --           --
                                                           10,329 (4)
                           1994     133,845(2)   11,538    15,462 (3)      --           --         --           --
                                                            9,701 (4)
Klaus Grissemann (5)  ...  1996     150,827       --        9,738 (4)      --           --         --           --
 Chief Financial Officer
                           1995     126,981       --        4,058 (4)      --           --         --           --
                           1994     114,885       --           --          --           --         --           --
Franz Muller  ...........  1996      96,700       --        8,561 (3)      --           --         --           --
 Chief Technical Officer                                    9,563 (4)
                           1995      96,700       --        5,952 (3)      --           --         --           --
                                                            9,563 (4)
                           1994      89,700       --        5,807 (3)      --           --         --           --
Wilhelm Gudauski  .......  1996     113,164       --        7,600 (3)      --           --         --           --
 Managing Director,                                        11,713 (4)
 IAT Germany               1995     106,196       --        7,578 (3)
                                                           11,713 (4)      --           --         --           --
                           1994      99,560       --        7,560 (3)      --           --         --           --
                                                            8,785 (4)


------
(1) Compensation is paid in Swiss Francs or Deutsche Marks, as the case may be, and is converted into U.S. dollars at the exchange rate of $1.00 =
      1.30 SF and $1.00 = 1.55 DM on December 8, 1996.


(2) Includes a non-accountable expense allowance of SF 12,000 (approximately $9,230).


(3) Pursuant to the pension system in existence in Switzerland, the Company contributes these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement. In the case of Mr. Gudauski, the Company contributes these amounts to the mandatory pension fund.

(4) Represents payments made by the Company for automobile leases for the Named Executive Officers.

(5) Mr. Grissemann is not an employee of the Company. His services are provided on a per diem basis by Grissemann Consulting S.A.
      See "-- Employment and Consulting Agreements."

COMPENSATION OF DIRECTORS

   Directors of Multimedia currently do not receive any compensation or reimbursement of expenses in connection with their service on the Board of Directors but the Company may establish compensation policies in the future. Pursuant to the provisions of the Stock Purchase Agreement, Vertical is entitled to receive a monthly payment of $5,000 prior to, and a monthly payment of $12,000 subsequent to, the consummation of this Offering as compensation for the services of the Co-Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical. To date, the Company has not made these payments but has accrued such payments and intends to make such payments (including accrued payments) in the future.

   Employment and Consulting Agreements

   The Company and Dr. Vogt intend to enter into an employment agreement governed by Swiss law pursuant to which Dr. Vogt agrees to serve as the Company's Co-Chairman, Chief Executive Officer and President for a two year term subject to extension. It is anticipated that the employment agreement will provide that Dr. Vogt will receive approximately $140,000 in annual salary (based upon a fixed exchange rate of SF 1.35=$1.00), a non-accountable expense in the amount of SF 12,000 (approximately $9,230) and pension fund contributions, as well as a cash bonus in the amount of one half of one percent of the Company's net sales in excess of $5.0 million provided that such cash bonus will not be less than $10,000 and other customary fringe benefits. In addition, Dr. Vogt will be eligible to receive stock options for a number of shares of the Company's Common Stock to be determined by the Stock Option Committee. The employment agreement with Dr. Vogt is also expected to contain a provision prohibiting Dr. Vogt from competing with the Company for a period of two years from the date of termination of his employment. During the two year non-competition period, the Company will be required to compensate Dr. Vogt for the difference between his salary and any compensation he may receive from a third party during such period, if any. In the event the Company subsequently waives its rights under the non-competition provision, no compensation will be due to Dr. Vogt upon termination. Additionally, it is anticipated that the employment agreement will provide that during its two year term each party may only terminate the employment agreement for gross misconduct of the other party without notice. However, Dr. Vogt may be relieved by the Company of his functions and duties at any time provided that all compensation continues to be paid until the expiration of the employment agreement.

   Mr. Grissemann is not an employee of the Company. His services are provided on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement (the "Grissemann Agreement") dated September 1, 1992 and amended on December 19, 1994 between IAT AG and Grissemann Consulting S.A. The Grissemann Agreement has an indefinite term and provides that Mr. Grissemann is responsible for the administration and accounting of IAT AG and that the amount of his business time which he is to devote to IAT AG's affairs is to be agreed among the parties but will in no event be less than thirty percent of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a per diem fee of SF 775 (approximately $574) to be amended yearly in line with increases in salary of IAT AG's other executive officers. In addition, the Grissemann Agreement provides that Mr. Grissemann will be provided with an automobile at IAT AG's expense.

   IAT AG and Franz Muller entered into an employment agreement on March 1, 1991 (the "Muller Agreement") pursuant to which Mr. Muller was appointed Director of Product Development (Hardware), Technical Support of IAT AG. The Muller Agreement has an indefinite term and provides for an annual salary of SF 110,110 (approximately $81,500), subject to increases in the Company's discretion, which have been made from time to time, and may be terminated by either party upon three months notice. In addition, the Muller Agreement contains a confidentiality provision which extends beyond termination of the employment relationship. The Muller Agreement was amended effective as of July 1, 1993 to provide that Mr. Muller assigns to IAT AG any and all rights to work and computer programs which he develops singly or in cooperation with others during the performance of his duties.

   IAT Germany and Wilhelm Gudauski entered into an employment agreement effective on January 3, 1994 (the "Gudauski Agreement") pursuant to which Mr. Gudauski was appointed Manager of Marketing and Sales. On July 12, 1994, Mr. Gudauski became Managing Director of IAT Germany. The Gudauski Agreement has an indefinite term and under German law, ends at the mandatory retirement age of
65. The Gudauski Agreement provides for an annual salary of DM 150,000 (approximately $96,444), certain benefits and the payment of an undetermined bonus upon reaching certain goals to be agreed upon by the parties. Mr. Gudauski's salary has been increased from time to time subsequent to the execution of the Gudauski Agreement. The Gudauski Agreement may be terminated by either party upon six months notice and provides that Mr. Gudauski may not compete in Germany with IAT Germany for one year upon termination during which period IAT Germany will be obligated to pay Mr. Gudauski 70% of his salary, bonus and certain other benefits unless Mr. Gudauski was terminated for cause.


1996 STOCK OPTION PLAN

   The Company's Board of Directors has approved and stockholders have approved the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan, which provides for a grant of a limited number of non-qualified and incentive stock options in respect of up to 500,000 shares of Common Stock, none of which have been granted as of this date, to eligible employees and advisors, is designed to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to key employees, officers and advisors to the Company and its subsidiaries and to promote the success of the Company's business.

   Each option granted pursuant to the 1996 Plan is designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." Grants to executive officers may be made only at the fair market value of the underlying stock on the date of issuance. The issuance of options at fair market value on grant date constitutes a performance goal under Section 162(m) of the Internal Revenue Code. The following summary description of the Plan is qualified in its entirety by reference to the Plan itself, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

   Administration of the Plan. The 1996 Plan will be administered by the Stock Option Committee (the "Committee"), which will be appointed by the Board of Directors. Only the Independent Directors may serve on the Committee. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to each option, the duration of options, any conditions to the exercise of options and the date or dates on, and the price at which, options may be exercised.

   The 1996 Plan may be amended by the Board without stockholder approval, except that stockholder approval is required to (i) decrease the minimum exercise price for incentive stock options ("ISOs"); (ii) extend the term of the 1996 Plan beyond ten years; (iii) extend the maximum term of the options granted under the 1996 Plan beyond ten years; (iv) withdraw the administration of the 1996 Plan from the Committee; (v) expand the class of eligible participants; (vi) increase the aggregate number of shares of Common Stock which may be issued pursuant to the provisions of the 1996 Plan; and
(vii) change the material terms of the performance goal within the meaning of Internal Revenue Code Section 162(m).

   Unless the Plan is terminated earlier by the Board of Directors, it will terminate on the earlier of (i) the date when all shares of the Common Stock reserved for issuance under the Plan have been acquired through the exercise of options granted thereunder, (ii) January 2007 or (iii) such earlier date as the Board of Directors may determine.

   Shares Subject to the Plan. The 1996 Plan provides that options may be granted with respect to a total of 500,000 shares of Common Stock. Under certain circumstances involving a change in the number of shares of Common Stock without receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares subject to options under the 1996 Plan will be proportionally adjusted. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 1996 Plan will be adjusted. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the 1996 Plan.

   Participation. Grants under the 1996 Plan may be granted to employees of the Company and its subsidiaries and any other individual who, in the judgment of the Committee, provides valuable and important services to the Company. Non-employee directors are not eligible to participate in the 1996 Plan. No participant may receive, in the aggregate, options in respect of more than 100,000 shares.

   Option Price. The exercise price of each option will be determined by the Committee. With respect to incentive stock options, the exercise price may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock underlying the option on the date the option is granted. The exercise price of non-qualified stock options may be any price set by the Committee; provided, however, that the exercise price of any grant to any executive officer shall not be lower than the fair market value of the underlying Common Stock on the date of grant. The issuance of options at fair market value on the date of grant constitutes a performance goal under
Section 162(m) of the Internal Revenue Code. Accordingly, grants under the Plan should qualify as performance-based compensation.

   Term of Options. The Committee shall fix the term of each option, provided that the maximum term of each option shall be ten years. Incentive stock options granted to a person who owns over 10% of the total combined voting power of all classes of the Company's stock shall expire not more than five years after the date of grant. The 1996 Plan provides for the earlier expiration of options held by a participant under certain terminations of employment with the Company. The Committee will have discretion on a case by case basis, with respect to any optionee whose employment is terminated for any reason whatsoever, to accelerate the vesting of any options outstanding on the date employment is terminated to permit the optionee to exercise the option during the remaining term of such options. Shares purchased pursuant to the exercise of options granted under the 1996 Plan must be paid for in United States currency, or, at the Committee's discretion, in shares of the Company's Common Stock already owned by the participant exercising the options.

   Restrictions on Transfer, Grant and Exercise. An option may not be transferred other than to members of the holder's family, trusts and charities. Any other transfers are permissible only upon prior written approval of the Committee. Notwithstanding the above, the option agreement accompanying the issuance of any incentive stock options shall limit the transferability of such ISOs (as defined herein) to the extent required by the then-applicable tax provisions governing the qualification of ISOs. The aggregate fair market value (determined at the time the option is granted) of the shares as to which a Grantee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The Committee may impose any other conditions on the exercise of options it deems appropriate.

   Federal Income Tax Consequences to the Company and the Participant.

   Incentive Stock Options. Options granted under the 1996 Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

   (i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the participant.

   (ii) A participant's exercise of an ISO will result in no Federal income tax consequences to the Company.

   (iii) A participant's exercise of an ISO will not result in ordinary Federal taxable income to the participant, but may result in the imposition of, or an increase in, the alternative minimum tax. A participant's holding period for shares acquired upon the exercise of an ISO will commence the day after acquisition. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the participant's computation of alternative minimum taxable income.

   (iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price.

   (v) Short-term or long-term capital gain will be realized by the participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO.

   (vi) Short-term or long-term capital loss will be realized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale.

   (vii) If a disposition is made as described in this section, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income realized by the participant.

   (viii) If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's Federal income tax basis in the shares, usually the option exercise price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.

   Non-Qualified Stock Options ("NQSOs"). Options granted under the 1996 Plan which constitute NQSOs will, in general, be subject to the following Federal income tax treatment:

   (i) The grant of an NQSO will give rise to no Federal income tax consequences to either the Company or the participant.

   (ii) The exercise of an NQSO will generally result in ordinary Federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price.

   (iii) A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant.

   (iv) Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

                             CERTAIN TRANSACTIONS

TRANSACTIONS UNDERTAKEN PRIOR TO ORGANIZATION AND FORMATION OF THE COMPANY

   Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany which were organized in 1989 and 1991, respectively. IAT AG and IAT Germany incurred operating losses since their inception. As a result, between May 1992 and April 1993, in compliance with Swiss law, IAT AG underwent a financial reorganization. IAT AG filed and was granted an application for a stay of payment with the applicable court in Switzerland and eventually reached a court-approved agreement with its unsecured creditors to accept forgiveness of 90% of their claims and to be paid the remaining 10%. In addition, IAT AG also altered its capital structure in June 1993.

   Since 1993 and in compliance with Swiss law, IAT AG took steps to safeguard the interests of its creditors and to raise capital to fund its operations by obtaining unsecured subordinated loans not bearing interest and having no specific maturity date from former stockholders of IAT AG (current stockholders of Multimedia) and by obtaining additional shareholders equity by increasing the share capital of IAT AG, which according to Swiss law is required to be fixed. The share capital was increased in various steps from SF 3,000,000 to SF 10,000,000 between 1993 and 1996 and, except for one instance where Robert Klein Handel & Co. GmbH was issued 1,500 shares of IAT AG for cash consideration of SF 1.875 million (approximately $1.49 million), and one instance in June 1993 where shareholders made their capital contribution of SF 0.3 million by transfer of the rights to certain proprietary licenses instead of by cash consideration, the 7,000 additional shares were either paid for in cash on the basis of one share for a cash payment of SF 1,000 or by converting loans into share capital on the basis of one share for each SF 1,000 in loan forgiveness. In October 1996, in connection with the formation of Multimedia, all of the 10,000 shares of IAT AG for which the shareholders of IAT AG had contributed SF 10.375 million (approximately $8.05 million at historic exchange rates) were exchanged (the "Exchange") for 4,375,000 shares of Common Stock of Multimedia and the Shareholder Warrant to Messrs. Sippel, Suter and Holthuisen at a purchase price equivalent to approximately $1.84 per share of Common Stock of Multimedia.


   In connection with the increase in share capital in July 1996, whereby IAT AG issued 900 shares to Volker Walther, a director and stockholder of Multimedia, for total consideration of SF 900,000 (approximately $714,300) at historic exchange rates, bmp Management Consultants, also a stockholder of Multimedia, was paid a finders fee by the Company of approximately $60,000.

   During the period from August to October 1996, Walther Glas made several unsecured subordinated loans to IAT AG in the aggregate amounts of SF 900,000 (approximately $666,700) and DM 700,000 (approximately $440,700). These loans have an annual interest rate of 10% and provide that they will be repaid at the earlier of the consummation of this Offering or June 30, 1997.

   On November 6, 1996, Klaus-Dirk Sippel, a principal stockholder of Multimedia, made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Klaus-Dirk Sippel. This loan has an annual interest rate of 8% and principal and accrued interest are due and payable on January 1, 1998. In December 1996, Vertical transferred 200,000 Investor Warrants it had purchased in the Private Placement to Mr. Sippel.

   The Company obtained an aggregate of approximately $500,000 in stockholder loans in February 1997 from Vertical, Walther Glas and Messrs. Vogt and Sippel. These loans bear annual interest at 8% and mature at the earlier of the consummation of this Offering or June 30, 1997 unless extended by mutual agreement of the parties. In connection with these loans, the Company granted registration rights to Walther Glas and Messrs. Vogt and Sippel evidenced by registration rights agreements (the "Registration Rights Agreements"). Pursuant to these agreements, each of these three stockholders have one demand and unlimited piggy-back registration rights for all of the shares of Common Stock owned by such stockholder except for Dr. Vogt whose registration rights are limited to 250,000 of his shares of Common Stock. The Registration Rights Agreements further provide that any demand registration at a minimum will include an amount of shares of Common Stock equal to 25% of the demanding stockholder's share ownership at the time of this Offering. In addition, the Registration Rights Agreements provide that any exercise of registration rights in such agreements is subject to Vertical's approval.

   In connection with the operations of IAT Germany, the capital was increased in 1993 and 1995 from the initial DM 100,000 (approximately
$64,300) to the current DM 700,000 (approximately $450,000). In addition, on December 19, 1995, HIBEG, the 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200) (the "HIBEG Loan"). The HIBEG Loan bears interest at
5% per annum payable semi-annually and will be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeds DM 87,500 (approximately $56,300). IAT Germany will be required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal is repaid in full.

   In addition to the transactions listed above, Messrs. Sippel and Suter have jointly and severally guaranteed two loans each in the amount of SF 600,000 (approximately $444,400) and each of Messrs. Sippel, Suter and Holthuisen have jointly and severally guaranteed IAT AG's credit line in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for SF 1,900,000 (approximately $1.41 million). IAT Germany entered into a line of credit with Volksbank Sottrum in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG, Dr. Vogt and Mr. Gudauski have each guaranteed the amount of DM 350,000 (approximately $225,000) of this line of credit. These guarantees are offset by a lien on accounts receivable balances. In addition, IAT AG has agreed with Volksbank Sottrum that IAT AG will insure that IAT Germany has sufficient capital to ensure that IAT Germany will be able to meet all of its obligations, including its obligatons under its loan agreement to Volksbank Sottrum.


PRIVATE PLACEMENT AND RELATED TRANSACTIONS


   Simultaneously with the Exchange, pursuant to the Stock Purchase Agreement between the Company, IAT AG, IAT Germany and Vertical dated October 24, 1996, the Company completed the Private Placement and issued an aggregate of 1,980,000 shares of Series A Preferred Stock (which was subsequently adjusted in the Company's recapitalization) and the Investor Warrants to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Henilia Financial Ltd. and Avi Suriel for an aggregate gross purchase price of $1.5 million or $.76 per share of Series A Preferred Stock of Multimedia. See "Principal Stockholders."


   The Stock Purchase Agreement contains certain continuing obligations of the Company. Pursuant to the Stock Purchase Agreement, Multimedia is obligated to use all reasonable efforts to file a registration statement containing this Prospectus no later than December 31, 1996. In addition, Multimedia is obligated to establish an underwriting committee of its Board of Directors consisting of four members with two members appointed by each of Vertical and Multimedia. Vertical has the right to designate the Chairman of the underwriting committee which is vested with full and exclusive responsibility and authority on behalf of Multimedia to select an underwriter and to negotiate all of the terms and conditions of any such underwriting including, without limitation, this Offering. In the event that the underwriting committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors of Multimedia, provided, that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

   The Stock Purchase Agreement further provides that, if on the effective date of this Offering, the aggregate value of the shares of Common Stock (as measured by the per share offering price of the shares of Common

Stock offered in this Offering) owned by non-management stockholders of Multimedia (the "Non-Management Stockholders") is less than $15,000,000 (the amount of such shortfall being hereinafter referred to as the "Shortfall"), Vertical and Dr. Viktor Vogt, Klaus Grissemann, Wilhelm Gudauski, Franz Muller and other members of management (the "Management Stockholders") shall, within five business days of the consummation of this Offering, transfer to the Non-Management Stockholders such additional number of shares of Common Stock as shall have a value equal to the Shortfall, with Vertical contributing 60% of the Shortfall and the Management Stockholders contributing 40% of the shortfall, pro rata. Alternatively, if on the effective date of this Offering, the aggregate value of the shares of Common Stock (as measured by the per share offering price of the shares of Common Stock offered in this Offering) owned by the Non-Management Stockholders is greater than $25,000,000 (the amount of such excess amount being hereinafter referred to as the "Excess Amount"), the Non-Management Stockholders shall, within five business days of the consummation of this Offering, distribute, without any further consideration, such number of shares of Common Stock as shall have a value equal to (i) 60% of the Excess Amount to Vertical and (ii) 40% of the Excess Amount to the Management Stockholders, pro rata according to their respective stockholdings.

   The Stock Purchase Agreement further provides that until October 24, 1999 Multimedia shall pay to Vertical monthly compensation for the services of the Co-Chairman of the Company nominated by Vertical each month prior to the consummation of this Offering of $5,000 and for each month subsequent to the consummation of this Offering of $12,000. Jacob Agam is the current nominee of Vertical. To date, the Company has not made these payments but has accrued such payments and intends to make such payments (including accrued payments) in the future.

   Multimedia further agreed that, for so long as Vertical shall hold the Series A Preferred Stock (or Common Stock issued upon conversion thereof or upon exercise of the Investor Warrant), without Vertical's consent, the composition of the Board of Directors of IAT AG and IAT Germany shall be identical to the composition of the Board of Directors of Multimedia; provided, that consent shall not be withheld if required to comply with Swiss law.

   Multimedia has further agreed that it will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of Multimedia and Vertical that IAT AG shall remain a direct or indirect wholly-owned subsidiary of Multimedia and IAT Germany shall remain a direct or indirect subsidiary of Multimedia.

   Amendment No. 1 to the Stock Purchase Agreement provides that Vertical shall not enter into an agreement or make any investment in an entity engaged in the video conferencing business prior to January 1, 1998 and that subsequent to January 1, 1998, Vertical, prior to entering into an agreement or making any investment in an entity engaged in the video conferencing business will provide the Company the opportunity to enter into such agreement or make such investment instead of Vertical.


   In connection with the Private Placement, the Company also entered into the Investor Rights Agreement with Vertical (the "Investor Rights Agreement") which provides that Vertical has the right, but not the obligation, to nominate as a member of the management slate for election to the Company's Board of Directors one or two persons for so long as Vertical will hold at least 5% or 10%, respectively, of the Series A Preferred Stock (or at least 5% or 10%, respectively, of the Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Investor Warrants). The Company agreed that one such person shall be elected Co-Chairman of the Board of Directors of the Company. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the Investor Warrants.

   In addition, also in connection with the Private Placement, the Company entered into the Marketing Agreement with General Capital, an affiliate of Vertical. The Marketing Agreement provides that General Capital will assist the Company in connection with marketing its products worldwide, arranging debt or equity financing for the Company's products to be purchased by its customers, and arranging financing for the Company's operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of the Company's marketing strategy. Currently, General Capital is working with the Company to structure a possible marketing joint venture with an Israeli company relating to marketing of the Company's products in the United States and to structure a possible marketing joint venture with a German company related to the marketing by the Company of certain products of the German company. There can be no assurance that the Company will be able to structure these joint ventures on terms acceptable to the Company, or at all. The Marketing Agreement has a five year term and expires on October 26, 2001. Pursuant to the Marketing Agreement, the Company paid $100,000 at the closing of the Private Placement and is obligated to pay $300,000 at such time as the Company's consolidated stockholders' equity exceeds $6,000,000 and an additional $100,000 payable at such time as the Company's consolidated stockholders' equity exceeds $8,000,000, provided that the current liabilities of the Company used to determine the consolidated stockholders' equity of the Company shall not exceed $3,500,000 and, to the extent it exceeds $3,500,000, any such additional amounts shall not reduce such stockholders' equity. The consummation of this Offering will trigger the $400,000 payment which will be made with the proceeds of this Offering. The Marketing Agreement further provides that Multimedia will provide General Capital with certain technical and other information relating to its business and operations as is reasonable and necessary for General Capital to market the Company's products. In addition, Multimedia will provide General Capital with the necessary sales promotion materials to market the Company's products and Multimedia shall make its management available to General Capital and prospective customers at such reasonable times and locations as is necessary for General Capital to market Multimedia's products. In connection with these provisions, General Capital agrees that, during the term of the Marketing Agreement and for a period of five years following such term, it shall not disclose to any third party any trade secrets or other confidential information for any purpose other than the performance of its duties under the Marketing Agreement and upon the prior written approval of Multimedia. General Capital further agreed that during the term of the Marketing Agreement and for a period of two years thereafter it shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of Multimedia as such business exists within any geographical area in which Multimedia conducts its business. Either party may terminate the Marketing Agreement at any time after June 30, 1997 if the Company's working capital does not exceed $4,000,000 by such date, provided, however, that in the event that the Company's working capital exceeds such amount by June 30, 1997, the Marketing Agreement will not be terminable by either party.

   Amendment No. 1 to the Marketing Agreement provides that General Capital, during the term of the Marketing Agreement and for a period of three years thereafter shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in the video conferencing business without any geographical limitation.


STOCKHOLDERS' AGREEMENT

   Prior to the closing of this Offering, all of the existing stockholders of the Company will enter into a stockholders' agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, Walther Glas and Messrs. Vogt and Sippel (the "Registration Rights Group") have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of the Representative for such sale, disposition or exercise, without Vertical's prior written consent for a period of 24 months after the consummation of the Offering. In addition, pursuant to the Stockholders' Agreement, all of the existing stockholders of the Company other than Vertical and the Registration Rights Group, have agreed not to sell or otherwise dispose of any shares of Common Stock or seek the consent of the Representative for such sale or disposition, without the prior written consent of each member of the Registration Rights Group and Vertical for a period of 24 months after the consummation of this Offering. In addition, the Stockholders' Agreement prohibits any sale or other disposition of shares of Common Stock within such 24 month period unless the acquiror (and any subsequent acquirors) of such shares becomes a party to the Stockholders' Agreement.


REVERSE STOCK SPLIT

   In connection with the Reverse Stock Split effected by the Company in December 1996, the outstanding capital stock of the Company was reduced from an aggregate of 6,600,000 shares to 6,250,000 resulting in 4,375,000 shares of Common Stock and 1,875,000 shares of Series A Preferred Stock outstanding.


ESCROW SHARES

   In connection with this Offering, the existing stockholders will deposit 500,000 shares of Common Stock into escrow. See "Principal Stockholders -- Escrow Shares."


EMPLOYMENT AGREEMENTS

   IAT AG and IAT Germany have entered into written employment and consulting agreements with Grissemann Consulting S.A., Franz Muller and Wilhelm Gudauski and the Company intends to enter into a written employment agreement with Dr. Vogt prior to or concurrently with the completion of this Offering. See "Management -- Employment and Consulting Agreements."

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding ownership of Common Stock prior to this Offering and as adjusted to give effect to the sale of the 3,100,000 shares of Common Stock offered hereby by (i) each director of Multimedia, (ii) each of the Named Executive Officers, (iii) all executive officers and directors of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock.

                                               Number of Shares Beneficially     Percentage of Shares
                                                           Owned                  Beneficially Owned
                                              ------------------------------   ------------------------
Name and Address                                 Before           After          Before        After
of Beneficial Owner(1)                          Offering        Offering        Offering     Offering
 -------------------------------------------   -----------   ---------------    ----------   ----------
Viktor Vogt(2)  ..........................        870,079        870,079 (3)      13.92%        9.31%
Jacob Agam(4)  ...........................             --             --             --           --
Klaus Grissemann(2)  .....................        189,395        189,395 (5)       3.03%        2.03%
Volker Walther(6)  .......................        890,750        890,750          14.25%        9.53%
Franz Muller(2)  .........................         94,697         94,697 (7)       1.52%        1.01%
Wilhelm Gudauski(2)  .....................        142,046        142,046 (8)       2.27%        1.52%
All executive officers and directors of the
  Company as a group 6 persons .............    2,186,967      2,186,967          34.99%       23.39%
Vertical Financial Holdings(4)(9)  .........      890,152      1,580,304 (10)     14.24%       15.74%
Behala Anstalt(11)  ........................      296,402        592,804 (12)      4.74%        6.15%
Lupin Investments Services Ltd.(13)  .......      296,402        592,804 (14)      4.74%        6.15%
Henilia Financial Ltd.(15)  ................      297,347        594,694 (16)      4.76%        6.16%
Klaus-Dirk Sippel(17)  .....................      707,059      1,105,923 (18)     11.31%       11.34%
Richard Suter(19)  .........................      572,687        771,551 (20)      9.16%        8.08%
Robert Klein Handel GmbH & Co.
  KG((21)) .................................      455,438        455,438           7.29%        4.87%

------

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. See "Certain Transactions."

 (2) The address of all directors and officers is c/o IAT Multimedia Co., Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland.


 (3) Includes 69,605 shares of Common Stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote. See "-- Escrow Shares."


 (4) Jacob Agam, the Co-Chairman of the Company, is a director of Vertical. Pursuant to an agreement between Orida and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is the Chairman and a significant owner of Orida. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

 (5) Includes 15,151 shares of Common Stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote.
     See "-- Escrow Shares."

 (6) Volker Walther's address is Pestalozziweg 8, D-34439, Willebadessen, Germany. Includes 156,188 shares held by Walther Glas GmbH of which Mr. Walther is a majority shareholder. Also includes 58,765 and 12,495 shares of Common Stock which are held in escrow but in respect of which Mr. Walther and Walther Glas GmbH, respectively, retain the power to vote. See "-- Escrow Shares."

 (7) Includes 7,575 shares of Common Stock which are held in escrow but in respect of which Mr. Muller retains the power to vote. See "-- Escrow Shares."

 (8) Includes 11,364 shares of Common Stock which are held in escrow but in respect of which Mr. Gudauski retains the power to vote. See "-- Escrow Shares."

 (9) The address of Vertical is Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(10) Includes 690,152 shares of Common Stock issuable upon exercise of an equal amount of Investor Warrants beneficially owned by Vertical and exercisable within 60 days. Also includes 71,212 shares of Common Stock which are held in escrow but in respect of which Vertical retains the power to vote. See "-- Escrow Shares."

(11) The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
     Liechtenstein.

(12) Includes 296,402 shares of Common Stock issuable upon exercise of an equal amount of Investor Warrants beneficially owned by Behala Anstalt and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote. See "-- Escrow Shares."

(13) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Tortola/BVI, Road Town, Tortola, British Virgin Islands.

(14) Includes 296,402 shares of Common Stock issuable upon exercise of an equal amount of Investor Warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote.
     See "-- Escrow Shares."

(15) The address of Henilia Financial Ltd. is 35A Regent Street, Belize City, Belize.

(16) Includes 297,347 shares of Common Stock issuable upon exercise of an equal amount of Investor Warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days. Also includes 23,788 shares of Common Stock which are held in escrow but in respect of which Henilia Financial Ltd. retains the power to vote. See "-- Escrow Shares."

(17) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland. In October 1996, Mr. Sippel sold 76,941 shares to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, the agreement between Messrs. Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares.

(18) Includes 398,864 shares of Common Stock issuable upon exercise of an equal amount of Shareholder Warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days. Also includes 56,565 shares of Common Stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote. See "-- Escrow Shares."

(19) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.

(20) Includes 198,864 shares of Common Stock issuable upon exercise of an equal amount of Shareholder Warrants beneficially owned by Richard Suter and exercisable within 60 days. Also includes 45,815 shares of Common Stock which are held in escrow but in respect of which Mr. Suter retains the power to vote. See "-- Escrow Shares."

(21) Robert Klein Handel GmbH & Co. KG's address is Perlengraben 2, D-50676
     Koln.

ESCROW SHARES

   The existing stockholders of the Company will deposit an aggregate of 500,000 shares of Common Stock into escrow. The Escrow Shares are not assignable or transferable. Of the Escrow Shares,

       (i) 166,666 shall be released from escrow if, for the fiscal year ending December 31, 1997, the Company's minimum revenues (the "Minimum Revenues") equals or exceeds $5.5 million;

       (ii) 166,666 Escrow Shares (or, if the conditions set forth in (i) above was not met, 333,332 Escrow Shares) shall be released, if, for the fiscal year ending December 31, 1998, the Minimum Revenues equals or exceeds $8.0 million;

       (iii) 166,668 Escrow Shares (or, if the conditions set forth in either
   (i) or (ii) were not met, the remaining Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Revenues equals or exceeds $12.0 million and the Company's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $1.0 million; and

       (iv) all of the Escrow Shares will be released from escrow if one or more of the following conditions is/are met:

          (a) the average of the closing bid prices of the Company's Common Stock for any 30 consecutive trading days commencing 24 months after the Effective Date exceeds $13.00 per share; or

          (b) the Company is acquired by or merged into another entity during the period set forth in (a) above in a transaction in which the value of the per share consideration received by the stockholders of the Company (after giving effect to the release from escrow) on the date of such transaction exceeds $13.00 per share.

   The Minimum Revenues and Minimum Pretax Income Amounts set forth above shall be (i) derived solely from the business currently owned and operated by the Company and shall not give effect to any operations relating to business or assets acquired in the future; (ii) calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the Escrow Shares and (iii) audited by the Company's independent public accountants.

   Any money, securities, rights or property distributed in respect of the Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company (the "Escrow Property"). On March 31, 2000, any remaining Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charges could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity, it may have a negative effect on the market price of the Common Stock. See "Risk Factors -- Charge to Earnings in the Event of Release of Escrow Shares", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 -- Consolidated Financial Statements of the Company.

   The Minimum Revenues and Minimum Pretax Income amounts and closing bid price levels set forth above were determined by negotiation between the Company and the Underwriters and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of the Common Stock.

                          DESCRIPTION OF SECURITIES

   The authorized capital stock of Multimedia consists of 20,000,000 shares of Common Stock, par value $.01 per share, 2,375,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), including 500,000 shares of Blank Check Preferred Stock. Prior to this Offering, Multimedia had issued and outstanding 4,375,000 shares of its Common Stock and 1,875,000 shares of Series A Preferred Stock. Upon consummation of this Offering, Multimedia will have issued and outstanding an aggregate of 9,350,000 shares of its Common Stock including 1,875,000 shares of Common Stock issued upon automatic conversion of all of the outstanding Series A Preferred Stock. Upon conversion of the Series A Preferred Stock, all of the Series A Preferred Stock will be cancelled.

COMMON STOCK

   Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock are entitled to receive such dividends, pro rata, based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. Multimedia has never paid cash dividends on its Common Stock and does not anticipate or intend paying cash dividends in the foreseeable future on its Common Stock. In the event of the liquidation, dissolution or winding up of the affairs of Multimedia, all assets and funds of Multimedia remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed to the holders, pro rata on a per share basis, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, fully paid and non-assessable.

PREFERRED STOCK

SERIES A PREFERRED STOCK

   Dividends. The holders of the Series A Preferred Stock are entitled to receive mandatory preferential dividends at the rate of $.056 per share (as adjusted for stock splits, combinations or similar events) during the one year period from October 4, 1996 to October 24, 1997, which dividends shall be accrued and shall be paid, in cash, upon the earlier of (i) the consummation of this Offering at which time all shares of Series A Preferred Stock will automatically convert at the then-effective Conversion Rate (as defined below) or (ii), in the event this Offering is not consummated, on October 24, 1997.

   Liquidation Preference. In the event of any liquidation, dissolution or winding up of Multimedia, either voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of Multimedia to any holders of Common Stock, an amount per share equal to $.080 (as adjusted for stock splits, combinations or similar events) for each outstanding share of Series A Preferred Stock plus any accrued or declared but unpaid dividends (the "Liquidation Preference"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of Multimedia legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock such that an equal amount shall be paid with respect to each outstanding share of Series A Preferred Stock.

   Redemption. Multimedia is obligated to redeem the Series A Preferred Stock at the Liquidation Preference upon the written request of the holders of any outstanding shares of Series A Preferred Stock at any time following October 4, 1998. If, at any time after December 31, 1997, Multimedia has not consummated this Offering, Multimedia may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock at the Liquidation Preference. To the extent that Multimedia does not have funds legally available to fund any required redemption of shares of Series A Preferred Stock, Multimedia shall use its commercially reasonable best efforts to raise sufficient capital to fund such required redemption within 60 days of the date such redemption is required to be made. To the extent that Multimedia is unable to raise sufficient capital to fund such required redemption within such period, Multimedia shall commence, as of the 61st day following the date such redemption is required to be made, a rights offering of Multimedia's Common Stock to all of Multimedia's shareholders of an adequate number of shares at a purchase price per share equal to its then fair market value such that the total dollar amount to be raised from such rights offering will equal or exceed the dollar amount needed by Multimedia to fund such required redemption.

   Conversion. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof at any time after the date of issuance of such share. Each share of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock equal to a fraction, the numerator of which is the "Conversion Value" per share of such Series A Preferred Stock and the denominator of which is the "Conversion Price" per share in effect for such Series A Preferred Stock at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. The Conversion Price of each of the Series A Preferred Stock is subject to adjustment to protect against certain antidilutive events. The initial Conversion Price per share of Series A Preferred Stock is $.80, subject to adjustment for stock splits, combinations or similar events affecting the Series A Preferred Stock. The Conversion Value per share of Series A Preferred Stock is $.80. As of the date of this Prospectus, each share of Series A Preferred Stock will convert into 1,875,000 shares of Common Stock upon the consummation of this Offering.

   Voting Rights. Except with respect to the election of members of Multimedia's Board of Directors, the Series A Preferred Stock are entitled to vote on all matters as to which the holders of Common Stock are entitled to vote with each share of Series A Preferred Stock having that number of votes equal to the number of shares of Common Stock into which it is then convertible.

   Status of Converted Stock. Upon consummation of this Offering and the conversion of the Series A Preferred Stock, the shares so converted shall be canceled by Multimedia. See "-- Preferred Stock."

   Right to Elect Certain Directors. Provided that there are at least five directors, for so long as the holders of Series A Preferred Stock hold at least 5% of Multimedia's Series A Preferred Stock (or 5% of the Common Stock issued upon conversion of the Series A Preferred Stock or upon exercise of any warrants held by such holder), the holders of the Series A Preferred Stock voting as a separate class, shall have the right to elect one individual to Multimedia's Board of Directors and so long as the holders of at least 10% of Multimedia's Series A Preferred Stock (or 10% of the Common Stock issued upon conversion of the Series A Preferred Stock or upon exercise of any warrants held by such holder), such holders voting as a separate class, shall have the right to elect two individuals to Multimedia's Board of Directors, including one member who shall be elected as Co-Chairman of the Board of Directors. The Series A Directors shall be elected at the same time as the election of the other members of the Board of Directors. In the event of the resignation or removal of a Series A Directors, a special meeting shall be convened at which elections shall be held for the election of a substitute Series A Director, provided that such holders may act by unanimous consent in lieu of such meeting.

   Covenants. So long as any shares of Series A Preferred Stock are outstanding, Multimedia shall not without first obtaining the written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, among other things, sell all or substantially all of the assets of Multimedia, merge in any transaction in which more than 50% percent of the voting power of Multimedia is disposed of, engage in any spin-out, distribution or sale of any business unit of Multimedia, increase or decrease the total number of authorized shares of Series A Preferred Stock or amend the terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, authorize or issue any other equity security having a preference over, or being on a parity with the Series A Preferred Stock with respect to dividends, redemption or liquidation, redeem or repurchase any outstanding equity securities of the Company, to issue shares of Common Stock to employees, advisors, consultants or outside directors if the cumulative total number of shares of Common Stock so issued exceeds 748,000, increase the authorized number of directors of Multimedia to more than five members, liquidate, dissolve or otherwise wind up the affairs of Multimedia, enter into any transactions with affiliates of Multimedia except on arms-length terms or pay any dividend on or any distribution with respect of any shares of capital stock other than the dividends paid on the Series A Preferred Stock in accordance with its terms.

BLANK CHECK PREFERRED STOCK

   The Company is authorized to issue up to 500,000 shares of Blank Check Preferred Stock. The Board of Directors has the authority to issue this Blank Check Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Blank Check Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Blank Check Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuances of Blank Check Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Blank Check Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Blank Check Preferred Stock.

INVESTOR WARRANTS AND SHAREHOLDER WARRANTS

   Each of the Investor Warrants and the Shareholders Warrants entitle the holder to purchase one share of Common Stock at an exercise price per share equal to 130% of the initial public offering price at any time or from time to time during the ten year period following the consummation of this Offering, but not later than 5:00 P.M., New York City time, on December 31, 2006. Each of the Investor Warrants and the Shareholders Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuances of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions. In addition, the Investor Warrants also contain a cashless exercise option provision.

   Each of the Investor Warrants and the Shareholder Warrants may be exercised upon surrender of the certificate evidencing the Investor Warrant or the Shareholder Warrant on or prior to its expiration date at the offices of the Company or the Transfer Agent (as defined below), with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Investor Warrant or Shareholder Warrant is being exercised. Shares issued upon exercise of Investor Warrants or Shareholder Warrants and payment in accordance with the terms of the Investor Warrants or Shareholders Warrants will be fully paid and non-assessable.

   The Investor Warrants or the Shareholder Warrants do not confer upon the holders of the Investor Warrants or the Shareholder Warrants any voting or other rights of a stockholder of the Company.

   Upon exercise of the Investor Warrants or the Shareholder Warrants, the holders of the Common Stock issued upon such exercise will have registration rights as set forth in the Investor's Rights Agreement. See "Certain Transactions -- Private Placement and Related Transactions."

UNDERWRITERS' WARRANTS

   For a description of the Underwriters' Warrants, see "Underwriting."

TRANSFER AGENT


   American Stock Transfer & Trust Company serves as Transfer Agent for the shares of Common Stock.


BUSINESS COMBINATION PROVISIONS

   The Company is subject to the "business combination" statute of the Delaware Law, an anti-takeover law enacted in 1988. In general, Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. Upon closing of this Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company and, as a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                       SHARES ELIGIBLE FOR FUTURE SALE



   Upon completion of this Offering the Company will have 9,350,000 shares of Common Stock outstanding. Of these shares outstanding, the 3,100,000 shares of Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. All of the 6,250,000 shares of Common Stock held by existing stockholders are eligible for sale under Rule 144 beginning in October 1997. Of the outstanding shares of Common Stock, 500,000 shares are Escrow Shares. Currently 5,607,757 of the 6,250,000 shares of Common Stock outstanding are held by affiliates and will be subject to volume limitations after October 1997. The existing stockholders of the Company have entered into the Lock-Up Agreements wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market after the date of this Prospectus) or to exercise any registration rights for a period of 24 months from the date of this Prospectus without the prior written consent of the Representative; provided, however, that the stockholders of the Company (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the Underwriters restricting the transferability of such shares for the remainder of such 24 month period; and provided further that participants in the Private Placement may not sell or otherwise dispose of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock in such private sales without such consent prior to October 24, 1998. The Representative has indicated that it will not consent to any sale or other disposition of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock prior to October 24, 1998, except in the event of a tender offer. See "Underwriting."

   In addition, the Investor Warrants, the Shareholder Warrants and the 2,348,485 shares of Common Stock issuable upon exercise of the Investor Warrants and the Shareholders Warrants are also "restricted securities" and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. None of such warrants or shares will be eligible for sale in the public market pursuant to Rule 144 until October 1997.

   Upon completion of this Offering, the Company will have outstanding in addition to the securities referred to above, the Underwriters' Warrants to purchase an aggregate of 310,000 shares of Common Stock. See "Underwriting." If the Underwriters' Warrants are exercised, the value of the Common Stock held by public investors will be diluted, if the value of such stock immediately prior to the exercise of such Underwriters' Warrants exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. The Underwriters' Warrants afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional Common Stock during the term thereof. In addition, the Company has reserved for issuance 500,000 shares of Common Stock in connection with the 1996 Stock Option Plan.

   In general under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other resale requirements.

   Vertical, Walther Glas and Messrs. Vogt and Sippel have certain demand and piggy-back registration rights covering their respective securities. See "Certain Transactions." In addition, the Underwriters also have demand and piggy-back registration rights with respect to the securities underlying the Underwriters' Warrants. See "Underwriting."

   Prior to this Offering, there has been no market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING

   Royce Investment Group, Inc. and Continental Broker-Dealer Corp. (the "Underwriters"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite their respective names in the table below at the price set forth on the cover page of this Prospectus:

          Underwriters                                       Number of Shares
 -------------------------------                              ----------------
Royce Investment Group, Inc.
Continental Broker-Dealer Corp.
                                                              ----------------
  Total                                                          3,100,000
                                                              ================


   The Underwriters have advised the Company that they propose to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), at such price
less a concession of not in excess of $   per share, of which a sum not in
excess of $   may in turn be reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed by the Underwriters. The Underwriters are committed to purchase all of the shares offered hereby if any are purchased.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriters a non-accountable expense allowance equal to 2.5% of the gross proceeds derived from the sale of the shares offered hereby, including any shares purchased pursuant to the Underwriters' over-allotment option, $50,000 of which has been paid to date.

   The Company has granted to the Underwriters an option exercisable during the 45-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions, up to 465,000 additional shares for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.


   The existing stockholders of the Company have entered into the Lock-Up Agreements wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market after the date of this Prospectus) or to exercise any registration rights for a period of 24 months from the date of this Prospectus without the prior written consent of the Representative; provided, however, that stockholders of the Company (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the Underwriters restricting the transferability of such shares for the remainder of such 24 month period; and provided further that participants in the Private Placement may not sell or otherwise dispose of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock in such private sales without such consent prior to October 24, 1998. The Representative has indicated that it will not consent to any sale or other disposition of shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock prior to October 24, 1998, except in the event of a tender offer.


   The Company has agreed to sell to the Underwriters or their designees, for nominal consideration, the Underwriters' Warrants to purchase up to an aggregate of 310,000 shares of Common Stock. The Underwriters' Warrants are exercisable during the four-year period commencing one year from the date of this Prospectus at an exercise price equal to 165% of the per share price set forth on the cover page of this Prospectus, subject to adjustment in certain events, and are not transferable for a period of one year from the date of this Prospectus except to officers of the Underwriters or to members of the selling group. The Underwriters' Warrants also contain a cashless exercise provision. The Company has agreed to register under the Securities Act during the four- year period commencing one year from the date of the Prospectus, on two separate occasions, the securities issuable upon exercise thereof. The initial such registration shall be at the Company's expense and the second at the expense of the holders.

   During the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition, joint venture, strategic introduction or other similar transaction to which the

Company is a party, the Representative will be entitled to receive a finder's fee in consideration of the origination of such transaction. The fee is based upon a percentage of the consideration paid in the transaction.

   The Underwriters have informed the Company that they do not expect sales to discretionary accounts to exceed 5% percent of the total number of the shares offered hereby.

   Prior to this Offering, there has been no public market for the Common Stock offered hereby. Accordingly, the offering price of the shares of Common Stock offered hereby has been determined by negotiation between the Company and the Underwriters and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such price in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, the general condition of the securities markets and such other factors as were deemed relevant.

                                LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York. Certain legal matters related to this Offering will be passed upon for the Underwriters by Bachner, Tally, Polevoy & Misher LLP, New York. Baker & McKenzie, New York will rely, without independent verification, on the opinion of Baker & McKenzie, Zurich and Dr. Schackow & Partners, Bremen as to matters of Swiss and German law, respectively.

                                   EXPERTS

   The consolidated financial statements of IAT Multimedia, Inc. included in this Prospectus and Registration Statement have been so included in reliance on the report of Rothstein, Kass & Company, P.C., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                   GLOSSARY

"Byte" means a sequence of binary digits or bits which represents one piece of information such as a single letter. A byte is the unit of information processed by a computer.

"Codec" means a combination of a coder and decoder. A coder uses a compression algorithm to reduce the number of bytes needed to represent an audio or video segment. A decoder recovers the original raw bytes from the compressed bytes generated by the coder. In video and audio compression, the recovery does not need to be exact; a good approximation of the original information is appropriate for practical purposes.

"Compression algorithm" means a set of procedures (usually specified by mathematical equations) that reduce the number of bytes necessary to represent some piece of information, such as a video or audio segment.

"Compression ratio" means the average number of bytes at the input of codec that will produce one byte at the output of the coder. The higher the ratio the lower the necessary channel speed to transmit the information, and therefore the lower the transmission cost.

"CPU" means central processing unit.

"ISDN" means integrated services digital network, an international switched digital communication network that provides multiples of 64 Kbps per channel, up to a maximum of 2 Mbps. ISDN is available in most countries from local telephone service providers and, in some cases, others.

"Integrator" means a company which assembles third party components in systems.

"Kbps" means kilobits per second, 1 Kbps equals 1,000 bits per second.

"LAN" means Local Area Network, often a company computer network confined to one physical location.

"Mbps" means megabits per second, 1 Mbps equals 1,000,000 bits per second.

"OEM" means original equipment manufacturer. Such manufacturers often acquire components from outside suppliers which are then combined with the manufacturer's proprietary knowledge, hardware and/or software.

"WAN" means Wide Area Network, often an enterprise computer network which ties a company's various physical locations together.

                        INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                 -------------
Independent Auditors' Report  ................................    F-2

Consolidated Financial Statements

     Consolidated Balance Sheets  ............................    F-3

     Consolidated Statements of Operations  ..................    F-4

     Consolidated Statements of Stockholders' Equity
        (Deficit) ............................................    F-5

     Consolidated Statements of Cash Flows  ..................    F-6

     Notes to Consolidated Financial Statements  .............    F-7 - F-13



                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
IAT Multimedia, Inc.


We have audited the accompanying consolidated balance sheets of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has sustained recurring losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     Rothstein, Kass &
                                                     Company, P.C.

Roseland, New Jersey

January 31, 1997

                    IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                                         December 31,
                                                               -------------------------------
                                                                    1995             1996
                                                                ------------    --------------

Assets
Current assets:
   Cash .....................................................    $   198,879     $    264,661
   Accounts receivable, less allowance for doubtful accounts
     of $0 in 1995 and $20,000 in 1996  .....................        600,904          309,133
   Inventories ..............................................        476,487          437,128
   Other current assets .....................................        212,330          192,996
                                                                ------------    --------------
     Total current assets ...................................      1,488,600        1,203,918
Equipment and improvements, less accumulated depreciation
   and amortization .........................................        567,806          638,955
Other assets:
   Other assets .............................................                          96,667
   Deferred registration costs ..............................             --          276,525
                                                                ------------    --------------
                                                                 $ 2,056,406     $  2,216,065
                                                                ============    ==============
Liabilities and Stockholders' Deficit
Current liabilities:
   Notes payable, banks .....................................    $ 1,616,669     $  1,811,837
   Accounts payable and other current liabilities ...........        978,480        1,013,400
   Loans payable, stockholders ..............................             --        1,107,407
                                                                ------------    --------------
     Total current liabilities ..............................      2,595,149        3,932,644
                                                                ------------    --------------
Loans payable, stockholders, net of current portion  ........        348,913          963,704
                                                                ------------    --------------
Series A Convertible Preferred Stock, $.01 par value,
   redeemable, authorized, issued and outstanding 1,875,000
   shares ...................................................                       1,400,000
Commitments and contingencies                                                   --------------
Stockholders' deficit:
   Preferred stock, $.01 par value, authorized 500,000
     shares, none issued
   Common stock, $.01 par value, authorized 20,000,000
     shares, issued and outstanding 3,500,000 and 4,375,000
     shares, respectively  ..................................         35,000           43,750
   Capital in excess of par value ...........................      6,472,051        8,002,884
   Accumulated deficit ......................................     (7,184,969)     (12,293,447)
   Cumulative translation adjustments .......................       (209,738)         166,530
                                                                ------------    --------------
     Total stockholders' deficit ............................       (887,656)      (4,080,283)
                                                                ------------    --------------
                                                                 $ 2,056,406     $  2,216,065
                                                                ============    ==============


         See accompanying notes to consolidated financial statements.

                    IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Years Ended December 31,
                                                        -------------------------------------------------
                                                              1994             1995             1996
                                                         --------------   --------------    -------------
Net sales  ...........................................    $ 1,053,148      $ 1,510,076       $ 1,193,302
Cost of sales  .......................................        699,701          967,909           811,771
                                                         --------------   --------------    -------------
Gross margin  ........................................        353,447          542,167           381,531
                                                         --------------   --------------    -------------
Operating expenses:
   Research and development costs:
     Expenses incurred  ..............................      2,269,191        2,531,093         2,728,815
     Less participations received  ...................      2,206,888          868,335           398,177
                                                         --------------   --------------    -------------
          Research and development costs, net  .......         62,303        1,662,758         2,330,638
   Selling expenses ..................................        739,385        1,265,697         1,462,191
   General and administrative expenses ...............        798,766        1,374,379         1,494,858
                                                         --------------   --------------    -------------
                                                            1,600,454        4,302,834         5,287,687
                                                         --------------   --------------    -------------
Operating loss  ......................................     (1,247,007)      (3,760,667)       (4,906,156)
                                                         --------------   --------------    -------------
Other income (expense):
   Interest expense ..................................       (124,776)        (128,804)         (213,136)
   Other income ......................................         36,586           30,127            10,814
   Minority interest in net loss of subsidiaries .....             --          129,167                --
                                                         --------------   --------------    -------------
                                                              (88,190)          30,490          (202,322)
                                                         --------------   --------------    -------------
Net loss  ............................................    $(1,335,197)     $(3,730,177)      $(5,108,478)
                                                         ==============   ==============    =============
Loss per share of common stock  ......................    $     (0.33)     $     (0.77)      $     (0.89)
                                                         ==============   ==============    =============
Weighted average number of common shares outstanding        4,000,000        4,837,243         5,750,000
                                                         ==============   ==============    =============

         See accompanying notes to consolidated financial statements.

                    IAT MULTIMEDIA, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                    Common Stock        Capital in                     Cumulative
                                                ----------------------  Excess of     Accumulated     Translation
                                                  Shares      Amount    Par Value       Deficit       Adjustments       Total
                                                -----------  --------- ------------  ---------------  ------------- -------------

Balances, January 1, 1994  ...................  1,750,000    $17,500    $2,685,203    $ (2,119,595)    $  (6,330)    $   576,778
Change in cumulative translation adjustments .         --         --            --              --        20,204          20,204
Net loss  ....................................         --         --            --      (1,335,197)           --      (1,335,197)
                                                -----------  --------- ------------  ---------------  ------------- -------------
Balances, December 31, 1994  .................  1,750,000     17,500     2,685,203      (3,454,792)       13,874        (738,215)
Issuance of common stock  ....................  1,750,000     17,500     3,786,848              --            --       3,804,348
Change in cumulative translation adjustments .         --         --            --              --      (223,612)       (223,612)
Net Loss  ....................................         --         --            --      (3,730,177)           --      (3,730,177)
                                                -----------  --------- ------------  ---------------  ------------- -------------
Balances, December 31, 1995  .................  3,500,000     35,000     6,472,051      (7,184,969)     (209,738)       (887,656)
Issuance of common stock  ....................    875,000      8,750     1,530,833              --            --       1,539,583
Change in cumulative translation adjustments .         --         --            --              --       376,268         376,268
Net loss  ....................................         --         --            --      (5,108,478)           --      (5,108,478)
                                                -----------  --------- ------------  ---------------  ------------- -------------
Balances, December 31, 1996  .................  4,375,000    $43,750    $8,002,884    $(12,293,447)    $ 166,530     $(4,080,283)
                                                ===========  ========= ============  ===============  ============= =============


         See accompanying notes to consolidated financial statements.

                    IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Years Ended December 31,
                                                      -------------------------------------------------
                                                           1994             1995             1996
                                                      --------------   --------------    --------------

Cash flows from operating activities:
   Net loss .......................................    $(1,335,197)     $(3,730,177)      $(5,108,478)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization  ...............        152,413          194,274           230,134
     Minority interest  ...........................             --         (129,167)               --
     (Increase) decrease in cash attributable to
        changes in assets and liabilities:
        Accounts receivable  ........................      448,460          291,512           216,016
        Inventories  ................................      (23,611)        (111,089)          (34,002)
        Other current assets  .......................       18,282             (409)           (8,480)
        Other assets  ...............................                                         (96,667)
        Accounts payable and other current
          liabilities ...............................      (13,116)         253,707           194,949
                                                      -------------    --------------    --------------
Net cash used in operating activities  ............       (752,769)      (3,231,349)       (4,606,528)
                                                      -------------    --------------    --------------
Net cash used in investing activities, purchases
   of equipment and improvements ..................       (169,435)        (243,706)         (370,780)
                                                      -------------    --------------    --------------
Cash flows from financing activities:
   Proceeds from (repayments of) loans payable,
     stockholders  ................................        321,124         (130,524)        1,931,250
   Deferred registration costs ....................             --               --          (276,525)
   Proceeds from issuance of common stock .........             --        3,804,348         1,539,583
   Proceeds from issuance of preferred stock ......                                         1,400,000
   Issuance of common stock of a subsidiary to a
     minority interest  ...........................             --          129,167                --
   Proceeds from (repayments of) short-term bank
     loan  ........................................        501,507          (39,475)          473,235
                                                      -------------    --------------    --------------
Net cash provided by financing activities  ........        822,631        3,763,516         5,067,543
                                                      -------------    --------------    --------------
Effect of exchange rate changes on cash  ..........         (4,261)        (103,403)          (24,453)
                                                      -------------    --------------    --------------
Net increase (decrease) in cash  ..................       (103,834)         185,058            65,782
Cash, beginning of period  ........................        117,655           13,821           198,879
                                                      -------------    --------------    --------------
Cash, end of period  ..............................    $    13,821      $   198,879       $   264,661
                                                      ==============   ==============    ==============
Supplemental disclosures of cash flow information,
   cash paid during the period for interest .......    $   124,776      $   128,804       $   162,473
                                                      ==============   ==============    ==============



         See accompanying notes to consolidated financial statements.

                    IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND ORGANIZATION:

   IAT Holdings, Inc. was incorporated under the laws of Delaware in September 1996 and changed its name to IAT Multimedia, Inc. ("IAT") in December 1996. During October 1996, IAT issued 4,375,000 shares of its common stock for 100% of the outstanding shares of common stock of IAT AG, a corporation organized under the laws of Switzerland, in a transaction accounted for as a pooling of interests. IAT develops, produces and sells desktop video conferencing communications systems to customers mainly in Germany and Switzerland.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Principles of Consolidation -- The consolidated financial statements include the accounts of IAT, its wholly-owned subsidiary IAT AG, Switzerland, and a 74.9% owned subsidiary, IAT Deutschland GmbH Interaktive Mediem Systeme ("IAT GmbH"), Bremen (collectively the "Company"). All intercompany accounts and transactions have been eliminated.

   Inventories -- Inventories are valued at the lower of cost, on the first-in, first-out method (FIFO), or market.

   Revenue Recognition -- Revenues from the sale of communications systems are recognized upon shipment to customers. Revenues from the rental of communications systems are recognized on a straight-line basis over the rental time period.

   Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Equipment and Improvements -- Equipment and improvements are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

  Computer hardware and software         3-5 years
  Office furniture and equipment           8 years
  Leasehold improvements                  10 years


   Deferred Registration Costs -- The Company has incurred costs relating to its proposed public offering. If the offering is successful, these costs will be charged to capital in excess of par value, otherwise, the costs will be charged to operations.

   Foreign Currency Translation -- The Company has determined that the local currency of its Switzerland subsidiary, Swiss Francs, is the functional currency. The financial statements of the subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 (SFAS No. 52), "Foreign Currency Translation". SFAS No. 52 provides that all balance sheet accounts are translated at year-end rates of exchange (1.15 and 1.35 Swiss Francs for each U.S. Dollar at December 31, 1995 and 1996, respectively), except for equity accounts which are translated at historical rates. Income and expense accounts are translated at the average of the exchange rates in effect during the period. The resulting translation adjustments are included as a separate component of stockholders' deficit, whereas gains or losses arising from foreign currency transactions are included in results of operations.


   Fair Value of Financial Instruments -- The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the consolidated balance sheets.

   Stock Options -- In October 1995, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing account-ing rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

   Income Taxes -- The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed based on differences between financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

   Research and Development Costs -- Research and development expenditures conducted for internal purposes are expensed as incurred. The expenditures include the following cost elements directly relating to research and development: materials costs, equipment and facilities depreciation, personnel costs, contract services and certain general and administrative expenses. Software development costs incurred subsequent to establishment of technological feasibility have not been material.


   Loss Per Common Share -- Loss per share of common stock is based upon the weighted average number of shares outstanding, including common stock equivalents. Shares of common stock to be placed in escrow upon completion of the proposed public offering described in Note 9, which are common stock equivalents, have been excluded from the calculation of loss per share. The weighted average includes shares and common stock equivalents issued within one year of the Company's proposed initial public offering (IPO) with an issue price less than the anticipated IPO price (see Notes 8, 9 and 10). In addition, all shares have been adjusted to reflect the reverse stock split discussed in Note 9.


   Unaudited Consolidated Financial Statements -- The unaudited interim consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal and recurring nature, which are necessary for a fair presentation. The results of operations for the nine months are not necessarily indicative of the results expected for the full year.

   Minority Interest in Consolidated Subsidiary -- The Company records minority interest in its consolidated subsidiary at the cost of the investment, adjusted for the applicable income (loss) from operations. Losses from operations, however, will be recorded only to the extent of the original investment and previously recognized equity in earnings, if any.


   Research and Development Participation Agreements -- The Company has entered into various agreements relating to the joint development of the Company's products. In accordance with these agreements, the Company and its counterparts each have rights for the use of the developed technology. Reimbursed research and development costs for the years ended December 31, 1994, 1995 and 1996 were $2,206,888, $868,335, and $398,177, respectively.

NOTE 3. INVENTORIES:

   Inventories consist of the following:

                                                   December 31,
                                   ------------------------------------------
                                       1995                           1996
                                    ----------                      ----------
Raw Materials ....................   $343,814                       $406,202
Finished Goods ...................    132,673                         30,926
                                    ----------                      ----------
                                     $476,487                       $437,128
                                    ==========                      ==========

NOTE 4. EQUIPMENT AND IMPROVEMENTS:

   Equipment and improvements consists of the following:

                                                          December 31,
                                                  ---------------------------
                                                      1995            1996
                                                   -----------     -----------

Computer hardware and software  ...............    $  735,322      $  806,768
Office furniture and equipment  ...............       298,411         286,863
Leasehold improvements  .......................       344,791         294,624
                                                   -----------     -----------
                                                    1,378,524       1,388,255
Less accumulated depreciation and amortization        810,718         749,300
                                                   -----------     -----------
                                                   $  567,806      $  638,955
                                                   ===========     ===========


NOTE 5. NOTES PAYABLE, BANKS:

   Notes payable, banks consist of the following:

                                                                              December 31,
                                                                      ----------------------------
                                                                           1995           1996
                                                                       ------------   ------------
Note payable under a line of credit with a Swiss Bank for a maximum amount of approximately $1.4 million, bearing interest at 6.5% per annum (at December 31, 1996), due on demand and guaranteed by
  certain of the stockholders of IAT ...............................    $1,365,457     $1,209,770
Notes payable to German banks including a line of credit
  arrangement for a maximum amount of approximately $675,000, bearing interest at 10.5% per annum, due on demand, collateralized by account receivable balances and guaranteed by the stockholders
  of IAT GmbH ......................................................       251,212        602,067
                                                                       ------------   ------------
                                                                        $1,616,669     $1,811,837
                                                                       ============   ============

NOTE 6. ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES:

   Accounts payable and other current liabilities consist of the following:

                                                     December 31,
                                        -------------------------------------
                                            1995                      1996
                                         ----------                -----------
Accounts payable, trade  .                $416,663                 $  347,615
Value added taxes  .......                 173,798                     92,807
Payroll taxes  ...........                 143,393                    120,486
Other current liabilities                  244,626                    452,492
                                         ----------                -----------
                                          $978,480                 $1,013,400
                                         ==========                ===========

NOTE 7. LOANS PAYABLE, STOCKHOLDERS:

   Loans payable, stockholders consist of the following:

                                                                             December 31,
                                                                      -------------------------
                                                                          1995         1996
                                                                       ----------   -----------

Unsecured loan payable to minority stockholder of IAT GmbH, bearing interest at 5% per annum and adjustable to 10% based upon the attainment of retained earnings of IAT GmbH, as defined. Semi-
  annual principal payments at 10% of outstanding principal balance commence June 30, 2000. The loan is subordinated to all other
  creditor claims, except for amounts due from IAT GmbH to IAT AG ..    $348,913    $  482,222
Unsecured loans payable to a stockholder, bearing interest at 10%
  per annum. The loans are due the earlier of June 30, 1997 or the completion of an IPO. The loans are subordinated to all other
  creditor claims ..................................................                 1,107,407
Unsecured loan payable to a stockholder, bearing interest at 8% per annum and due January 1, 1998. The loan is subordinated to all
  other creditor claims ............................................                   481,482
                                                                       ----------   -----------
                                                                         348,913     2,071,111
Less current portion  ..............................................                 1,107,407
                                                                       ----------   -----------
                                                                        $348,913      $963,704
                                                                       ==========   ===========


   Scheduled aggregate payments of loans payable stockholders are as follows:

       Year Ending December 31,
       ------------------------
               1997                 $1,107,407
               1998                    481,482
               1999
               2000                     96,444
               2001                     96,444
                                    -----------
                                    $1,781,777
                                    ===========


NOTE 8. SERIES A CONVERTIBLE PREFERRED STOCK

   During October 1996, the Company issued 1,875,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (Series A), for net proceeds of $1,400,000, after deducting expenses of $100,000. The Series A Convertible Preferred Stock is convertible into 1,875,000 shares of the Company's common stock subject to anti-dilution provisions and will automatically convert upon the consummation of the Company's proposed IPO under the Securities Act of 1933, as amended. Each share of Series A has voting rights equivalent to a common stockholder on an as converted basis. The Company is required to pay a dividend at a rate of $.056 per share for the first year and $.80 per share for each year thereafter. At any time after December 31, 1997, the Company has the option to redeem all outstanding shares of Series A, and the preferred stockholder has the option to require the Company to purchase all, or a portion, of the Series A shares at any time following the second anniversary of purchase, for an amount equal to the liquidation preference, as defined, currently $0.80 per share. In addition, the Company issued warrants to purchase 1,875,000 shares of common stock. The warrants are exercisable at a per share price equal to 130% of the IPO price per share, and expire at the earlier of the ten year anniversary date of the IPO, or December 31, 2006.

NOTE 9. STOCKHOLDERS' EQUITY

   In connection with the issuance of the Company's common stock to certain former IAT AG stockholders, the Company issued warrants to purchase an aggregate of 473,485 shares of the Company's common stock. The warrants are exercisable at a per share price equal to 130% of the IPO price per share, and expire at the earlier of the ten year anniversary date of the IPO, or December 31, 2006.

   Certain of the Company's stockholders have agreed to place an aggregate of 500,000 shares of the Company's common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual revenue and or income levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the fair market value of the shares.

   In December 1996, the Company's board of directors and stockholders approved the adoption of the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for a grant of a limited number of non-qualified and incentive stock options in respect of up to 500,000 shares of Common Stock to eligible employees and advisors. The 1996 Plan is administered by the Stock Option Committee consisting of the independent directors of the Company. Each option granted pursuant to the 1996 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. As of December 31, 1996, no options have been granted under the plan.

   In December 1996, the Board of Directors and stockholders of the Company approved a reverse stock split whereby .947 shares of the common stock and preferred stock were issued for each share outstanding at that time. All share information in the consolidated financial statements have been restated to reflect such stock split. In addition, the Company increased the amount of authorized Preferred Stock $.01 par value, to 2,375,000 shares.

NOTE 10. UNCERTAINTY -- ABILITY TO CONTINUE AS A GOING CONCERN:

   The consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained recurring losses and has working capital and stockholders' deficits. The Company's subsidiaries are subject to German and Swiss law, which require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of the Company's subsidiaries' obligees are covered by the assets of those respective subsidiaries. Such measures include, among others, increasing paid-in capital or obtaining declarations from the obligees which subordinates their claims. If those measures are not taken, the board of directors of the subsidiaries must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. As of December 31, 1996 the Company's subsidiaries have not filed for bankruptcy. Continuation of the Company as a going concern is dependent on its ability to resolve its liquidity problems and attain profitable operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   Management plans to raise equity capital and in December 1996 executed a letter of intent with an underwriter for an IPO on a Registration Statement on Form S-1.

NOTE 11. DEPENDENCE UPON KEY RELATIONSHIPS:

   Approximately $915,000, $1,032,000, $923,000 of the Company's revenues for the years ended December 31, 1994, 1995 and 1996, respectively, were attributable to sales to one customer or affiliates of the customer. Sales for the years ended December 31, 1994, 1995 and 1996, respectively are from customers located in Switzerland and Germany. At December 31, 1 1995 and 1996 substantially all of the Company's assets and liabilities were located in Germany and Switzerland.

   The Company purchases several parts used in the production of its products from certain vendors, even where multiple sources are available in an effort to maintain quality control. The loss of any of these vendors could have a material adverse effect on the Company's operations until the Company can redesign its products or find an alternative source.


NOTE 12. INCOME TAXES:

   For the years ended December 31, 1994 and 1995 and 1996, income taxes computed at the statutory federal rates differ from the Company's effective rate due to the change in the deferred tax asset valuation allowance. The Company, since inception, has not generated taxable income within any taxing jurisdiction in which the Company operates.

   At December 31, 1996, the Company has net operating loss carryforwards ("NOL") for Swiss and German income tax purposes of approximately $11,754,000 and $1,272,000, respectively, subject to change based upon final tax assessment from the applicable taxing authorities. The Swiss NOLs expire between 1997 and 2003, and the German NOLs have no expiration date. As a result, at December 31, 1995 and 1996, the Company recorded deferred tax assets of approximately $3,669,000 and $4,162,000, respectively and valuation allowances in the same amounts relating principally to Swiss and German NOLs.


   SFAS 109 requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax asset will not be realized". The ultimate realization of this deferred tax asset depends on the ability to generate sufficient taxable income in the future.


NOTE 13. COMMITMENTS AND CONTINGENCIES:

   The Company has entered into operating leases for the use of office, manufacturing facilities and equipment. Rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $196,000, $306,000 and
$400,000 respectively.


   Aggregate approximate future minimum rental payment under these operating leases are as follows:

       Year Ending December 31,
       -----------------------
               1997                           $321,000
               1998                            220,000
               1999                            200,000
               2000                              3,000
                                             ---------
                                              $744,000
                                             =========

   The Company currently does not maintain product liability insurance, and believes that it cannot obtain such insurance except at substantial cost. While no product liability claims have been made against the Company, there can be no assurance that such claims will not arise in the future. Any substantial uninsured liability would have a material adverse effect on the results of operations, cash flows or financial position of the Company.


   The Company is a party to various legal actions, the outcome of which, in the opinion of management, will not have a material adverse effect on results of operations, cash flows or financial position of the Company.

   In connection with the sale of the Series A shares, the Company entered into a marketing agreement, with an affiliate of a Series A stockholder, to assist with marketing the Company's products worldwide, and to arrange financing for the Company's operations, leasing programs and distribution arrangements. The agreement terminates in October 2001. Compensation under the agreement is as follows:

   $100,000 payable on the signing of the contract, $300,000 payable at such time as the Company's consolidated stockholders' equity exceeds $6 million, and an additional $100,000 payable at such time the Company's consolidated stockholders' equity exceeds $8 million, as defined. The agreement may be terminated at any time after June 30, 1997, if the Company's working capital does not exceed $4 million.

NOTE 14. SUBSEQUENT EVENT:

   In January 1997, certain stockholders represented to the Company their intention to advance the Company, in early February 1997, an aggregate amount of approximately $500,000. These loans will bear interest at 8% per annum and will mature at the earlier of the consummation of an IPO or June 30, 1997, unless extended by mutual consent of the parties.

                      [This Page Intentionally Left Blank]

                        [Schematic depicting elements of
                       MFKS Vision and Live superimposed
                            over a map of the world]

=============================================================================

   No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation.

                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ........................                              4
Risk Factors  ..............................                             11
Use of Proceeds  ...........................                             22
Dividend Policy  ...........................                             23
Exchange Rate  .............................                             23
Capitalization  ............................                             24
Dilution  ..................................                             25
Selected Consolidated Financial Data  ......                             26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................                             28
Business  ..................................                             33
Management  ................................                             50
Certain Transactions  ......................                             56
Principal Stockholders  ....................                             60
Description of Securities  .................                             64
Shares Eligible for Future Sale  ...........                             67
Underwriting  ..............................                             68
Legal Matters  .............................                             69
Experts  ...................................                             69
Additional Information  ....................                             69
Glossary  ..................................                             70
Index to Financial Statements  .............                            F-1

   Until     , 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is an addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

=============================================================================

=============================================================================




                             IAT MULTIMEDIA, INC.






                               3,100,000 SHARES
                                      OF
                                 COMMON STOCK





                                    ------
                                  PROSPECTUS
                                    ------




                               ROYCE INVESTMENT
                                 GROUP, INC.



                                 CONTINENTAL
                             BROKER-DEALER CORP.





                                      , 1997

=============================================================================

              PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

   In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

   Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriter of the Registrant and its directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's non-accountable expense allowance of $465,000) are as follows:

                                                      Amount
                                                     ---------
      SEC Registration Fee  .............            $ 18,167
      NASD Filing Fee  ..................               6,495
      Nasdaq Filing Fees  ...............              20,500
      Printing and Engraving Expenses  ..              95,000
      Accounting Fees and Expenses  .....             130,000
      Legal Fees and Expenses  ..........             300,000
      Blue Sky Fees and Expenses  .......              15,000
      Transfer Agent's Fees and Expenses                3,500
      Miscellaneous Expenses  ...........              58,338
                                                     ---------
      Total  ............................            $647,000
                                                     =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   In connection with its organization in October 1996, the Registrant exchanged 4,620,000 of its Common Stock and warrants to purchase 500,000 shares of Common Stock for all of the issued and outstanding stock of IAT AG, a corporation organized under the laws of Switzerland. Since its organization, the Registrant has sold and issued the following unregistered securities:

   In October 1996, the Registrant sold 1,980,000 shares of Series A Preferred Stock and warrants to purchase 1,980,000 shares of Common Stock to Vertical Financial Holdings, Behala Anstalt, Henilia Financial Limited, Lupin Investment Services Ltd. and Avi Suriel.

   The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

   In December 1996, the Registrant effected a reverse stock split resulting in a reduction of its outstanding stock from 4,620,000 shares of Common Stock to 4,375,000 shares and from 1,980,000 shares of Series A Preferred Stock to 1,875,000 shares. The Registrant's outstanding Warrants were similarly effected.

ITEM 27. EXHIBITS


 *1.1         Form of Underwriting Agreement
 *3.1         Amended and Restated Certificate of Incorporation of the Registrant
 *3.2         By-laws of the Registrant
  4.1          (Reserved)
++4.2        Form of Underwriters' Warrant
 *4.3         Warrant issued to Vertical Financial Holdings (one in a series of warrants with identical terms)
 *4.4         Warrant issued to Stockholders (one in a series of warrants with identical terms)
 *4.5         Form of Escrow Agreement
 *5.1         Opinion of Baker & McKenzie
*10.1         IAT Multimedia, Inc. 1996 Stock Option Plan
*10.2         Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland, GmbH, Vertical Financial Holdings, and the stockholders of IAT AG
*10.3         Investor's Rights Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and Vertical Financial Holdings
*10.4         Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and General Capital
*10.5         Contract of the Communications Computer Development Community (EGKR), dated August 12, 1992, by and between
              IAT Deutschland GmbH and Deutsche Bundespost Telekom Siegen Telecommunications Office, SfE EKOM
*10.6+        Cooperation Contract Covering the Development of Version 3 of the Multimedia Information and Communications
              System MIKS, dated December 16, 1994, by and among The Deutsche Bundespost Telekom, IBM Deutschland
              Informationssysteme GmbH and IAT Schwiez AG
*10.7         General Cooperation Agreement Concerning Joint Further Development of the IAT/Deutsche Telekom Software
              Codec on the Basis of the Texas Instruments Parallel Processor TMS320C8x, dated October 16, 1995, by and between Deutsche Telekom AG and IAT Schweiz AG
*10.8         Extension of Agreement Concerning MIKS Version 3, dated July 30, 1996, by and among IBM Deutschland
              Informationssysteme GmbH, Deutsche Telekom AG and IAT AG
*10.9+        Licensing and General Distribution Agreement, dated as of April 11, 1994, by and between Deutsche Bundespost
              Telekom and IAT AG
*10.10        Program License Agreement, dated November 10, 1993, by and between Texas Instruments Deutschland GmbH and IAT AG Geschaeftshaus Wasserschloss
*10.11        Form of MVP Cross License Agreement by and between the Texas Instruments France and IAT AG
*10.12+       Form of Joint Development and Cross License Agreement by and between Texas Instruments, Inc. and IAT AG
*10.13        Wavelet Data Compression for the Transmission of High-Quality Still Video Images, dated as of May 15,
              1996, by and between IAT AG and Prof. Dr. R. Seiler
*10.14        Cooperation Agreement, dated March 18, 1996, by and between Olympus Optical (Europe) GmbH and IAT Deutschland
              GmbH



 *10.15       Loan Agreement between IAT Deutschland GmbH and Bremer Bank
 *10.16       Directly Enforceable Minimum Guarantee for Securing All Claims Under the Banking Relationship among IAT
              AG, IAT Deutschland GmbH and Bremer Bank
 *10.17       Loan Agreement for Current Account Credit Lines between IAT Deutschland GmbH and Volksbank Sottrum eG
 *10.18       Agreement, dated September 1, 1992, by and between Grissemann Consulting SA and IAT AG
 *10.19       Addendum to the Agreement of September 1, 1992, dated December 14, 1994, by and between Grissemann Consulting
              SA and IAT AG
 *10.20       Management Contract, dated December 14, 1995, by and between IAT GmbH and Mr. Wilhelm Gudauski
 *10.21       Employment Contract, dated as of July 1, 1993, by and between IAT AG and Mr. Franz Muller
 *10.22       Amendment No. 1 to Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia,
              Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland GmbH Vertical Financial Holdings,
              and the stockholders of IAT AG.
 *10.23       Amendment No. 1 to Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc.
              (formerly known as IAT Holdings, Inc.) and General Capital.
 *10.24       Letters of Consent, dated December 20, 1996
++10.25       Employment Agreement, dated _______, between IAT Multimedia, Inc. and Dr. Viktor Vogt
++10.26       Registration Rights Agreement, dated _______, between IAT Multimedia, Inc. and Walter Glas, GmbH
++10.27       Registration Rights Agreement, dated ______, between IAT Multimedia, Inc. and Dr. Viktor Vogt
++10.28       Registration Rights Agreement, dated ______, between IAT Multimedia, Inc. and Klaus-Dirk Sippel
++10.29       Stockholders' Agreement, dated ______, 1997 between all existing stockholders of IAT Multimedia, Inc.
  11          Statement regarding computation of per share earnings.
 *21.1        List of Subsidiaries of Registrant
 *23.1        Consent of Baker & McKenzie included in Exhibit 5.1
  23.2        Consent of Rothstein Kass & Company
  23.3        Consent of Dr. Schackow & Partner



------
*  Previously filed.
+ Confidential treatment has been applied for with respect to portions of this exhibit.
++ To be filed by amendment.


ITEM 28. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 25 of February, 1997.

                                          IAT MULTIMEDIA, INC.


                                          By:  /s/ Viktor Vogt
                                               -------------------------------
                                               Viktor Vogt
                                               Chief Executive Officer and
                                               President


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


        Signature                                Title                                Date
 -----------------------   -------------------------------------------------   -------------------

  /s/ Viktor Vogt         Co-Chairman of the Board of Directors and  Chief       February 25, 1997
  ----------------------     Executive Officer and President
       Viktor Vogt           (Principal Executive Officer)



  /s/ Jacob Agam          Co-Chairman of the Board of Directors                  February 25, 1997
  ----------------------
        Jacob Agam

            *             Chief Financial Officer and Director                   February 25, 1997
  ----------------------   (Principal Accounting and Financial Officer)
     Klaus Grissemann


            *             Director                                               February 25, 1997
  ----------------------
      Volker Walther

                                                                                 February 25, 1997

*By: /s/ Jacob Agam
     ----------------------
       Jacob Agam
  as Attorney-in-Fact

                                   EXHIBITS

 *1.1         Form of Underwriting Agreement
 *3.1         Amended and Restated Certificate of Incorporation of the Registrant
 *3.2         By-laws of the Registrant
  4.1         (Reserved)
++4.2         Form of Underwriters' Warrants
 *4.3         Warrant issued to Vertical Financial Holdings (one in a series of warrants with identical terms)
 *4.4         Warrant issued to Stockholders (one in a series of warrants with identical terms)
 *4.5         Form of Escrow Agreement
 *5.1         Opinion of Baker & McKenzie
*10.1         IAT Multimedia, Inc. 1996 Stock Option Plan
*10.2         Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland, GmbH, Vertical Financial Holdings, and the stockholders of IAT AG
*10.3         Investor's Rights Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and Vertical Financial Holdings
*10.4         Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and General Capital
*10.5         Contract of the Communications Computer Development Community (EGKR), dated August 12, 1992, by and between
              IAT Deutschland GmbH and Deutsche Bundespost Telekom Siegen Telecommunications Office, SfE EKOM
*10.6+        Cooperation Contract Covering the Development of Version 3 of the Multimedia Information and Communications
              System MIKS, dated December 16, 1994, by and among The Deutsche Bundespost Telekom, IBM Deutschland
              Informationssysteme GmbH and IAT Schwiez AG
*10.7         General Cooperation Agreement Concerning Joint Further Development of the IAT/Deutsche Telekom Software
              Codec on the Basis of the Texas Instruments Parallel Processor TMS320C8x, dated October 16, 1995, by and between Deutsche Telekom AG and IAT Schweiz AG
*10.8         Extension of Agreement Concerning MIKS Version 3, dated July 30, 1996, by and among IBM Deutschland
              Informationssysteme GmbH, Deutsche Telekom AG and IAT AG
*10.9+        Licensing and General Distribution Agreement, dated as of April 11, 1994, by and between Deutsche Bundespost
              Telekom and IAT AG
*10.10        Program License Agreement, dated November 10, 1993, by and between Texas Instruments Deutschland GmbH and IAT AG Geschaeftshaus Wasserschloss
*10.11        Form of MVP Cross License Agreement by and between the Texas Instruments France and IAT AG
*10.12+       Form of Joint Development and Cross License Agreement by and between Texas Instruments, Inc. and IAT AG
*10.13        Wavelet Data Compression for the Transmission of High-Quality Still Video Images, dated as of May 15,
              1996, by and between IAT AG and Prof. Dr. R. Seiler
*10.14        Cooperation Agreement, dated March 18, 1996, by and between Olympus Optical (Europe) GmbH and IAT Deutschland
              GmbH
*10.15        Loan Agreement between IAT Deutschland GmbH and Bremer Bank


 *10.16       Directly Enforceable Minimum Guarantee for Securing All Claims Under the Banking Relationship among IAT
              AG, IAT Deutschland GmbH and Bremer Bank
 *10.17       Loan Agreement for Current Account Credit Lines between IAT Deutschland GmbH and Volksbank Sottrum eG
 *10.18       Agreement, dated September 1, 1992, by and between Grissemann Consulting SA and IAT AG
 *10.19       Addendum to the Agreement of September 1, 1992, dated December 14, 1994, by and between Grissemann Consulting
              SA and IAT AG
 *10.20       Management Contract, dated December 14, 1995, by and between IAT GmbH and Mr. Wilhelm Gudauski
 *10.21       Employment Contract, dated as of July 1, 1993, by and between IAT AG and Mr. Franz Muller
 *10.22       Amendment No. 1 to Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia,
              Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland GmbH Vertical Financial Holdings,
              and the stockholders of IAT AG.
 *10.23       Amendment No. 1 to Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc.
              (formerly known as IAT Holdings, Inc.) and General Capital.
 *10.24       Letters of Consent, dated December 20, 1996
++10.25       Employment Agreement, dated _______, between IAT Multimedia, Inc. and Dr. Viktor Vogt
++10.26       Registration Rights Agreement, dated _______, between IAT Multimedia, Inc. and Walter Glas, GmbH
++10.27       Registration Rights Agreement, dated ______, between IAT Multimedia, Inc. and Dr. Viktor Vogt
++10.28       Registration Rights Agreement, dated ______, between IAT Multimedia, Inc. and Klaus-Dirk Sippel
++10.29       Stockholders' Agreement dated _______, 1997 between all existing stockholders of IAT Multimedia, Inc.
  11          Statement regarding computation of per share earnings.
 *21.1        List of Subsidiaries of Registrant
 *23.1        Consent of Baker & McKenzie included in Exhibit 5.1
  23.2        Consent of Rothstein Kass & Company
  23.3        Consent of Dr. Schackow & Partner



------
*  Previously filed.
+ Confidential treatment has been applied for with respect to portions of this exhibit.
++ To be filed by amendment.